 As filed with the Securities and Exchange Commission on September 6, 2001


                                                 Registration No. 333-65226


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ---------------

                              AMENDMENT NO. 1


                                    TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933

                                ---------------
                         ARAMARK WORLDWIDE CORPORATION
             (Exact name of registrant as specified in its charter)

            Delaware                              5812                            23-3086414
         (Jurisdiction of             (Primary Standard Industrial             (I.R.S. Employer
  incorporation or organization)      Classification Code Number)           Identification Number)
                                 ARAMARK Tower
                               1101 Market Street
                        Philadelphia, Pennsylvania 19107
                                 (215) 238-3000
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                ---------------
                         The Corporation Trust Company
                               1209 Orange Street
                           Wilmington, Delaware 19801
                                 (302) 658-7581
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ---------------
                                   Copies to:

       Vincent Pagano, Esq.               Bart J. Colli, Esq.                John W. White, Esq.
     Arthur D. Robinson, Esq.             ARAMARK Corporation              Cravath, Swaine & Moore
    Simpson Thacher & Bartlett               ARAMARK Tower                     Worldwide Plaza
       425 Lexington Avenue                1101 Market Street                 825 Eighth Avenue
     New York, New York 10017       Philadelphia, Pennsylvania 19107       New York, New York 10019
          (212) 455-2000                     (215) 238-3000                     (212) 474-1000

                                ---------------
   Approximate date of commencement of proposed sale to the public: As soon as practicable after the registration statement becomes effective.
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. [_]
                                ---------------

                      CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                         Proposed
                                           Proposed      maximum
 Title of each class of      Amount        Maximum      aggregate    Amount of
    securities to be          to be     Offering Price   offering   registration
       registered         registered(1)   Per Share      price(2)      fee(3)
--------------------------------------------------------------------------------
 Class B Common stock,
  $0.01 par value
  (including rights to
  acquire Series C
  Junior Participating
  Preferred Stock
  pursuant to our rights
  plan).................   32,200,000       $23.00     $740,600,000   $185,150
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


(1) Includes 4,200,000 shares of Class B common stock issuable upon exercise of the underwriters' overallotment option.


(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended.


(3)  A filing fee of $150,000 was previously paid.


                                ---------------

   The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this preliminary prospectus is not complete and may be + +changed. These securities may not be sold until the registration statement +
+filed with the Securities and Exchange Commission is effective. This          +
+preliminary prospectus is not an offer to sell nor does it seek an offer to   +
+buy these securities in any jurisdiction where the offer or sale is not       +
+permitted.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

              SUBJECT TO COMPLETION, DATED SEPTEMBER 6, 2001


PROSPECTUS

                             28,000,000 Shares


                               [LOGO OF ARAMARK]

                              ARAMARK CORPORATION

                              Class B Common Stock

                                  -----------

We are offering 28,000,000 shares of Class B common stock.


No public market currently exists for the Class B common stock. We anticipate that the public offering price will be between $21.00 and $23.00 per share. We intend to apply to list our Class B common stock on the New York Stock Exchange under the symbol "RMK."


Investing in our Class B common stock involves risks. See "Risk Factors" beginning on page 10.

                                  -----------

Neither the Securities and Exchange Commission nor any other securities regulator has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                  -----------

                                                               Per Share  Total
                                                               ---------  -----
Public offering price.........................................          % $
Underwriting discount.........................................          % $
Proceeds, before expenses.....................................          % $

The underwriters may, under certain circumstances, purchase up to an additional 4,200,000 shares from us at the public offering price less the underwriting discount.


The underwriters are severally underwriting the shares being offered. The underwriters expect to deliver the shares of Class B common stock against
payment in New York, New York on      , 2001.

                          Joint Book-Running Managers

Goldman, Sachs & Co.                                                    JPMorgan

                               Joint Lead Manager

                                 Morgan Stanley

Salomon Smith Barney                           First Union Securities, Inc.


      , 2001

   Inside Front Cover Graphics Description

   The words "Managed Services, Managed Better." appear at the top of the inside front cover. Below those words a horizontal line crosses the entire page. Our logo, a red star with the upper point in the form of a dot giving the star the appearance of a silhouette of a person, appears at the center of the page. Under our logo the following phrases appear:

ARAMARK FOOD AND SUPPORT SERVICES         ARAMARK UNIFORM AND CAREER APPAREL
Business                                  Uniform Rental
Sports and Entertainment                  Uniform Direct Marketing

Education
Healthcare                                ARAMARK EDUCATIONAL RESOURCES
Facilities Services
Correctional

   Our red logo with the words ARAMARK appears at the bottom in the right corner. A red horizontal line crosses the entire bottom of the page.

   Inside Gatefold Graphics Description

   Sixteen pictures of different sizes appear in the inside gatefold. The pictures depict our employees and customers in various business segments and client sectors. At the top of the page, from left to right:

  . Our food and support services group is depicted by a nurse serving food to a patient. The words "Healthcare Support Services" appear above the picture.

                                                                               2
  . Our food and support services group is depicted by office workers standing in line at the counter of a cafeteria. The words "Business Services" appear under the picture.

  . Our food and support services group is depicted by a person preparing soup. The words "Correctional Services" appear under the picture.

  . Our food and support services group is depicted by two of our employees selling snacks in a sports stadium in Germany. The words "Stadium Services (Germany)" appear under the picture.

  . Our food and support services group is depicted by people at dinner tables in a dining room in a convention center. The words "Convention Center Services" appear under the picture.

  . Our food and support services group is depicted by three people enjoying drinks and snacks with two of our vending machines in the background. The words "Refreshment Services" appear under the picture.

   Four smaller pictures appear on the middle of the page, from left to right:

  . Our food and support services group is depicted by people enjoying drinks and snacks at a sports stadium. The words "Stadium Services" appear at the left side of the picture, with an arrow pointing at the picture.

  . Our food and support services group is depicted by two persons at a construction site wearing overalls and helmets. The words "Facilities Services" appear under the picture.

  . Our food and support services group is depicted by one of our employees serving food to children at a primary school. The words "School Support Services" appear under the picture.

  . Our Educational Resources segment is depicted by one of our employees and two children playing in a childcare center. The words "Educational Resources" appear under the picture.

   Six pictures appear at the bottom of the page, from left to right:

  . Our food and support services group is depicted by Fenway Park. The words "Stadium Services" appear above the picture with an arrow pointing at the picture.

 . The pick-up and delivery services of our Uniform and Career Apparel - Rental segment is depicted by a white truck with uniforms in it and one of our employees holding uniforms standing in front of the truck. On the white truck appears our red logo with next to it the word "ARAMARK" and under the word ARAMARK" the words "Managed Services, Managed Better." The words "Uniform Rental" appear under the picture.

 . Our food and support services group is depicted by a cafeteria on a campus where people are enjoying lunch. The words "Campus Services" appear under the picture.

 . The services of our Uniform and Career Apparel - Rental segment are depicted by two of our employees holding shirts in one of our plants. The words "Uniform Rental" appear under the picture.

 .  Our Uniform and Career Apparel - Direct Marketing segment is depicted by two
   Emergency Medical Technicians wearing uniforms providing first aid to a patient. "The words Uniform Direct Sale" appear under the picture. On the left side of those words, an arrow points at the picture. On the right side of those words, another arrow points at the picture described below.

 . Our Uniform and Career Apparel - Direct Marketing segment is depicted by four persons wearing four different uniforms: a cafeteria employee, a security employee, a doctor and a construction site employee.

  At the bottom of the page a red horizontal line crosses the entire page. Our red logo with next to it the word "ARAMARK" and under the word "ARAMARK" the words "Managed Services, Managed Better", appear in the middle of the inside gatefold and in the right corner, each time above the red line.

                               TABLE OF CONTENTS


                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   1
Risk Factors.............................................................  10
Special Note about Forward-Looking Statements............................  19
Use of Proceeds..........................................................  20
Dividends................................................................  21
Capitalization...........................................................  22
Selected Consolidated Financial Data.....................................  25
Management's Discussion and Analysis of Results of Operations and
 Financial Condition.....................................................  28
Business.................................................................  38
Management...............................................................  61
Principal Stockholders...................................................  75
Certain Relationships and Related Transactions...........................  77
The Merger and the Stock Buyback.........................................  79
Description of Capital Stock, Certificate of Incorporation and Bylaws....  81
Transactions in Our Old Common Stock.....................................  91
Description of Indebtedness..............................................  93
Certain Income Tax Consequences..........................................  95
Shares Eligible for Future Sale..........................................  98
Underwriting............................................................. 102
Legal Matters............................................................ 104
Experts.................................................................. 104
Where You Can Find More Information...................................... 105
Index to Financial Statements............................................ F-1


   In this prospectus, we use the terms ARAMARK, we, us and our to refer to ARAMARK Corporation prior to our merger with and into our wholly owned subsidiary, ARAMARK Worldwide Corporation, and we also use such references to mean ARAMARK Worldwide Corporation after the merger. Upon completion of the merger, ARAMARK Worldwide Corporation will change its name to ARAMARK Corporation. We are filing a Registration Statement on Form S-4 in connection with the merger. We use the term Class A common stock to refer to our Class A-1, Class A-2 and Class A-3 common stock. Our certificate of incorporation provides for a conversion of Class A-1, Class A-2 and Class A-3 common stock into Class B-1, Class B-2 and Class B-3 common stock if an employee leaves our company. Unless the distinction is relevant, we use the term Class B common stock to refer to our unrestricted Class B common stock and our Class B-1, Class B-2 and Class B-3 common stock.

   We file reports and other information with the SEC, but our common stock, which is subject to various restrictions, is not publicly traded. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from the information contained in this prospectus. We are offering to sell, and seeking offers to buy, the unrestricted Class B common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of when this prospectus is delivered or when any sale of our unrestricted Class B common stock occurs.

   All information in this offering assumes that the merger described in The Merger and the Stock Buyback is completed before the commencement of this offering. Completion of the merger is a condition to the consummation of this offering.

                               Prospectus Summary

   This summary highlights information contained elsewhere in this prospectus and may not include all of the information that you should consider before deciding to invest in our unrestricted Class B common stock. Our fiscal year ends on the Friday nearest September 30 in each year and is subject to change by resolution of the board of directors. When we refer to fiscal years, we say fiscal and the year number as in fiscal 2000. In this prospectus, references to leading and largest or references related to a position in a market are based on fiscal 2000 sales. We urge you to read the entire prospectus carefully, including Risk Factors, and the financial statements and the notes to those financial statements included in this prospectus.

                              ARAMARK Corporation

   We are a leading provider of a broad range of outsourced services to business, educational, healthcare and governmental institutions and sports, entertainment and recreational facilities. We have leadership positions in food and support services, uniform and career apparel services and childcare and early education. We seek to continue to capitalize on favorable outsourcing trends by offering a large and diverse client base an expanding portfolio of services to meet their outsourcing needs. In fiscal 2000, we reported sales of approximately $7.3 billion and net income of approximately $168 million. Over the past five years, primarily by expanding our food and support service offerings, maintaining our diverse base of existing client relationships, maintaining high retention rates and increasing our uniform capabilities, we have achieved compound annual sales growth of 8.1% and compound annual operating income growth of 12.8%, adjusted to exclude two divested non-core business lines. We believe we will continue to rapidly grow our business by capitalizing on the continuing growth of the outsourcing market, our market leadership positions and the added access to capital that this offering will provide us.

   The following diagram provides a brief overview of our business:
                                    [GRAPH]
                                    ARAMARK

Business          Food and                    Uniform and           Educational
Groups:         Support Services             Career Apparel          Resources

Operating                                              Direct       Educational
Segments:   United States  International    Rental    Marketing      Resources

Fiscal
2000(a):
Sales:         $4,396.3       $1,001.9      $969.6     $455.7         $439.4

Operating
Income:         $244.5          $40.2       $118.5     $10.8          $32.3

Services:     Food,        Food,           Rental,    Direct       Infant,
              refreshment, refreshemnt,    sale,      marketing    toddler,
              support      support         cleaning,  of person-   pre-
              services,    services,       mainten-   alized       school
              facility     facility        ance and   uniforms,    and
              maintenance  maintenance     delivery   career       school age
              and house-   and house-      of         apparel      learning
              keeping      keeping         personal-  and          programs
                                           ized       public
                                           uniform    safety
                                           and career equipment
                                           apparel and
                                           other items

----------
(a) Dollars in millions. Operating income excludes $26.7 million of corporate and other expenses.

   We are the second largest food service company in the United States. In most of the other countries in which we operate we are among the top three. Our uniform and career apparel business is the second largest in the United States and provides both rental and direct marketing services. Our childcare and early education business is the second largest in the United States, serving more than 100,000 children. Through our expansive service offerings and geographic presence, our approximately 185,000 employees serve millions of clients and customers around the world, providing services that are key to the successful operations of our clients.

                                 Our Strengths

   Our principal strengths include:

  . Leadership in the Growing Outsourced Services Market. Allows us to capitalize on the growth of outsourcing worldwide, which is outpacing overall economic growth.

  . Broad Portfolio of Services. Enables us to meet a wide variety of our clients' outsourcing needs and provides us with numerous opportunities for continued growth.

  . Diverse Client Base and Strong Client Retention. Provides us with a large, multifaceted source of sales, earnings and cash flow.

  . Significant Scale and Strong Operating Infrastructure. Enables us to efficiently deploy our large and flexible workforce and realize economies of scale.

  . Entrepreneurial Culture and High Level of Employee Ownership. Focuses our people on the creation of shareholder value and effectively aligns their interests with those of our company and our other stockholders.

                                 Our Strategies

   Building on these strengths, we will continue our growth through the following strategies:

  . Capitalize on Favorable Outsourcing Trends. Our markets continue to grow as more organizations decide to outsource non-core support services, and we believe we are well positioned to capitalize on this trend. Our strategy includes identifying and educating existing and potential clients in current and new sectors on the benefits of outsourcing non-core activities.


  . Increase Base Sales Through Expanded Client Partnerships. A key element of our growth strategy is to increase sales at our existing client locations by:

    -- increasing the participation in our service offerings by our clients' employees, students, patients and customers and increasing the per capita spending by consumers of our services primarily through innovative marketing and merchandising programs directed at the ultimate consumers of our services; and




    -- providing additional services to our clients by expanding their use of our broad array of services.

  . Expand Margins by Realizing Additional Operating Efficiencies. Our scale and infrastructure allow us to effectively manage our labor, food and uniform costs. We believe we can continue to expand margins through the increasingly efficient use of our workforce, the application of information systems, expanded purchasing and inventory management programs and increased in-house uniform manufacturing.


  . Increase Penetration of International Markets. We believe that the significant size and low penetration rates of international markets present a substantial growth opportunity. We intend to increase our presence in those places in which we currently operate and to expand into additional countries.

  . Pursue and Integrate Strategic Acquisitions. We intend to continue to strengthen our existing business through additional acquisitions and strategic investments in the United States and other countries. We believe this offering will better position us to take advantage of strategic opportunities by providing a publicly traded equity security and by increasing our financial flexibility.


            Risks Relating to Our Business and to this Offering


   As part of your evaluation of us, you should take into account the risks we face in our business and not solely our competitive strengths and business strategies. Our operations may be affected by prevailing economic conditions, our business depends on our ability to hire qualified personnel, our growth strategy involves risks and we are subject to government regulation. Each of our three business groups is subject to additional risks. You should also be aware that there are various risks involved in investing in our common stock, including risks relating to, among other things, future sales of a substantial amount of Class B common stock, dilution to our investors, potential volatility of our future stock price and continuing voting control by existing stockholders. For more information about these and other risks, see "Risk Factors" beginning on page 10. You should carefully consider these risk factors together with all of the other information included in this prospectus.

                                  The Offering


Unrestricted Class B common stock
offered.............................    28,000,000 shares


Common stock estimated to be
outstanding immediately after this
offering and before the stock
buyback:



  Class A common stock............
                                        167,170,916 shares



  Class B common stock............
                                        28,000,000 shares



    Total........................
                                        195,170,916 shares


Assuming that the stock buyback as
described below is fully subscribed
and completed at the public
offering price, the shares of
common stock estimated to be
outstanding immediately thereafter
are:


  Class A common stock............
                                        150,453,824 shares



  Class B common stock............
                                        28,000,000 shares



    Total........................
                                        178,453,824 shares

Voting rights:

  Class A common stock............      Ten votes per share

  Class B common stock............      One vote per share

                                        Immediately after this offering and
                                        before the stock buyback, the holders
                                        of our Class A common stock will have
                                        approximately 98% of the aggregate
                                        voting power of our common stock, and
                                        the holders of our Class B common stock
                                        will have approximately 2% of the
                                        aggregate voting power of our common
                                        stock.


                                        Assuming that the stock buyback is
                                        fully subscribed and completed at the
                                        public offering price, immediately
                                        thereafter the holders of our Class A
                                        common stock will have approximately
                                        98% of the aggregate voting power of
                                        our common stock, and the holders of
                                        our Class B common stock will have
                                        approximately 2% of the aggregate
                                        voting power of our common stock.



Use of proceeds from this
offering............................    Net proceeds from this offering will be
                                        approximately $576.8 million, based on
                                        an assumed public offering price of
                                        $22.00 per share. We intend to use
                                        approximately 60% of the gross proceeds
                                        of this offering to fund the stock
                                        buyback (a "synthetic secondary
                                        offering") through a cash tender offer
                                        for a portion of our outstanding shares
                                        of Class A common stock and a
                                        repurchase of shares of Class A common
                                        stock from our Retirement Savings Plan
                                        and our Uniform and Career Apparel
                                        Group

                                        Retirement Savings Plan, which we
                                        collectively refer to as the 401(k)
                                        Plans. The 401(k) Plans will not
                                        participate in the tender offer. We
                                        intend to use the remaining net
                                        proceeds for general corporate
                                        purposes, including acquisitions, joint
                                        ventures and other investments. Pending
                                        those uses, we intend to repay
                                        indebtedness under our senior revolving
                                        credit facility and other bank debt.

The merger..........................    Prior to this offering, ARAMARK
                                        Corporation will merge with and into
                                        ARAMARK Worldwide Corporation, its
                                        wholly owned subsidiary. The Class A
                                        common stock and Class B common stock
                                        referred to in this offering will
                                        constitute our capital structure after
                                        the merger.

Dividends...........................    We have not distributed any cash
                                        dividends on our common stock during
                                        the last five fiscal years and
                                        currently have no plans to do so. The
                                        declaration of future dividends is,
                                        however, subject to the discretion of
                                        our board of directors in light of all
                                        relevant factors, including earnings,
                                        general business conditions and
                                        liquidity requirements.

Proposed symbol.....................    "RMK"

   Unless we specifically state otherwise, the information in this prospectus does not take into account:

  . our issuance of up to 4,200,000 shares of unrestricted Class B common stock that the underwriters have the option to purchase from us solely to cover over-allotments;


  . 32,942,768 shares of Class A common stock issuable upon the exercise of outstanding options at a weighted average exercise price of $6.58 per share; of these shares, 1,459,586 are subject to currently vested options at a weighted average price of $3.41 per share;


  . 3,573,340 shares of Class A common stock issuable upon conversion of outstanding deferred stock units; and

  . 38,000,000 additional shares of Class A common stock authorized and reserved for issuance under our various stock plans, consisting of:


    --30,000,000 shares available for future options to be granted under the 2001 Equity Incentive Plan; and


    --8,000,000 shares available for future deferred stock units to be issued under the 2001 Stock Unit Retirement Plan.


   Upon completion of this offering, we will amend the 2001 Stock Ownership Plan, the 1991 Stock Ownership Plan, the Stock Unit Retirement Plan and the 1996 Directors' Stock Ownership Plan, each of which existed prior to this offering, so that no additional options or deferred stock units can be issued under those plans. Those plans will continue to govern the terms of options and deferred stock units currently outstanding.


   If the underwriters exercise their over-allotment option in full, 32,200,000 shares of Class B common stock will be outstanding after this offering.

                               The Stock Buyback

   After this offering, we intend to use approximately 60% of the gross proceeds of this offering to fund two transactions which are referred to together as the stock buyback. One is a cash tender offer for a portion of our shares of Class A common stock outstanding after the merger which we currently intend to launch as soon as practicable after the close of the public offering, and the second is a repurchase of shares of our Class A common stock from the 401(k) Plans. We currently intend to purchase 10% in the aggregate of the outstanding shares of our Class A common stock in the stock buyback. We may increase the target percentage for the stock buyback to above 10% but the aggregate funds to be used in the stock buyback will not exceed 75% of the gross proceeds from this offering.


   We will determine the tender offer price, which may be at or above the public offering price and at, above or below the market price at the time of the tender offer. In the tender offer, each Class A stockholder will be permitted to tender up to 13% of his or her shares of Class A common stock. If the tender offer is fully subscribed by all Class A stockholders, we will accept no more than 10% (the currently anticipated target percentage) of each Class A stockholder's shares. In this manner, tenders of up to 10% of a stockholder's shares will be accepted, and to the extent some stockholders tender less than 10% of their shares of Class A common stock, then this shortfall will be allocated to the stockholders that have tendered more than the 10% amount (but no more than 13%) on a pro rata basis. The amount tendered by a Class A stockholder in the tender offer may consist of no more than one-third of Class A-2 common stock and no more than one-third of Class A-3 common stock; however, a holder may tender stock that consists entirely of Class A-1 common stock. We cannot assure you that this tender offer will occur or that it will occur on the terms described in this prospectus. The Class B common stock sold in this offering cannot be tendered in the tender offer.


   In the repurchase from the 401(k) Plans, we currently intend to agree, on the date we execute the underwriting agreement relating to this offering, to acquire approximately 10% of the Class A common stock held by the 401(k) Plans, but we may increase that percentage to equal the target percentage for the tender offer in the event that target percentage is increased to above 10%. In exchange for entering into this contract, the trustee for the 401(k) Plans will agree not to tender in the tender offer. We anticipate that the price per share under the contract with the 401(k) Plans will equal the public offering price. However, if we tender for shares of Class A common stock in the tender offer at a price higher than the public offering price, we will either make an additional payment to the trustee for the difference on the date the tender offer closes or we will return a portion of the shares sold to us by the 401(k) Plans so that the effective price per share we pay under the contract equals the tender offer price. Since the repurchase of shares under the contract with the 401(k) Plans will close prior to the commencement of the tender offer, we will complete the repurchase of shares from the 401(k) Plans, even in the unlikely event we elect not to proceed with the tender offer.


   If the price per share in the stock buyback exceeds the public offering price per share of our unrestricted Class B common stock by an amount such that the aggregate consideration for all shares purchased in the stock buyback would exceed 75% of the gross proceeds from this offering, we will reduce the maximum number of shares of our Class A common stock that may be tendered in the tender offer and return shares of Class A common stock to the 401(k) Plans to limit the aggregate consideration for all shares purchased in the stock buyback to 75% of the gross proceeds from this offering.


                           Our Corporate Information

   Our principal executive offices are located at ARAMARK Tower, 1101 Market Street, Philadelphia, Pennsylvania 19107, and our telephone number is (215) 238-3000. Our principal internet address is www.aramark.com. www.aramark.com is a textual reference only, meaning that the information contained on the website is not part of this prospectus and is not incorporated in this prospectus by reference.

                      Summary Consolidated Financial Data

   The following table presents our summary consolidated financial data. Throughout this prospectus, our fiscal years ended on September 27, 1996, October 3, 1997, October 2, 1998, October 1, 1999 and September 29, 2000 are referred to as fiscal 1996, fiscal 1997, fiscal 1998, fiscal 1999 and fiscal 2000, respectively. The historical data for each of the fiscal years in the five year period ended September 29, 2000 are derived from our consolidated financial statements which have been audited by Arthur Andersen LLP, independent public accountants. The data for the nine month periods ended on June 30, 2000 and June 29, 2001 are derived from our unaudited condensed consolidated financial statements which include all adjustments, consisting of only normal adjustments that management considers necessary for the fair presentation of the consolidated financial position and results of operations for these interim periods. You should not consider results for the nine month periods to be indicative of full year results. The following data should be read in conjunction with the consolidated and condensed consolidated financial statements and the related notes thereto and Management's Discussion and Analysis of Results of Operations and Financial Condition, each included elsewhere in this prospectus.



                                             Fiscal                         Nine Months Ended
                          ------------------------------------------------  ------------------
                                                                            June 30,  June 29,
                            1996    1997(1)     1998      1999      2000      2000      2001
                          --------  --------  --------  --------  --------  --------  --------
                                     (in millions, except per share amounts)
Income Statement Data:
Sales...................  $6,368.9  $6,576.1  $6,638.9  $6,742.3  $7,262.9  $5,349.5  $5,809.2
Operating income (2)....     295.2     331.9     333.1     375.2     419.6     277.0     306.6
Interest and other
 financing costs, net...     116.0     116.0     117.3     135.8     147.8     108.2     119.7
Income before
 extraordinary item
 (3)....................     112.2     146.1     133.7     150.2     168.0     103.4     115.2
Net income..............     109.5     146.1     129.2     150.2     168.0     103.4     115.2
Pro forma (as adjusted)
 net income: (4)........                                             176.4               121.2
Earnings per share:
 Income before
  extraordinary item:
 Basic..................     $0.84     $1.16     $1.17     $1.59     $1.88     $1.15     $1.34
 Diluted................      0.79      1.10      1.10      1.48      1.77      1.08      1.27
 Net income:
 Basic..................     $0.82     $1.16     $1.14     $1.59     $1.88     $1.15     $1.34
 Diluted................      0.77      1.10      1.06      1.48      1.77      1.08      1.27
 Pro forma net income:
  (5)
 Basic..................                                             $0.94               $0.67
 Diluted................                                              0.88                0.64
 Pro forma (as adjusted)
  net income: (4)
 Basic..................                                              0.93                0.66
 Diluted................                                              0.85                0.61



                                                                                     June 29, 2001
                                                                                 -----------------------
                                                                                  Actual    Pro Forma(4)
                                                                                 --------   ------------
Balance Sheet Data (at
 period end):
Total assets............. $2,844.8   $2,753.6   $2,741.3   $2,870.5   $3,199.4   $3,133.1     $3,133.1
Long-term borrowings:
 Senior..................  1,160.8    1,084.9    1,678.3    1,583.0    1,777.7    1,713.2      1,504.2
 Subordinated............    161.2      129.0       26.7       26.7        --         --           --
Shareholders' equity
 (deficit) (6)...........    296.2      370.0      (78.9)     126.6      111.5      182.8        411.8

                                             Fiscal                                Nine Months Ended
                          ----------------------------------------------------   -----------------------
                                                                                 June 30,     June 29,
                            1996     1997(1)      1998       1999       2000       2000         2001
                          --------   --------   --------   --------   --------   --------   ------------
Other Financial Data:
EBITDA (7)...............   $478.0     $523.6     $528.9     $568.9     $640.4     $436.3       $486.1
Net cash provided by
 operating activities....    239.3      230.1      276.7      293.2      407.1      237.8        319.8
Net cash used in
 investing activities....   (247.6)     (59.7)    (189.6)    (216.2)    (483.6)    (442.7)      (181.2)
Net cash provided
 by/(used in) financing
 activities..............     10.6     (168.3)     (93.8)     (69.9)      73.4      216.2       (133.9)

--------
(1)  Fiscal 1997 is a fifty-three week period.

(2) Operating income is net of goodwill amortization of $20.8 million in fiscal 1996, $22.2 million in fiscal 1997, $22.1 million in fiscal 1998, $21.3 million in fiscal 1999, $22.2 million in fiscal 2000, $16.3 million in the nine month period ended June 30, 2000 and $18.8 million in the nine month period ended June 29, 2001.

(3) During fiscal 1996 and fiscal 1998, we redeemed or replaced certain of our indebtedness, resulting in extraordinary charges, net of taxes, of $2.7 million in fiscal 1996 and $4.5 million in fiscal 1998.

(4) The pro forma (as adjusted) net income and earnings per share information for fiscal 2000 and the nine month period ended June 29, 2001 assumes the completion of the merger as discussed in footnote (5) and that $367.8 million of the net offering proceeds are used to fund a cash tender offer for 13.4 million shares of Class A common stock at a price of $22.00 per share and a repurchase from the 401(k) Plans of 3.3 million shares of Class A common stock at a price of $22.00 per share, with the remaining net offering proceeds of approximately $209.0 million used to repay borrowings under our senior revolving credit facility. The pro forma (as adjusted) net income and earnings per share information assumes the offering and the stock buyback were completed at the beginning of the respective periods. Pro forma (as adjusted) net income assumes a reduction of interest expense net of tax of approximately $8.4 million for fiscal 2000 and $6.0 million for the nine month period of fiscal 2001. The weighted average shares outstanding used to compute pro forma (as adjusted) diluted earnings per share were 208.3 million and 198.6 million for fiscal 2000 and the nine month period of fiscal 2001, respectively. The pro forma balance sheet information assumes the offering and the stock buyback were completed on June 29, 2001. The pro forma balance sheet information also assumes the termination of the stockholders' agreement, which would terminate our obligation to purchase common stock under the agreement, eliminating the reclassification of the purchase obligation from shareholders' equity (see "Capitalization").


(5) Pro forma earnings per share amounts reflect the merger exchange ratios, which will have the effect of a two-for-one stock split. The weighted average shares outstanding for purposes of computing diluted earnings per share are 190.2 million in fiscal 2000 and 181.5 million in the nine month period ended June 29, 2001.

(6) Fiscal 1998 shareholders' equity (deficit) reflects the repurchase of approximately $530 million of our old Class A common stock pursuant to a cash tender offer in June 1998.

(7) EBITDA represents net income before interest, taxes, depreciation and amortization, a measurement used by management to measure operating performance. EBITDA is not a recognized term under generally accepted accounting principles and does not purport to be an alternative to operating income as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. Because not all companies calculate EBITDA identically, this presentation of EBITDA may not be comparable to other similarly titled measures of other companies. Additionally, EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements.

                              Summary Segment Data

   The following tables summarize our sales and operating income attributable to each operating segment for fiscal 1996, 1997, 1998, 1999 and 2000 and for the nine month periods ended June 30, 2000 and June 29, 2001.



                                             Fiscal                         Nine Months Ended
                          ------------------------------------------------  ------------------
                                                                            June 30,  June 29,
          Sales             1996    1997(1)     1998      1999      2000      2000      2001
          -----           --------  --------  --------  --------  --------  --------  --------
                                                  (in millions)
Food and Support
 Services--
 United States..........  $3,148.1  $3,469.6  $3,653.0  $3,993.5  $4,396.3  $3,187.6  $3,533.8
Food and Support
 Services--
 International..........     907.4     915.6     938.0     975.2   1,001.9     756.5     831.3
Uniform and Career
 Apparel--Rental........     789.4     831.6     863.5     911.9     969.6     725.0     748.0
Uniform and Career
 Apparel--Direct
 Marketing..............     266.5     432.5     457.8     462.0     455.7     350.3     341.3
Educational Resources...     289.3     332.1     360.8     399.7     439.4     330.1     354.8
Corporate and other.....     968.2     594.7     365.8       --        --        --        --
                          --------  --------  --------  --------  --------  --------  --------
                          $6,368.9  $6,576.1  $6,638.9  $6,742.3  $7,262.9  $5,349.5  $5,809.2
                          ========  ========  ========  ========  ========  ========  ========

                                             Fiscal                         Nine Months Ended
                          ------------------------------------------------  ------------------
                                                                            June 30,  June 29,
    Operating Income        1996    1997(1)     1998      1999      2000      2000      2001
    ----------------      --------  --------  --------  --------  --------  --------  --------
                                                  (in millions)
Food and Support
 Services--
 United States..........    $156.1    $173.3    $195.1    $222.3    $244.5    $138.4    $165.5
Food and Support
 Services--
 International..........      20.5      25.6      32.4      32.0      40.2      32.2      29.1
Uniform and Career
 Apparel--Rental........      92.3      96.4     100.9     106.9     118.5      85.2      88.0
Uniform and Career
 Apparel--Direct
 Marketing..............      17.0      24.7      10.1       3.9      10.8       9.1      13.7
Educational Resources...      21.7      26.9      31.2      34.7      32.3      29.1      26.3
                          --------  --------  --------  --------  --------  --------  --------
                             307.6     346.9     369.7     399.8     446.3     294.0     322.6
Corporate and other.....     (15.2)    (26.7)    (31.6)    (24.6)    (26.7)    (17.0)    (16.0)
Other income/(expense)..       2.8      11.7      (5.0)      --        --        --        --
                          --------  --------  --------  --------  --------  --------  --------
                            $295.2    $331.9    $333.1    $375.2    $419.6    $277.0    $306.6
                          ========  ========  ========  ========  ========  ========  ========

--------
(1) Fiscal 1997 is a fifty-three week period.

                                  RISK FACTORS

   Before investing in our unrestricted Class B common stock, you should carefully consider the risks described below and the other information included in this prospectus.

Risk Factors Relating to Our Business

 General

   Unfavorable economic conditions and increased operating costs adversely affect our results of operations and financial condition.

   Recently, our food and support services and uniform and career apparel segments have been adversely affected by weaker economic conditions in the United States, particularly with respect to manufacturing and technology clients. Production cutbacks in the manufacturing industry have adversely affected our results of operations for the first nine months of fiscal 2001. Layoffs and business downturns have increased among our business clients, which has negatively affected our sales. We estimate that these unfavorable economic conditions have reduced our consolidated sales for the first nine months of fiscal 2001 by approximately 2% from the level of sales we would have expected absent such conditions. A national or international economic downturn reduces demand for our services in each of our operating segments, which has resulted, and may in the future result, in the loss of business or increased pressure to contract for business on less favorable terms than our generally preferred terms.


   Our profitability could be adversely affected if we were faced with cost increases for food, fuel, utilities, wages, piece goods, clothing and equipment, especially to the extent we were unable to recover such increased costs through increases in the prices for our services, due to general economic conditions, competitive conditions, or both. For example, substantial increases in the cost of fuel and utilities have resulted in substantial cost increases in our uniform services business, and to a lesser extent in our food and support services segment, which have not been fully recoverable due to general economic conditions, competitive conditions, or both. In particular, our business segments that operate in California have been negatively impacted by significant increases in electricity, natural gas and fuel costs. We estimate that our costs have increased in the range of $6 million to $8 million in the first nine months of fiscal 2001 as a result of these factors. Increases in energy costs particularly impact our uniform and career apparel business.


   Our business may suffer if we are unable to hire and retain sufficient qualified personnel or if labor costs continue to increase.

   Over the past several years, the United States has experienced reduced levels of unemployment. This has created a shortage of qualified workers at all levels. Given that our workforce requires large numbers of entry level and skilled workers and managers, continuation of low levels of unemployment could compromise our ability in certain of our businesses to continue to provide quality service or compete for new business. From time to time, we have had difficulty in hiring and maintaining qualified management personnel, particularly at the entry management level. We will continue to have significant requirements to hire such personnel. Our success depends to a substantial extent on the ability, experience and performance of our management, particularly our Chairman and Chief Executive Officer, Joseph Neubauer. After this offering, we may experience more employees leaving our employ, as employees will now have the ability to leave our employ with their ARAMARK common stock, which they could not previously do, and with potentially more financial resources. We also regularly hire a large number of part-time workers, particularly in our food and support services segments. Any difficulty we may encounter in hiring such workers could result in significant increases in labor costs which could have a material adverse effect on our business, financial condition and results of operations. Competition for labor has resulted in wage increases that in some recent periods have had the effect of substantially increasing our labor costs. We estimate that such competition for labor has increased our wage costs for certain of our businesses in the range of 3% to 5% from what such costs would have been absent such conditions. Due to the labor intensive nature of our businesses, a continued shortage of labor or increases in wage levels in excess of normal levels could have a material adverse effect on our results of operations.

   Our expansion strategy involves risks.

   We may seek to acquire companies or enter into joint ventures that complement our business, and our inability to complete acquisitions, integrate acquired companies successfully or enter into joint ventures may render us less competitive. We may be evaluating acquisitions or engage in acquisition negotiations at any given time. We cannot assure you that we will be able to identify acquisition candidates or joint venture partners on commercially reasonable terms or at all. If we make additional acquisitions, we also cannot be sure that any benefits anticipated from the acquisitions will actually be realized. Likewise, we cannot be sure that we will be able to obtain additional financing for acquisitions. Such additional financing could be restricted by the terms of our debt agreements or it could be more expensive than our current debt. In addition, our ability to control the planning and operations of our joint ventures may be subject to numerous restrictions imposed by the joint venture agreements. Our joint venture partners may also have interests which differ from ours.

   The process of integrating acquired operations into our existing operations may result in unforeseen operating difficulties and may require significant financial and managerial resources that would otherwise be available for the ongoing development or expansion of our existing operations. Possible future acquisitions could result in the incurrence of additional debt and related interest expense, contingent liabilities and amortization expenses related to goodwill and other intangible assets, all of which could have a materially adverse effect on our financial condition, operating results and cash flow. After this offering, we may finance acquisitions through the issuance of additional shares of our common stock.

   Requirements imposed by governmental regulations or interpretation of governmental regulations may change and require us to incur substantial expenditures to comply.


   We are subject to governmental regulation at the federal, state, provincial and local level in many areas of our business, such as food safety and sanitation, the sale of alcoholic beverages, environmental issues, childcare and the services we provide in connection with governmentally funded entitlement programs. While we endeavor to attain and maintain compliance with all applicable laws and regulations, governmental units may make changes in the regulatory frameworks within which we operate that may require either the corporation as a whole or individual businesses to incur substantial increases in costs in order to comply with such laws and regulations. While we attempt to comply with all applicable laws and regulations, we cannot assure you that we are in full compliance with all applicable laws and regulations or interpretations thereof at all times or that we will be able to comply with any future laws, regulations or interpretations thereof. If we fail to comply with applicable laws and regulations, we may be subject to criminal sanctions or civil remedies, including fines or injunctions. The cost of compliance or the consequences of non-compliance could have a material adverse effect on our business and results of operations.


   Changes in or new interpretations of the governmental regulatory framework may affect our contract terms and may reduce our sales or profits.


   A portion of our sales, estimated to be approximately 15% in fiscal 2000, is derived from contracts with U.S. federal, state and local governments and agencies. Changes or new interpretations in the regulatory framework applicable to services provided under governmental contracts or bidding procedures, particularly by our food and support services businesses, could result in modifications to the methods we apply to price government contracts and in contract terms of shorter duration than we have historically experienced, each of which could result in sales or profits lower than we have historically achieved, which could have an adverse effect on our results of operations.


   Our international business results are influenced by currency fluctuations and other factors that are different than in the U.S. market.

   A significant portion of our sales is derived from international markets. During fiscal 2000, approximately 14% of our sales were generated outside the United States. The operating results of our international subsidiaries are translated into U.S. dollars and such results are affected by movements in foreign currencies relative to the U.S. dollar. Sales of our Food and Support Services-- International segment were unfavorably affected by currency translation by approximately 9% for the first nine months of our fiscal year 2001.


   Our international operations are also subject to other risks, including national and local regulatory requirements; potential difficulties in staffing and labor disputes; managing and obtaining support and distribution for local operations; credit risk or financial condition of local customers; potential imposition of restrictions on investments; potentially adverse tax consequences, including imposition or increase of withholding and other taxes on remittances and other payments by subsidiaries; foreign exchange restrictions; and local political and social conditions. There can be no assurance that the foregoing factors will not have a material adverse effect on our international operations or on our consolidated financial condition and results of operations.

   Our operations are seasonal.

   In the first and second fiscal quarters, within the Food and Support Services--United States segment, there is a lower level of sales at the historically higher margin sports, entertainment and recreational food service operations which is partly offset by increased activity in the educational sector. In the third and fourth fiscal quarters, there has historically been a significant increase in sales at sports, entertainment and recreational accounts, which is partially offset by the effect of summer recess in the educational sector. The sales of WearGuard(R), one of our direct marketing companies, generally increase during the first quarter of the fiscal year because of the onset of colder weather in the northern tier of the United States as well as the gift giving holidays. For these reasons, a quarter to quarter comparison is not a good indication of our performance or how we will perform in the future.

   Our indebtedness may restrict certain growth opportunities.

   As of June 29, 2001, on a pro forma basis, we would have had approximately $1.5 billion of outstanding indebtedness. The size of our indebtedness may restrict the pursuit of certain new business opportunities. We will also have to use a portion of our cash flow to service our debt, which may prevent us from pursuing certain new business opportunities and certain acquisitions. Failure to maintain certain financial ratios could cause us to violate the terms of our credit facility agreements and thereby result in acceleration of our indebtedness, impair our liquidity and limit our ability to raise additional capital. Our failure to make required debt payments could result in an acceleration of our indebtedness, in which case the lenders thereunder would be entitled to exercise their remedies. We may incur additional indebtedness in the future.



 Food and Support Services

  Competition in our industry could adversely affect our results of operations.

   There is significant competition in the food and support services business from local, regional, national and international companies, of varying sizes, many of which have substantial financial resources. Our ability to successfully compete depends on our ability to provide quality services at a reasonable price and to provide value to our customers. Certain of our competitors may be willing to underbid us or accept a lower profit margin or expend more capital in order to obtain or retain business. In addition, existing or potential clients may elect to self operate their food service, eliminating the opportunity for us to serve them or compete for the account. While we have a significant international presence, should business sector clients require multi-national bidding, we may be placed at a competitive disadvantage because we may not be able to offer services in as many countries as some of our competitors.

   Sales of sports, entertainment and recreational services would be adversely affected by a decline in attendance at client facilities or by reduction or cessation of events.

   The portion of our food and support services business which provides services in public facilities such as stadiums, arenas, amphitheaters, convention centers and tourist and recreational attractions is sensitive to an economic downturn, as expenditures to attend sporting events or concerts, take vacations, or hold or attend conventions is funded to a partial or total extent by discretionary income. A decrease in such discretionary income on the part of potential attendees at events in our clients' facilities could result in a reduction in our sales.

   Further, because our exposure to the ultimate consumer of what we provide is limited by our dependence on our clients to attract customers to their facilities and events, our ability to respond to such a reduction in attendance, and therefore our sales, is limited. For example, we have recently experienced an increase in event cancellation at convention centers which we believe is attributable to the current economic slowdown. As a result of such cancellations, we estimate our consolidated sales for the first nine months of fiscal 2001 were reduced by less than 1% from the level of sales we would have expected absent such cancellations. There are other occurrences which could reduce events in a facility or attendance at an event including labor disruptions involving sports leagues, poor performance by the teams playing in a facility and inclement weather, which would adversely affect sales and profits. Our sales and results of operations were adversely affected by the labor stoppage that disrupted the 1994 and 1995 Major League Baseball seasons. We estimated, at the time, that our consolidated operating income would have been approximately 5% higher in fiscal 1995 and approximately 3% higher in fiscal 1994 had the Major League Baseball and other labor disruptions not occurred. The current Major League Baseball Collective Bargaining Agreement expires after the 2001 season. A shortened or cancelled 2002 season could result in a substantial loss of sales and reduced profits at Major League Baseball stadiums. In addition, many professional sports teams, including some of our clients, are currently either planning to move to a new facility or are considering doing so. Generally our sports facility contracts do not entitle us to move to a new facility when the sports team tenant of the present facility moves.


   The pricing and cancellation terms of our food and support services contracts may constrain our ability to recover costs and to make a profit on our contracts.

   The amount of risk that we bear and our profit potential vary depending on the type of contract under which we provide food and support services. We may be unable to fully recover costs on contracts that limit our ability to increase prices. In addition, we provide many of our services under short term, open ended cancelable contracts. Some of our profit and loss contracts contain minimum guaranteed remittances to our client regardless of our sales or profit at the facility involved. If sales do not exceed costs under a contract which contains minimum guaranteed commissions, we will be liable for bearing any losses which are incurred, as well as the guaranteed commission. Generally, our contracts limit our ability to raise prices on the food, beverages and merchandise we sell within a particular facility without the client's consent. In addition, some of our contracts exclude certain events or products from the scope of the contract, or give the client the right to modify the terms under which we may operate at certain events. The refusal by individual clients to permit the sale of some products at their venues, or the imposition by clients of limits on prices which are not economically feasible for us, could adversely affect our sales and results of operations.

   Claims of illness or injury associated with the service of food and beverage to the public could adversely affect us.

   Claims of illness or injury relating to food quality or food handling are common in the food service industry, and a number of these claims may exist at any given time. As a result, we could be adversely affected by negative publicity resulting from food quality or handling claims at one or more of the facilities that we serve. In addition to decreasing our sales and profitability at our facilities, adverse publicity could negatively impact our service reputation, hindering our ability to renew contracts on favorable terms or to obtain new business. In addition, broader trends in food consumption, such as the recent concern about beef consumption in Europe, may from time to time disrupt our business.

   One distributor provides approximately 55% of our U.S. food and non-food products (approximately 37% of our consolidated purchases of food and non-food products), and if our relationship or their business were to be disrupted, we could experience short term disruptions to our operations and cost structure.

   If our relationship with, or the business of, our main U.S. distributor of our food and non-food products were to be disrupted, we would have to arrange alternative distributors and our operations and cost structure could be adversely affected in the short-term.

   Governmental regulations may subject us to significant liability.

   Our operations are subject to various governmental regulations, including those governing:

  . the service of food and alcoholic beverages;

  . minimum wage and employment;

  . governmentally funded entitlement programs;

  . environmental protection; and

  . human health and safety.

   The regulations relating to each of our food and support service sectors are many and complex. For example, while there are a variety of regulations at various governmental levels relating to the handling, preparation and serving of food (including in some cases requirements relating to the temperature of food), and the cleanliness of food production facilities and the hygiene of food-handling personnel, these regulations are enforced primarily at the local public health department level. While we attempt to fully comply with all applicable laws and regulations, we cannot assure you that we are in full compliance with all applicable laws and regulations at all times or that we will be able to comply with any future laws and regulations. Furthermore, additional or amended regulations in this area may significantly increase the cost of compliance.

   We serve alcoholic beverages at many facilities, and must comply with applicable licensing laws, as well as state and local service laws, commonly called dram shop statutes. Dram shop statutes generally prohibit serving alcoholic beverages to certain persons such as an individual who is intoxicated or a minor. If we violate dram shop laws, we may be liable to third parties for the acts of the patron. Although we sponsor regular training programs to minimize the likelihood of such a situation, we cannot guarantee that intoxicated or minor patrons will not be served or that liability for their acts will not be imposed on us. There can be no assurance that additional regulation in this area would not limit our activities in the future or significantly increase the cost of regulatory compliance. We must also obtain and comply with the terms of licenses in order to sell alcoholic beverages in the states in which we serve alcoholic beverages. Some of our contracts require us to pay liquidated damages during any period in which our liquor license for the facility is suspended, and most contracts are subject to termination if we lose our liquor license for the facility.

 Uniform and Career Apparel

   Competition in the uniform rental industry could adversely affect our results of operations.

   We have a number of major national competitors with significant financial resources. In addition there are strong regional and local uniform suppliers, whom we believe may have strong customer loyalty. While most customers focus primarily on quality of service, uniform rental is a price-sensitive service and if existing or future competitors seek to gain or retain market share by reducing prices, we may be required to lower prices, which would reduce our sales and profits. The uniform rental business requires investment capital for growth. Failure to maintain capital investment in this segment would put us at a competitive disadvantage.

   Environmental regulations may subject us to significant liability and limit our ability to grow.

   Our uniform rental segment is subject to various federal, state and local laws and regulations governing, among other things, the generation, handling, storage, transportation, treatment and disposal of water wastes and other substances. In particular, industrial laundries use and must dispose of detergent wastewater and other residues through publicly operated treatment works or similar government facilities and are subject to volume and chemical discharge limits and penalties and fines for non-compliance. In the past, we have settled, or contributed to the settlement of, actions or claims brought against us relating to the disposal of hazardous materials. Although past settlements and contributions have not been material, there can be no assurance that we will not have to expend material amounts to rectify the consequences of any such disposal in the future.

Further, under environmental laws, an owner or lessee of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances located on or in or emanating from such property, as well as related costs of investigation and property damage. Such laws often impose liability without regard to whether the owner or lessee knew of or was responsible for the presence of such hazardous or toxic substances. While we conduct diligence investigations on acquired properties and attempt to fully comply with all applicable laws and regulations, there can be no assurances that acquired or leased locations have been operated in compliance with environmental laws and regulations or that future uses or conditions will not result in the imposition of liability upon us under such laws or expose us to third party actions such as tort suits. In addition, such regulations may limit our ability to identify suitable sites for new or expanded plants.

 Educational Resources

   Competition in the childcare and early education industry is extensive and competitors may price their offerings below ours, which could cause a reduction in our sales and profits.

   Local nursery schools, childcare centers and in-home providers generally charge less for their services than we do. Many church-affiliated and other non-profit childcare centers have lower operating expenses than we do and may receive donations and/or other funding to subsidize operating expenses. Consequently, operators of such centers often charge tuition rates that are less than our rates. In addition, fees for home-based care are normally substantially lower than fees for center-based care because providers of home-based care are not always required to satisfy the same health, safety, insurance or operational regulations as our centers. Our competition also includes other large, geographically broad-based, for-profit early education and childcare companies. In addition, a number of states and local governments are operating or considering operating public preschools. In recent periods, reduced enrollment at mature centers and competitive pricing pressures have reduced our sales and profits.

   Adverse publicity and litigation concerning incidents at childcare centers could adversely affect our business and results of operations.

   Parent trust and referrals by other parents are very significant in the maintenance and growth of our business, and any decrease in trust or referrals can adversely affect our business. This trust is directly related to our reputation and favorable brand identity. However, like many other childcare providers, we are periodically subject to litigation alleging negligent hiring, training or supervision, inappropriate contact with children or other acts arising out of alleged incidents at our centers. Any adverse publicity concerning such incidents at one of our childcare centers, or childcare centers generally, could damage our reputation and could have an adverse effect on enrollment at our centers. Claims in the past have been covered by insurance. We believe our current claims will be covered by insurance. However, our insurance premiums may increase substantially in the future as a consequence of conditions in the insurance business generally, or our situation in particular, and continuing publicity with respect to alleged instances of child abuse in our industry could result in our inability to obtain insurance without a substantial increase in cost. Furthermore, our current or future insurance coverage may not protect us against all such claims.


   The childcare industry is heavily regulated and our failure to comply with those regulations could subject us to substantial liability or inhibit our ability to operate.

   Childcare centers are subject to numerous state, local and federal regulations and licensing requirements which generally cover the fitness and adequacy of buildings and equipment, the ratio of staff to enrolled children, staff training, record keeping, the dietary program, the curriculum and compliance with health and safety standards, and if we fail to comply with these, we may be prohibited from operating one or more of our childcare centers. Some changes, such as increasing the ratio of staff to enrolled children, can result in significantly increased costs to operate our business. If one of our centers fails to comply with applicable regulations, that center could be subject to state sanctions. These sanctions may include fines, corrective orders, probation or, in more serious cases, suspension or revocation of the center's license to operate. Changes in the regulatory frameworks within which we operate may cause us to incur substantial increases in costs in order to comply. While we attempt to fully comply with all applicable laws and regulations, we cannot assure you that we are in full compliance with all applicable laws and regulations at all times or that we will be able to comply with any future laws and regulations. If we fail to comply with applicable laws and regulations, civil remedies, including fines, could be imposed on us. The cost of compliance or the consequences of non-compliance could have a material adverse effect on our business and results of operations.

Risks Relating to the Public Offering

   There may be future sales of a substantial amount of Class B common stock, including sales by current stockholders who own a large amount of Class A common stock, that may depress the price of Class B common stock.

   As described below, up to 1.5 million shares of Class A common stock that are anticipated to be held by foundations and charities may be eligible to be freely sold in the public market immediately after the offering and up to 1.0 million additional shares held by charities will be eligible to be freely sold in the public markets on the 91st day after pricing of this offering. In addition, as the restricted periods on Class A common stock expire, those shares will be eligible to be sold in the public market, and upon sale will be automatically converted into unrestricted Class B common stock. Excluding shares held by the 401(k) Plans, shares subject to the resale limitations of Rule 144 and the up to 2.5 million shares of Class A common stock that may be freely sold earlier, after 180 days after pricing of this offering, approximately 37,918,303 shares of Class A-1 common stock will become freely transferable; after 360 days after pricing of this offering, approximately an additional 22,976,543 shares of Class A-2 common stock will become freely transferable; and after 540 days after pricing of this offering, approximately an additional 22,976,543 shares of Class A-3 common stock will become freely transferable. An additional 32,767,000 shares of Class A-1 common stock are held by the 401(k) Plans. After 180 days after pricing of this offering, these shares may be transferred to an employee or sold to provide cash distributions to that employee only upon or after that employee's termination of employment. Under the terms of the 401(k) Plans, the trustee is otherwise required to hold these shares, subject only to the requirements of federal law. Excluding 1.5 million shares that Mr. Neubauer may transfer to foundations and charities, shares subject to the resale limitations of Rule 144 include 16,010,842 shares of Class A-1 common stock, 16,010,843 shares of Class A-2 common stock and 16,010,843 shares of Class A-3 common stock. Of these Rule 144 shares, Joseph Neubauer, our chief executive officer, and certain related parties own approximately 9,078,464 shares of Class A-1 common stock, 9,078,464 shares of Class A-2 common stock and 9,078,464 shares of Class A-3 common stock. In addition, after the expiration of the 180 day lockup period, our board of directors will have the ability to authorize limited transfers that result in shares of Class A common stock converting into shares of unrestricted Class B common stock. All of the foregoing share amounts exclude the impact of the stock buyback.


   Mr. Neubauer and certain related parties may exercise registration rights with respect to their shares of common stock for which restricted periods have expired or do not apply, at any time after 360 days after pricing of this offering and with respect to all of their shares at any time after 540 days after pricing of this offering or, subject to the prior consent of Goldman, Sachs & Co. and J.P. Morgan Securities Inc., at any time after 180 days and before 360 days after pricing of this offering. In addition, Mr. Neubauer's estate may exercise demand registration rights with respect to his shares of common stock in certain limited circumstances at any time after 180 days and before 360 days after pricing of this offering. Mr. Neubauer and those related parties also have unlimited piggyback registration rights with respect to their shares of common stock for which restricted periods have expired or do not apply, that commence on the 181st day after pricing of this offering. Upon registration and sale, these shares will convert into shares of unrestricted Class B common stock and will become freely transferable.

   Under the terms of our charter, charitable organizations will be permitted to sell up to 1.0 million shares of our common stock donated to them prior to May 25, 2001, beginning on the 91st day after pricing of this offering, and such shares will be freely transferable. In addition, we anticipate that our board of directors will approve a conversion transfer in which Mr. Neubauer will transfer up to 1.5 million shares of his Class A common stock to private and public foundations and charities, and upon such transfer such shares may be freely transferable shares of unrestricted Class B common stock. With respect to the shares that Mr. Neubauer intends to transfer to his private foundation, Mr. Neubauer, the sole trustee of the foundation, has advised us that the foundation has no current intention or need to dispose of such shares during the 180 day period after pricing of this offering.

   Substantial numbers of our shares are held by management employees and their permitted transferees. These holders have owned their shares for many years and have not had access to a public market in which to sell their shares. We cannot assure you that these significant stockholders will not take advantage of a public market to sell significant amounts of their stock. Substantial sales could adversely affect the market value of unrestricted Class B common stock. In addition, 32,942,768 shares of Class A common stock are issuable upon exercise of outstanding options, only 1,459,586 of which are currently vested, and 3,573,340 shares of Class A common stock are issuable upon conversion of outstanding deferred stock units. We will also have the ability to grant substantial amounts of additional options.


   You will be immediately and substantially diluted by $23.53 per share if you purchase unrestricted Class B common stock in this offering because the assumed $22.00 per share price of unrestricted Class B common stock in this offering is substantially higher than the negative tangible net book value per share of our common stock.


   If you purchase unrestricted Class B common stock in this offering, you will experience an immediate and substantial dilution of $23.53 per share, because the per share price of unrestricted Class B common stock in this offering is substantially higher than the negative tangible net book value per share of the outstanding common stock immediately after this offering. The amount of dilution has been calculated assuming the exercise of all outstanding stock options, vested and unvested, at an average exercise price per share of $6.58. We have also assumed completion of the stock buyback in which we will purchase
16.7 million of our outstanding shares of Class A common stock at an assumed price per share equal to the public offering price per share of unrestricted Class B common stock with proceeds equal to approximately 60% of the gross proceeds of this offering. You may experience substantial additional dilution if the stock buyback price per share is greater than the public offering price of unrestricted Class B common stock. You will also experience dilution even if the stock buyback is not completed or the maximum amount of shares is not tendered in the tender offer. In addition, if the tender offer price is higher than the market price of the unrestricted Class B common stock, you will suffer economic dilution.


   Prior to this offering, there has not been a public market for unrestricted Class B common stock. The price of unrestricted Class B common stock may fluctuate substantially, which could negatively affect our stockholders.

   Our unrestricted Class B common stock has no public market history. There can be no assurance that future market prices for these shares will equal or exceed the public offering price per share set forth on the cover page of this prospectus. The price at which our unrestricted Class B common stock will trade will depend upon a number of factors, some of which are beyond our control including, but not limited to:

  .  our historical and anticipated operating results;

  .  quarterly fluctuations in our financial and operating results;

  . announcements by us or others and developments affecting us, our clients or our operating segments generally;

  .  changes in earnings estimates by financial analysts;

  .  our failure to meet financial analysts' performance expectations;

  . changes in market valuations of other companies that operate in our business segments in our industry;

  .  the expiration of the restricted periods on Class A common stock; and

  .  general market and economic conditions.

   Our stock price may fluctuate substantially due to the relatively small percentage of our stock available publicly, fluctuations in the price of the stock of companies in our industries and general volatility in the stock market. Approximately 14% of our market capitalization, without giving effect to the stock buyback, will be traded publicly, which can result in a high degree of volatility in our stock price. Fluctuations such as these may negatively affect the market price of our unrestricted Class B common stock. In addition, many of the risks described elsewhere in this Risk Factors section could materially and adversely affect our stock price.

   Class B stockholders will not be able to control any of our management policies or business decisions because they will have substantially less voting power than holders of Class A common stock.

   Our common stock is divided into shares of Class A and Class B common stock. The holders of Class A common stock have 10 votes per share on all matters submitted to a general meeting of stockholders, and holders of Class B common stock have one vote per share. Upon completion of this offering and without giving effect to the stock buyback, Class A common stock will constitute about 86% of our total outstanding common stock and about 98% of our total voting power and thus will be able to exercise a controlling influence over our business. Upon completion of this offering and without giving effect to the stock buyback, Class B common stock will constitute about 14% of our total outstanding common stock and about 2% of our total voting power. As a result, holders of Class B common stock will not for the foreseeable future be able to influence any of our management policies or business decisions or prevent any business decision from being made. Our management employees and their permitted transferees and our employee benefit plans will, upon completion of this offering and without giving effect to the stock buyback, collectively hold over 90% of the shares of Class A common stock and will have the power to elect all, or at least a majority of, our directors and will determine the outcome of matters submitted to the general meeting of stockholders, even if their collective economic ownership of us at any time falls below 50%. The interests of management and the employee benefit plans may not coincide with the interests of holders of Class B common stock.


   Our certificate of incorporation and bylaw provisions, and several other factors, could limit another party's ability to acquire us without approval by our board of directors and deprive you of the opportunity to obtain a takeover premium for your shares.

   A number of provisions that are in our certificate of incorporation and bylaws will make it difficult for another company to acquire us and for you to receive any related takeover premium for your shares. For example, our certificate of incorporation provides that stockholders may not act by written consent and may not call a special meeting.

   Our certificate of incorporation provides for a classified board of directors and authorizes the issuance of preferred stock without stockholder approval and upon such terms as the board of directors may determine. These provisions could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring or making a proposal to acquire, a majority of our outstanding stock and could adversely affect the prevailing market price of the Class B common stock. The rights of the holders of Class B common stock will be subject to, and may be adversely affected by, the rights of holders of preferred stock that may be issued in the future. Under our rights agreement, each share of our common stock has associated with it one preferred stock purchase right. Each of these rights
entitles its holder to purchase, at a purchase price of $   , subject to
adjustment, one one-thousandth of a share of Series C junior participating preferred stock under circumstances provided for in the rights agreement. If any person other than our employee benefit plans or Mr. Neubauer acquires more than 15% of our Class B common stock, each holder of a right, other than the acquiring person, will be entitled to purchase, at the purchase price, a number of our shares of common stock having a market value two times the purchase price.


   In addition, our capital structure may deter a potential change in control because our voting power will be concentrated in Class A common stock. These shares will be held by our current stockholders and, upon any valid transfer to someone who is not a permitted transferee, will automatically convert into Class B common stock. This automatic dilution of voting power in the hands of a potential acquiror has the effect of preventing that potential acquiror from obtaining voting control despite acquiring a majority of the Class A common stock and therefore may be a deterrent to a potential acquisition transaction. We anticipate that in the future we will issue Class A common stock to our managers and employees, which may include managers and employees of companies we acquire. Our managers and employees may be less inclined to accept a takeover offer for their shares than other stockholders.

                 SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

   The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements that reflect our current views as to future events and financial performance with respect to our operations. These statements can be identified by the fact that they do not relate strictly to historical or current facts. They use words such as "aim," "anticipate," "estimate," "expect," "will be," "will continue," "will likely result," "project," "intend," "plan," "believe" and other words and terms of similar meaning in conjunction with a discussion of future operating or financial performance.

   These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Factors that might cause such a difference include: unfavorable economic conditions, increased operating costs, shortages of qualified personnel, costly compliance with governmental regulations, currency risks and other risks associated with international markets, risks associated with acquisitions, competition, decline in attendance at client facilities, unpredictability of sales and expenses due to contract terms, high leverage, claims relating to the provision of food services, liability associated with non-compliance with governmental regulations, including regulations pertaining to food services, the environment and childcare service, seasonality and adverse publicity concerning incidents at childcare centers.

   In this prospectus and particularly in "Risk Factors", we have estimated the impact that unfavorable economic conditions, including competition for labor, the labor stoppage that disrupted the 1994 and 1995 Major League Baseball seasons, and the effect of event cancellations, have had on our expected sales and results of operations. The actual impact of such estimates may vary from those stated in this prospectus.


   Forward-looking statements speak only as of the date made. We undertake no obligation to update any forward-looking statements to reflect the events or circumstances arising after the date as of which they are made. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements included in this prospectus or that may be made elsewhere from time to time by, or on behalf of, us.

                                USE OF PROCEEDS

   We will receive net proceeds from this offering of approximately $576.8 million, after deducting the underwriting discount and estimated offering expenses, or $664.2 million if the underwriters exercise their overallotment option in full. For purposes of this calculation, we have assumed a public offering price of $22.00 per share.


   We intend to use approximately 60% of the gross proceeds of this offering to fund the stock buyback, and we currently intend to purchase 10% in the aggregate of the outstanding shares of our Class A common stock in the stock buyback.


   We may increase the target percentage for the stock buyback to above 10%, but the aggregate funds to be used in the stock buyback will not exceed 75% of the gross proceeds from this offering. We will determine the tender offer price, which may be at or above the public offering price and at, above or below the market price at the time of the tender offer. In the tender offer, each Class A stockholder will be permitted to tender up to 13% of his or her shares of Class A common stock. If the tender offer is fully subscribed by all Class A stockholders, we will accept no more than 10% (the currently anticipated target percentage) of each Class A stockholder's shares. In this manner, tenders of up to 10% of a stockholder's shares will be accepted and to the extent some stockholders tender less than 10% of their shares of Class A common stock, then this shortfall will be allocated to the stockholders that have tendered more than the 10% amount (but no more than 13%) on a pro rata basis. The maximum aggregate number of shares of our Class A common stock that we may purchase in the tender offer will vary depending on the tender offer price per share. We currently intend to launch the tender offer as soon as practicable after the completion of this offering.


   In the repurchase from the 401(k) Plans, we currently intend to agree, on the date we execute the underwriting agreement relating to this offering, to acquire approximately 10% of the Class A common stock held by the 401(k) Plans, but we may increase that percentage to equal the target percentage for the tender offer in the event that target percentage is increased to above 10%. In exchange for entering into this contract, the trustee for the 401(k) Plans will agree not to tender in the tender offer. We anticipate that the price per share under the contract with the 401(k) Plans will equal the public offering price. However, if we tender for shares of Class A common stock in the tender offer at a price higher than the public offering price, we will either make an additional payment to the trustee for the difference on the date the tender offer closes or we will return a portion of the shares sold to us by the 401(k) Plans so that the effective price per share we pay under the contract equals the tender offer price. Since the repurchase of shares under the contract with the 401(k) Plans will close prior to the commencement of the tender offer, we will complete the repurchase of shares from the 401(k) Plans even in the unlikely event we elect not to proceed with the tender offer.


   If the price per share in the stock buyback exceeds the public offering price per share of our unrestricted Class B common stock by an amount such that the aggregate consideration for all shares purchased in the stock buyback would exceed 75% of the gross proceeds from this offering, we will reduce the maximum number of shares of our Class A common stock that may be tendered in the tender offer and return shares of Class A common stock to the 401(k) Plans to limit the aggregate consideration for all shares purchased in the stock buyback to 75% of the gross proceeds from this offering. We intend to use the remaining net proceeds, as necessary, for general corporate purposes, including acquisitions, joint ventures and other investments.


   Pending these uses, we intend to use all of the net proceeds to repay indebtedness under our senior revolving credit facility and other bank debt. Repayments of borrowings under our senior revolving credit facility will not reduce the amount of commitments under this facility.

   Since we cannot specify with certainty the precise manner in which the net proceeds will be allocated, we will have broad discretion in the application of the net proceeds. We may use all or a greater portion of the net proceeds than anticipated for general corporate purposes if fewer shares are tendered in the proposed tender offer than anticipated.

   We had $492 million of borrowings outstanding as of July 27, 2001 under the senior revolving credit facility. These loans mature in March 2005 and bear interest at variable rates that reflect, at our option, LIBOR plus a spread ranging from 0.18% to 0.70% per annum, the certificate of deposit rate plus a spread ranging from 0.28% to 0.80% per annum or the higher of the prime rate or 0.5% per annum over the federal funds rate. In addition, the senior revolving credit facility provides for a fee on the total amount of the facility, ranging from 0.10% to 0.30% per annum. The spreads and fees are based on certain financial ratios. The weighted average interest rate, including the commitment fee, under the senior revolving credit facility was 4.7% on July 27, 2001.


   We had $75 million of borrowings outstanding as of July 27, 2001 under our credit agreement with Sumitomo Mitsui Banking Corporation and The Bank of Nova Scotia. These loans mature in May 2005 and bear interest at variable rates that reflect either LIBOR plus a spread ranging from 0.65% to 1.5% per annum or the higher of the prime rate or 0.5% per annum over the federal funds rate. The weighted average interest rate under this loan was 4.90% on July 27, 2001.


   We had $50 million of borrowings outstanding as of July 27, 2001 under our credit agreement with KBC Bank. These loans mature in May 2005 and bear interest at variable rates that reflect either LIBOR plus a spread ranging from 0.90% to 1.30% per annum or the higher of the prime rate or 0.5% per annum over the federal funds rate. The spread is based on certain financial ratios. The weighted average interest rate under this loan was 4.94% on July 27, 2001. We had $45 million of borrowings outstanding as of July 27, 2001 under our credit agreement with BNP Paribas. These loans mature in July 2003 and bear interest at variable rates that reflect LIBOR plus a spread of 0.85% per annum. The weighted average interest rate under this loan was 4.68% on July 27, 2001.


   In connection with our merger, the holders of the old Class A common stock will be entitled to exercise appraisal rights, although a condition of the merger is that holders of not more than 5% of our old Class A common stock exercise appraisal rights. To the extent appraisal rights are exercised, a portion of the proceeds of this offering may be used to satisfy our resulting obligations.

                                   DIVIDENDS

   We have not distributed any cash dividends on our common stock during the fiscal years 1996 through 2000. We have no current plans to distribute cash dividends. Future dividends on our common stock, if any, will be at the discretion of our board of directors and will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions and other factors that our board of directors may deem relevant.

                                 CAPITALIZATION

   The following table sets forth our consolidated capitalization as of June 29, 2001:


  . actual, without giving effect to any adjustments resulting from the merger, this offering or the stock buyback;

  . as adjusted for the merger and this offering, assuming 28.0 million shares offered, an offering price of $22.00 per share and gross proceeds of $616.0 million; and


  . as adjusted, pro forma for the stock buyback, assuming the use of 60% of the gross proceeds from this offering in the stock buyback at a price per share equal to the public offering price per share of our unrestricted Class B common stock, which would result in the purchase of up to 16.7 million shares of Class A common stock, which represents 10% of our total Class A common stock prior to the stock buyback. Shares purchased in the stock buyback are reflected as treasury stock in the table below. We will determine the tender offer price, which may be at or above the public offering price or at, above or below the market price at the time of the tender offer. We anticipate that the price per share under the contract with the 401(k) Plans will equal the public offering price. In exchange for entering into the share purchase contract, the trustee for the 401(k) Plans will agree not to tender in the tender offer. The repurchase from the 401(k) Plans will close on the same day as this offering, which will be prior to the commencement of the tender offer. If we tender for shares of Class A common stock in the tender offer at a price higher than the public offering price, we will either make an additional payment to the trustee for the difference on the date the tender offer closes or we will return a portion of the shares of Class A common stock sold to us by the 401(k) Plans so that the effective price per share paid by us under the contract equals the tender offer price. Using the same 60% of the gross proceeds from this offering in the stock buyback and a stock buyback price of $25.00 per share, as compared to a stock buyback price per share equal to the public offering price per share of our unrestricted Class B common stock, would result in there being about 2.0 million fewer shares of our Class A common stock purchased in the stock buyback. This analysis assumes that we return shares to the trustee of the 401(k) Plans to increase the effective price per share paid by us to the 401(k) Plans to equal the tender offer price. We cannot assure you that the tender offer will occur or that it will occur on the terms described in this prospectus.

   The net proceeds from this offering not used in the stock buyback are assumed for purposes of this table to be used to repay borrowings under our senior revolving credit facility. This table does not reflect the exercise by Class A stockholders of appraisal rights in connection with the merger. You should read this table in conjunction with the consolidated and condensed consolidated financial statements and the notes to those statements which are included elsewhere in this prospectus, Selected Consolidated Financial Data and Management's Discussion and Analysis of Results of Operations and Financial Condition.



                                                        June 29, 2001
                                                  ----------------------------
                                                                         As
                                                                      Adjusted
                                                               As       Pro
                                                   Actual   Adjusted   Forma
                                                  --------  --------  --------
                                                  (in millions, except share
                                                            data)
Cash and cash equivalents........................ $   29.3  $   29.3  $   29.3
                                                  ========  ========  ========
Debt:
  Current maturities of long-term debt........... $   39.0  $   39.0  $   39.0
  Long-term debt (1).............................  1,713.2   1,136.4   1,504.2
                                                  --------  --------  --------
    Total debt...................................  1,752.2   1,175.4   1,543.2
Common stock subject to potential repurchase
 (2).............................................     20.0       --        --
Shareholders' Equity:
  Common stock (3)...............................      0.6       --        --
  Class A common stock: $0.01 par value; no
   shares authorized and no shares outstanding
   (actual); 600,000,000 shares authorized (as
   adjusted and as adjusted pro forma) and
   167,170,916 shares issued (as adjusted) and
   150,453,824 shares issued (as adjusted pro
   forma) (4)....................................      --        1.7       1.7
  Class B common stock: $0.01 par value; no
   shares authorized and no shares outstanding
   (actual); 1,600,000,000 shares authorized (as
   adjusted and as adjusted pro forma) and
   28,000,000 shares issued (as adjusted) and
   28,000,000 shares issued (as adjusted pro
   forma) (5)....................................      --        0.3       0.3
  Earnings retained for use in the business......    223.0     223.0     223.0
  Treasury stock at cost; no shares (actual and
   as adjusted) and 16,717,092 shares (as
   adjusted pro forma)...........................      --        --     (367.8)
  Capital surplus................................      --      575.4     575.4
  Accumulated other comprehensive loss...........    (20.8)    (20.8)    (20.8)
  Impact of potential repurchase feature of
   common stock (2)..............................    (20.0)      --        --
                                                  --------  --------  --------
    Total shareholders' equity...................    182.8     779.6     411.8
                                                  --------  --------  --------
      Total capitalization....................... $1,955.0  $1,955.0  $1,955.0
                                                  ========  ========  ========

--------
(1) The reduction in long-term debt in the as adjusted and as adjusted pro forma columns is due to the repayment of our senior revolving credit facility. That payment will not reduce the commitments under that facility.
(2) Excludes shares subject to purchase in the stock buyback. Reflects shares of our common stock that may have to be repurchased under our stockholders' agreement, subject to a limit on such repurchases in our senior revolving credit facility. In connection with the stockholder vote on the merger, we are seeking the termination of the stockholders' agreement.

(3) Common stock at June 29, 2001 consisted of our old Class A common stock, par value $0.01, with 25,000,000 shares authorized and 2,385,438 shares outstanding and our old Class B common stock, par value $0.01, with 150,000,000 shares authorized and 59,731,078 shares outstanding.

(4) Class A common stock includes Class A-1, Class A-2 and Class A-3 common stock.
(5) Class B common stock includes unrestricted Class B common stock and restricted Class B-1, Class B-2 and Class B-3 common stock.

   Unless we specifically state otherwise, the information in this prospectus does not take into account:

  . our issuance of up to 4,200,000 shares of unrestricted Class B common stock that the underwriters have the option to purchase from us solely to cover over-allotments;


  . 32,942,768 shares of Class A common stock issuable upon the exercise of outstanding options at a weighted average exercise price of $6.58 per share; of these shares, 1,459,586 are subject to currently vested options at a weighted average price of $3.41 per share;


  . 3,573,340 shares of Class A common stock issuable upon conversion of deferred stock units; and

  . 38,000,000 additional shares of Class A common stock authorized and reserved for issuance under our various stock plans, consisting of:


    --30,000,000 shares available for future options to be granted under the 2001 Equity Incentive Plan; and


    --8,000,000 shares available for future deferred stock units to be issued under the 2001 Stock Unit Retirement Plan.


   Upon completion of this offering, we will amend the 2001 Stock Ownership Plan, the 1991 Stock Ownership Plan, the Stock Unit Retirement Plan and the 1996 Directors' Stock Ownership Plan, each of which existed prior to this offering, so that no additional options or deferred stock units can be issued under those plans. Those plans will continue to govern the terms of options and deferred stock units currently outstanding.


   If the underwriters exercise their over-allotment option in full, 32,200,000 shares of unrestricted Class B common stock will be outstanding after this offering.

                      SELECTED CONSOLIDATED FINANCIAL DATA

   The following table presents our selected consolidated financial data. Throughout this prospectus, our fiscal years ended on September 27, 1996, October 3, 1997, October 2, 1998, October 1, 1999 and September 29, 2000 are referred to as fiscal 1996, fiscal 1997, fiscal 1998, fiscal 1999 and fiscal 2000, respectively. The data for each of the fiscal years in the five year period ended September 29, 2000 are derived from our consolidated financial statements which have been audited by Arthur Andersen LLP, independent public accountants. The data for the nine month periods ended on June 30, 2000 and June 29, 2001 have been derived from our unaudited condensed consolidated financial statements which include all adjustments, consisting of only normal adjustments that management considers necessary for the fair presentation of the consolidated financial position and results of operations for these interim periods. You should not consider results for the nine month periods to be indicative of full year results. The following data should be read in conjunction with the consolidated and condensed consolidated financial statements and the related notes thereto and Management's Discussion and Analysis of Results of Operations and Financial Condition, each included elsewhere in this prospectus.



                                             Fiscal                         Nine Months Ended
                          ------------------------------------------------  ------------------
                                                                            June 30,  June 29,
                            1996    1997(1)     1998      1999      2000      2000      2001
                          --------  --------  --------  --------  --------  --------  --------
                                     (in millions, except per share amounts)
Income Statement Data:
Sales...................  $6,368.9  $6,576.1  $6,638.9  $6,742.3  $7,262.9  $5,349.5  $5,809.2
Costs and expenses:
 Cost of services
  provided..............   5,811.4   5,981.1   6,022.3   6,087.4   6,531.0   4,847.9   5,246.1
 Depreciation and
  amortization..........     182.8     191.7     195.8     193.7     220.8     159.3     179.5
 Selling and general
  corporate expense.....      82.4      83.1      82.7      86.0      91.5      65.3      77.0
 Other expense
  (income)..............      (2.9)    (11.7)      5.0       --        --        --        --
                          --------  --------  --------  --------  --------  --------  --------
Operating income (2)....     295.2     331.9     333.1     375.2     419.6     277.0     306.6
Interest and other
 financing costs........     116.0     116.0     117.3     135.8     147.8     108.2     119.7
                          --------  --------  --------  --------  --------  --------  --------
Income before income
 taxes..................     179.2     215.9     215.8     239.4     271.8     168.8     186.9
Provision for income
 taxes..................      67.0      69.8      82.1      89.2     103.8      65.4      71.7
                          --------  --------  --------  --------  --------  --------  --------
Income before
 extraordinary item
 (4)....................    $112.2    $146.1    $133.7    $150.2    $168.0    $103.4    $115.2
                          --------  --------  --------  --------  --------  --------  --------
Net income..............    $109.5    $146.1    $129.2    $150.2    $168.0    $103.4    $115.2
                          ========  ========  ========  ========  ========  ========  ========
Earnings per share:
 Income before
  extraordinary item:
 Basic..................     $0.84     $1.16     $1.17     $1.59     $1.88     $1.15     $1.34
 Diluted................      0.79      1.10      1.10      1.48      1.77      1.08      1.27
 Net Income:
 Basic..................     $0.82     $1.16     $1.14     $1.59     $1.88     $1.15     $1.34
 Diluted................      0.77      1.10      1.06      1.48      1.77      1.08      1.27

Balance Sheet Data (at
 period end):
Total assets............  $2,844.8  $2,753.6  $2,741.3  $2,870.5  $3,199.4            $3,133.1
Long-term borrowings:
 Senior.................   1,160.8   1,084.9   1,678.3   1,583.0   1,777.7             1,713.2
 Subordinated...........     161.2     129.0      26.7      26.7       --                  --
Common stock subject to
 potential repurchase
 (3)....................      18.6      23.3      20.0      20.0      20.0                20.0
Shareholders' equity
 (deficit) (5)..........     296.2     370.0     (78.9)    126.6     111.5               182.8

Other Financial Data:
EBITDA (6)..............    $478.0    $523.6    $528.9    $568.9    $640.4    $436.3    $486.1
Net cash provided by
 operating activities...     239.3     230.1     276.7     293.2     407.1     237.8     319.8
Net cash used in
 investing activities...    (247.6)    (59.7)   (189.6)   (216.2)   (483.6)   (442.7)   (181.2)
Net cash provided
 by/(used in) financing
 activities.............      10.6    (168.3)    (93.8)    (69.9)     73.4     216.2    (133.9)

--------
(1) Fiscal 1997 is a fifty-three week period.

(2) Operating income is net of goodwill amortization of $20.8 million in fiscal 1996, $22.2 million in fiscal 1997, $22.1 million in fiscal 1998, $21.3 million in fiscal 1999, $22.2 million in fiscal 2000, $16.3 million in the nine month period ended June 30, 2000 and $18.8 million in the nine month period ended June 29, 2001.

(3) Excludes shares subject to purchase in the stock buyback. Reflects shares of our common stock that may have to be repurchased under our stockholders' agreement, subject to a limit on such repurchases in our senior revolving credit facility. In connection with the stockholder vote on the merger, we are seeking the termination of the stockholders' agreement.
(4) During fiscal 1996 and fiscal 1998, we redeemed or replaced certain of our indebtedness, resulting in extraordinary charges, net of taxes, of $2.7 million in fiscal 1996 and $4.5 million in fiscal 1998.



(5) Fiscal 1998 shareholders' equity (deficit) reflects the repurchase of approximately $530 million of our old Class A common stock pursuant to a cash tender offer in June 1998.


(6) EBITDA represents net income before interest, taxes, depreciation and amortization, a measurement used by management to measure operating performance. EBITDA is not a recognized term under generally accepted accounting principles and does not purport to be an alternative to operating income as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. Because not all companies calculate EBITDA identically, this presentation of EBITDA may not be comparable to other similarly titled measures of other companies. Additionally, EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements.

                             Selected Segment Data

   The following tables summarize our sales and operating income attributable to each operating segment for fiscal 1996, 1997, 1998, 1999 and 2000 and for the nine month periods ended June 30, 2000 and June 29, 2001.



                                             Fiscal                         Nine Months Ended
                          ------------------------------------------------  ------------------
                                                                            June 30,  June 29,
         Sales              1996    1997(1)     1998      1999      2000      2000      2001
         -----            --------  --------  --------  --------  --------  --------  --------
                                                  (in millions)
Food and Support
 Services--United
 States.................  $3,148.1  $3,469.6  $3,653.0  $3,993.5  $4,396.3  $3,187.6  $3,533.8
Food and Support
 Services--
 International..........     907.4     915.6     938.0     975.2   1,001.9     756.5     831.3
Uniform and Career
 Apparel--Rental........     789.4     831.6     863.5     911.9     969.6     725.0     748.0
Uniform and Career
 Apparel--Direct
 Marketing..............     266.5     432.5     457.8     462.0     455.7     350.3     341.3
Educational Resources...     289.3     332.1     360.8     399.7     439.4     330.1     354.8
Corporate and other.....     968.2     594.7     365.8       --        --        --        --
                          --------  --------  --------  --------  --------  --------  --------
                          $6,368.9  $6,576.1  $6,638.9  $6,742.3  $7,262.9  $5,349.5  $5,809.2
                          ========  ========  ========  ========  ========  ========  ========

                                             Fiscal                         Nine Months Ended
                          ------------------------------------------------  ------------------
                                                                            June 30,  June 29,
    Operating Income        1996    1997(1)     1998      1999      2000      2000      2001
    ----------------      --------  --------  --------  --------  --------  --------  --------
                                                  (in millions)
Food and Support
 Services--United
 States.................    $156.1    $173.3    $195.1    $222.3    $244.5    $138.4    $165.5
Food and Support
 Services--
 International..........      20.5      25.6      32.4      32.0      40.2      32.2      29.1
Uniform and Career
 Apparel--Rental........      92.3      96.4     100.9     106.9     118.5      85.2      88.0
Uniform and Career
 Apparel--Direct
 Marketing..............      17.0      24.7      10.1       3.9      10.8       9.1      13.7
Educational Resources...      21.7      26.9      31.2      34.7      32.3      29.1      26.3
                          --------  --------  --------  --------  --------  --------  --------
                             307.6     346.9     369.7     399.8     446.3     294.0     322.6
Corporate and other.....     (15.2)    (26.7)    (31.6)    (24.6)    (26.7)    (17.0)    (16.0)
Other income/(expense)..       2.8      11.7      (5.0)      --        --        --        --
                          --------  --------  --------  --------  --------  --------  --------
                            $295.2    $331.9    $333.1    $375.2    $419.6    $277.0    $306.6
                          ========  ========  ========  ========  ========  ========  ========

--------
(1) Fiscal 1997 is a fifty-three week period.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

   The following discussion and analysis of our results of operations and financial condition for the fiscal years ended October 2, 1998, October 1, 1999 and September 29, 2000 and the nine month periods ended June 30, 2000 and June 29, 2001 should be read in conjunction with Selected Consolidated Financial Data and our audited and unaudited consolidated financial statements and the notes to those statements that are included elsewhere in this prospectus. Our discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the Risk Factors, Special Note About Forward-Looking Statements and Business sections and elsewhere in this prospectus.


Overview

   We provide or manage services in three strategic areas: Food and Support Services, Uniform and Career Apparel and Educational Resources. We manage and report our business activities through the following five operating segments:

   Food and Support Services--United States--Provides food, refreshment and support services, including facility maintenance and housekeeping, to business, educational, governmental and healthcare institutions and in sports, entertainment, recreational and other facilities serving the general public. Food and support services are provided at client locations under various contractual arrangements, which can include profit and loss, profit sharing or management fee based agreements.

   Food and Support Services--International--Provides food, refreshment and support services, including facility maintenance and housekeeping, to business, educational, governmental and healthcare institutions and in sports, entertainment, recreational and other facilities serving the general public. Operations are conducted primarily in Belgium, Canada, the Czech Republic, Germany, Hungary, Mexico, Spain and the United Kingdom. Food and support services are provided at client locations under various contractual arrangements, which can include profit and loss, profit sharing or management fee based agreements.

   Uniform and Career Apparel--Rental--Provides uniform rental, cleaning, maintenance and delivery services on a contract basis. Also provided are walk-off mats, cleaning cloths, disposable towels and other environmental control items and the direct sale of certain uniform and related products.

   Uniform and Career Apparel--Direct Marketing--Sells personalized uniforms and career apparel, public safety equipment and accessories directly to businesses, public institutions and individuals.

   Educational Resources--Provides infant, toddler, pre-school and school-age learning programs through community-based childcare centers, before and after school programs, employer on-site childcare centers and private elementary schools. Sales are derived primarily from weekly or monthly payments received directly from individual families under short-term agreements.

   Most of our business activities require substantial labor resources and, as a result, labor costs and availability, as well as labor related costs such as medical insurance and other benefits, have a significant effect on operating results. Payroll, employee benefit and other related employment costs comprise approximately 42% of total operating costs. Hiring and retaining qualified employees is critical to our ability to provide services. Low unemployment levels tend to increase overall labor costs, including training costs, and recent double digit percentage increases in medical costs have also impacted operating results. Other major operating costs include purchased food and food-related products and uniform and related items.

   Our ability to pass along cost increases to our clients and customers is dependent upon a number of factors, including competitive conditions and our contractual relationships with our clients. Management fee contracts and cost reimbursement type arrangements generally permit the pass through of cost increases. Cost increase recovery under profit and loss arrangements is dependent upon individual contract terms and competitive conditions.

   We have periodically made strategic acquisitions and investments to complement our organic growth strategy. Since the beginning of fiscal 1995, we have spent an aggregate of approximately $800 million on strategic acquisitions and investments, including the following:

  . Food and Support Services segments--Campbell Bewley Group (fiscal 2001), Correctional Foodservice Management, a division of The Wackenhut Corporation (fiscal 2001), Ogden Entertainment, Inc. (fiscal 2000), Restaura, Inc. (fiscal 1999), Facilities Resource Management Company (fiscal 1999) and Harry M. Stevens Holding Corp. (fiscal 1995).

  . Uniform and Career Apparel segments--Dyna Corporation (fiscal 1999), Crest Uniform Company (fiscal 1996), Galls, Inc. (fiscal 1995) and Todd Uniform, Inc. (fiscal 1995).

Results of Operations

   The following tables present our sales and operating income and related percentages attributable to each operating segment for fiscal years 1998, 1999 and 2000 and for the nine month periods ended June 30, 2000 and June 29, 2001.


                                           Fiscal                           Nine Months Ended
                          -------------------------------------------- -----------------------------
                              1998           1999           2000       June 30, 2000  June 29, 2001
                          -------------- -------------- -------------- -------------- --------------
         Sales               $       %      $       %      $       %      $       %      $       %
         -----            --------  ---- --------  ---- --------  ---- --------  ---- --------  ----
                                                  (dollars in millions)
Food and Support
 Services--United
 States.................  $3,653.0   55% $3,993.5   59% $4,396.3   61% $3,187.6   60% $3,533.8   61%
Food and Support
 Services--
 International..........     938.0  14      975.2  14    1,001.9  14      756.5  14      831.3  14
Uniform and Career
 Apparel-- Rental.......     863.5  13      911.9  14      969.6  13      725.0  14      748.0  13
Uniform and Career
 Apparel-- Direct
 Marketing..............     457.8   7      462.0   7      455.7   6      350.3   6      341.3   6
Educational Resources...     360.8   5      399.7   6      439.4   6      330.1   6      354.8   6
Corporate and other.....     365.8   6         --  --         --  --         --  --         --  --
                          --------  ---- --------  ---- --------  ---- --------  ---- --------  ----
                          $6,638.9  100% $6,742.3  100% $7,262.9  100% $5,349.5  100% $5,809.2  100%
                          ========  ==== ========  ==== ========  ==== ========  ==== ========  ====

                                           Fiscal                           Nine Months Ended
                          -------------------------------------------- -----------------------------
                              1998           1999           2000       June 30, 2000  June 29, 2001
                          -------------- -------------- -------------- -------------- --------------
    Operating Income         $       %      $       %      $       %      $       %      $       %
    ----------------      --------  ---- --------  ---- --------  ---- --------  ---- --------  ----
                                                  (dollars in millions)
Food and Support
 Services--United
 States.................    $195.1   59%   $222.3   59%   $244.5   58%   $138.4   50%   $165.5   54%
Food and Support
 Services--
 International..........      32.4  10       32.0   9       40.2  10       32.2  12       29.1   9
Uniform and Career
 Apparel-- Rental.......     100.9  30      106.9  29      118.5  28       85.2  31       88.0  29
Uniform and Career
 Apparel-- Direct
 Marketing..............      10.1   3        3.9   1       10.8   2        9.1   3       13.7   4
Educational Resources...      31.2   9       34.7   9       32.3   8       29.1  10       26.3   9
                          --------  ---- --------  ---- --------  ---- --------  ---- --------  ----
                             369.7          399.8          446.3          294.0          322.6
Corporate and other.....     (31.6) (9)     (24.6) (7)     (26.7) (6)     (17.0) (6)     (16.0) (5)
Other income/(expense)..      (5.0) (2)        --  --         --  --         --  --         --  --
                          --------  ---- --------  ---- --------  ---- --------  ---- --------  ----
                            $333.1  100%   $375.2  100%   $419.6  100%   $277.0  100%   $306.6  100%
                          ========  ==== ========  ==== ========  ==== ========  ==== ========  ====

 Nine Months Fiscal 2001 Compared to Nine Months Fiscal 2000


 Consolidated Overview

   Sales for the 2001 nine month period of $5.8 billion increased 9% over the nine month 2000 period. Sales increases in the Food and Support Services segments, the Uniform and Career Apparel--Rental segment, and the Educational Resources segment were partially offset by a decline in sales in the Uniform and Career Apparel--Direct Marketing segment. Excluding the impact of acquisitions, primarily in the Food and Support Services segments, and the unfavorable impact of foreign currency translation, sales for the 2001 nine month period increased 5% over the 2000 period. Operating income of $306.6 million for the 2001 nine month period increased 11% compared to the prior year. Excluding the impact of acquisitions and foreign currency translation, operating income increased 8%. Higher unemployment levels in the United States manufacturing and automotive sectors, along with increased energy costs and the general economic slowdown in the United States, have adversely impacted the fiscal 2001 nine month results. Interest and other financing costs, net for the 2001 nine month period, increased 11% compared to the prior year, due primarily to increased borrowing levels to fund acquisitions, stock repurchases and working capital requirements.


 Segment Results


                                             Nine Months Ended     Change
                                            ------------------- --------------
                                            June 30,  June 29,
                                              2000      2001      $       %
                                            --------- --------- ------  ------
                                                (dollars in
                                                 millions)

Sales by Segment
Food and Support Services--United States... $ 3,187.6 $ 3,533.8 $346.2   10.9%
Food and Support Services--International...     756.5     831.3   74.8   9.9
Uniform and Career Apparel--Rental.........     725.0     748.0   23.0   3.2
Uniform and Career Apparel--Direct
 Marketing.................................     350.3     341.3   (9.0) (2.6)
Educational Resources......................     330.1     354.8   24.7   7.5
                                            --------- --------- ------  ------
Consolidated Sales......................... $ 5,349.5 $ 5,809.2 $459.7    8.6%
                                            ========= ========= ======  ======


   Food and Support Services--United States segment sales increased 11% over the prior year period due to acquisitions, primarily the Ogden Entertainment, Inc. acquisition in the third quarter of fiscal 2000, (approximately 6%), net new accounts (approximately 2%) and increased volume (approximately 3%). Softness in employment levels, particularly in the manufacturing and automotive sectors, slowed growth in the business services and vending sectors, while sales growth was strong in the correctional and healthcare sectors. Sales in the sports and entertainment sector were also adversely impacted by the general economic slowdown, particularly sales to customers at parks and convention centers. Sales in the Food and Support Services--International segment increased 10% over the prior year period. Excluding the unfavorable impact of foreign currency translation, sales increased 19% due to net new accounts (approximately 9%), increased volume (approximately 5%) and the impact of the Campbell Bewley acquisition (approximately 5%), with double-digit growth in the United Kingdom and European markets. Sales in the Uniform and Career Apparel-- Rental segment increased 3% due to increased volume (approximately 2%) and pricing (approximately 1%). Sales growth in this segment has also been constrained by softness in the manufacturing and automotive sectors. Uniform and Career Apparel--Direct Marketing segment sales decreased 3% compared to the prior year due primarily to lower volume. The general softening of the economy and a decrease in business spending have adversely impacted fiscal 2001 sales in this segment. In fiscal 2000 sales to the safety equipment and accessories market were adversely impacted by the startup of a distribution facility. Educational Resources segment sales increased 7% over the prior year period due primarily to new locations (approximately 7%) and pricing (approximately 4%), partially offset by lower enrollment at existing locations (approximately 4%).

                                                 Nine Months Ended   Change
                                                 ----------------- ------------
                                                 June 30, June 29,
                                                   2000     2001     $      %
                                                 -------- -------- -----  -----

                                                     (dollars in millions)
Operating Income by Segment
Food and Support Services--United States........  $138.4   $165.5  $27.1  19.6%
Food and Support Services--International........    32.2     29.1   (3.1) (9.6)
Uniform and Career Apparel--Rental..............    85.2     88.0    2.8   3.3
Uniform and Career Apparel--Direct Marketing....     9.1     13.7    4.6  50.5
Educational Resources...........................    29.1     26.3   (2.8) (9.6)
Corporate and other.............................   (17.0)   (16.0)   1.0   5.9
                                                  ------   ------  -----  -----
Consolidated Operating Income...................  $277.0   $306.6  $29.6  10.7%
                                                  ======   ======  =====  =====


   Food and Support Services--United States segment operating income increased 20%. Excluding the impact of acquisitions, operating income increased 13% over the prior year period due to the sales increases noted above. Reduced employment levels and generally soft economic conditions in the United States constrained profit growth, particularly in the fiscal third quarter. Operating income of the Food and Support Services--International segment decreased 10%. Excluding the unfavorable impact of foreign currency translation and an asset sale gain in the prior year, segment operating income increased 12% over the prior year due to the sales increases noted above, partially offset by increased infrastructure and acquisition integration costs in the U.K. and increased food costs in Germany as a result of previous bovine spongiform encephalopathy (BSE), or so-called "mad cow disease," and foot and mouth disease outbreaks in Europe. Uniform and Career Apparel--Rental segment operating income increased 3% over the prior year period due to the sales increases noted above and the absence of garment manufacturing startup costs incurred in the prior year, partially offset by increased fuel, energy and other operating costs. The slowdown in the United States economy has constrained both volume and pricing growth, negatively affecting operating income, particularly in the fiscal third quarter. Operating income in the Uniform and Career Apparel--Direct Marketing segment increased 51% over the prior year due to reduced catalog, distribution and administrative expenses, partially offset by the impact of lower sales. Additionally, operating results in the segment were adversely impacted in the prior year by start up costs related to a distribution facility. Educational Resources segment operating income decreased 10% from the prior year period. Excluding the impact of the revenue accounting change for registration fees, operating income for the nine month period decreased 16% from the prior year. Operating results in this segment continue to be adversely affected by reduced enrollment at mature centers and continuing high labor and employee medical costs.


   It is anticipated that the difficult economic conditions described previously will continue during the fourth quarter of fiscal 2001, and similarly affect operating results.


 Fiscal 2000 Compared to Fiscal 1999

 Consolidated Overview

   Sales for the fiscal year ended September 29, 2000 were $7.3 billion, an increase of 8% over fiscal 1999. Sales increased in the Food and Support Services, Uniform Career and Apparel--Rental and Educational Resources segments and decreased slightly in the Uniform and Career Apparel--Direct Marketing segment. Excluding the impact of acquisitions, primarily in the Food and Support Services--United States segment, sales increased approximately 5% over fiscal 1999. Operating income of $419.6 million increased $44.4 million or 12% over the prior year due to double-digit earnings increases in the Food and Support Services and Uniform and Career Apparel segments, partially offset by decreased earnings in the Educational Resources segment. Excluding the impact of acquisitions, operating income increased approximately 8% over the prior year period. Our operating income margin increased to 5.8% from 5.6% due primarily to the leveraging of fixed costs and effective cost controls in the Uniform and Career Apparel segments. Throughout fiscal 2000 the operating results of several business segments have been affected by the trend of rising labor, medical insurance and fuel costs. Various cost containment and price increase programs have been initiated, and such efforts have continued into fiscal 2001.

   Interest expense increased $12.0 million or 9% over the prior year due to increased debt levels, primarily to fund acquisitions and stock repurchases, and increased interest rates.

 Segment Results

                                            Fiscal               Change
                                       ------------------  -------------------
                                         1999      2000       $          %
                                       --------  --------  --------  ---------
                                              (dollars in millions)

Sales by Segment
Food and Support Services--United
 States............................... $3,993.5  $4,396.3  $  402.8      10.1%
Food and Support Services--
 International........................    975.2   1,001.9      26.7      2.7
Uniform and Career Apparel--Rental....    911.9     969.6      57.7      6.3
Uniform and Career Apparel--Direct
 Marketing............................    462.0     455.7      (6.3)    (1.4)
Educational Resources.................    399.7     439.4      39.7      9.9
                                       --------  --------  --------  ---------
Consolidated Sales.................... $6,742.3  $7,262.9  $  520.6       7.7%
                                       ========  ========  ========  =========

   Food and Support Services--United States segment sales increased 10% over the prior year due to acquisitions (approximately 5%) and increased volume
(approximately 5%) including new accounts. Sales in the Food and Support
Services--International segment increased 3% compared to fiscal 1999. Excluding the unfavorable impact of foreign currency translation, sales in this segment increased 9% due to new accounts (approximately 5%) and increased volume
(approximately 5%), partially offset by the impact of a divestiture in fiscal
1999 (approximately 1%). Sales in the Uniform and Career Apparel--Rental segment increased 6% over the prior year period due to pricing (approximately
2%) and increased volume (approximately 4%). Uniform and Career Apparel--Direct
Marketing segment sales decreased 1% from fiscal 1999. Segment sales performance reflects a decrease in direct uniform sales (approximately 4%), primarily as a result of a planned reduction in catalog circulation, which was partially offset by increased sales in the safety equipment and accessories market (approximately 3%) due to increased volume and the acquisition of Dyna
Corporation in the second quarter of fiscal 1999. Educational Resources segment sales increased 10% over the prior year due to pricing (approximately 5%) and new locations (approximately 7%), partially offset by lower enrollment at existing locations (approximately 2%).

                                            Fiscal               Change
                                       ------------------  -------------------
                                         1999      2000       $          %
                                       --------  --------  --------  ---------
                                              (dollars in millions)

Operating Income by Segment
Food and Support Services--United
 States...............................   $222.3    $244.5     $22.2      10.0%
Food and Support Services--
 International........................     32.0      40.2       8.2     25.6
Uniform and Career Apparel--Rental....    106.9     118.5      11.6     10.9
Uniform and Career Apparel--Direct
 Marketing............................      3.9      10.8       6.9    176.9
Educational Resources.................     34.7      32.3      (2.4)    (6.9)
Corporate and other...................    (24.6)    (26.7)     (2.1)    (8.5)
                                       --------  --------  --------  ---------
Consolidated Operating Income.........   $375.2    $419.6     $44.4      11.8%
                                       ========  ========  ========  =========

   Food and Support Services--United States segment operating income increased 10%. Excluding the impact of acquisitions, operating income increased 3% over fiscal 1999 due to the sales increases noted above, partially offset by increased employee healthcare and other operating costs, including a provision in the first quarter for a receivable from a customer that filed for bankruptcy. Food and Support Services--International segment operating income increased 26% over the prior year. Excluding the impact of asset sale gains from both years ($3.8 million and $1.1 million, respectively), foreign currency translation and fiscal 1999 operating losses at a Mexican subsidiary, operating income increased 1% over the prior year due to the sales increases noted above, partially offset by increased operating and business expansion costs. Uniform and Career Apparel--Rental segment operating income increased 11% over the prior year period due to the sales increases noted above and leveraging of fixed costs, partially offset by costs related to the startup of certain garment manufacturing operations. Operating income in the Uniform and Career Apparel--Direct Marketing segment increased to $10.8 million in fiscal 2000 from $3.9 million in fiscal 1999 due to increased margins and reduced catalog and other costs, partially offset by the impact of lower sales and increased costs related to a new distribution center. Educational Resources segment operating income decreased 7%. Operating results have been adversely impacted by the limited supply and increased cost of labor resulting from the very competitive labor markets, as well as increased employee medical costs. We anticipate that competition for scarce labor resources will continue to affect results in this segment during fiscal 2001.

 Fiscal 1999 Compared to Fiscal 1998

 Consolidated Overview

   Sales for the fiscal year ended October 1, 1999 were $6.7 billion, an increase of 2% over fiscal 1998, with increases in all operating segments being partially offset by the impact of the disposition of the distribution business in fiscal 1998. Excluding the impact of the distribution business transaction, consolidated sales increased 7% over the prior year. Operating income of $375.2 million increased $42.1 million or 13% over the prior year. Our total operating income in fiscal 1998 included other expense of $5 million related to the distribution business. Excluding the impact of other expense and the operating results of the distribution business, which are reflected in the Corporate and Other segment, total operating income increased 7% over the prior year due to strong performances in the Food and Support Services--United States, Uniform and Career Apparel--Rental, and Educational Resources segments, partially offset by a decline in operating income in the Uniform and Career Apparel-- Direct Marketing segment. Excluding other expense/income, our operating income margin increased to 5.6% from 5.1%, due primarily to the impact of the distribution business transaction noted above.

   Interest expense increased $18.4 million or 16% over the prior year due primarily to increased debt levels resulting from the impact of the tender offer transaction in June 1998.

 Segment Results

                                               Fiscal            Change
                                          ----------------- ------------------
                                            1998     1999      $         %
                                          -------- -------- --------  --------
                                                 (dollars in millions)

Sales by Segment
Food and Support Services--United
 States.................................. $3,653.0 $3,993.5 $  340.5      9.3%
Food and Support Services--
 International...........................    938.0    975.2     37.2     4.0
Uniform and Career Apparel--Rental.......    863.5    911.9     48.4     5.6
Uniform and Career Apparel--Direct
 Marketing...............................    457.8    462.0      4.2     0.9
Educational Resources....................    360.8    399.7     38.9    10.8
Corporate and other......................    365.8       --   (365.8)     --
                                          -------- -------- --------  --------
Consolidated Sales....................... $6,638.9 $6,742.3 $  103.4      1.6%
                                          ======== ======== ========  ========

   Food and Support Services--United States segment sales were 9% higher than the prior year due to increased volume (approximately 5%) and the acquisitions described previously (approximately 4%). Sales in the Food and Support Services--International segment increased 4% versus the prior year due to new accounts (approximately 3%) and increased volume (approximately 3%), partially offset by the unfavorable impact of foreign currency translation (approximately 2%). Sales in the Uniform and Career Apparel--Rental segment increased 6% over the prior year period due to increased volume. Uniform and Career Apparel-- Direct Marketing sales increased 1% over the prior year period due to increased sales of safety equipment and related accessories (approximately 4%) and the impact of the Dyna Corporation acquisition (approximately 2%), partially offset by a decline in sales of uniforms and career apparel. Educational Resources segment sales increased 11% versus the prior year due to pricing and new locations.

                                                     Fiscal         Change
                                                  --------------  ------------
                                                   1998    1999     $      %
                                                  ------  ------  -----  -----
                                                    (dollars in millions)

Operating Income by Segment
Food and Support Services--United States......... $195.1  $222.3  $27.2   13.9%
Food and Support Services--International.........   32.4    32.0   (0.4)  (1.2)
Uniform and Career Apparel--Rental...............  100.9   106.9    6.0    5.9
Uniform and Career Apparel--Direct Marketing.....   10.1     3.9   (6.2) (61.4)
Educational Resources............................   31.2    34.7    3.5   11.2
Corporate and other..............................  (36.6)  (24.6)  12.0   32.8
                                                  ------  ------  -----  -----
Consolidated Operating Income.................... $333.1  $375.2  $42.1   12.6%
                                                  ======  ======  =====  =====

   Food and Support Services--United States segment operating income increased 14% due to the sales increases noted above and effective cost controls. Food and Support Services--International segment operating income decreased 1% versus the prior year as the impact of the increased volume noted above plus effective cost controls was offset by operating losses at the Mexican subsidiary and the unfavorable impact of foreign currency translation. Excluding the impact of the operating losses noted above and foreign currency translation, operating income in the Food and Support Services--International segment increased 19%. Uniform and Career Apparel--Rental segment operating income increased 6% due to the increased volume noted above and gains on disposition of assets, partially offset by costs related to the startup of certain manufacturing operations and the implementation of a new marketing initiative. Operating income in the Uniform and Career Apparel--Direct Marketing segment decreased 62% from the prior year period due to the decline in sales of uniforms and career apparel noted above, a reduction in gross margin reflecting product mix changes and increased operating costs. Educational Resources segment operating income increased 11% due to the sales growth noted above.

Quarterly Results

   The following tables summarize certain unaudited historical financial data for each of the quarters in fiscal 1999 and fiscal 2000 and for the first three quarters in fiscal 2001. This quarterly information has been prepared on a basis consistent with our audited financial statements and, we believe, reflects all normal recurring adjustments necessary for a fair presentation of the information shown.



                                  Fiscal 1999                                 Fiscal 2000
                  ------------------------------------------- -------------------------------------------
                      Q1         Q2         Q3         Q4         Q1         Q2         Q3         Q4         Q1
                  ---------- ---------- ---------- ---------- ---------- ---------- ---------- ---------- ----------
                                                 (dollars in millions, except per share amounts)
Sales...........  $1,656.2   $1,664.6   $1,712.7   $1,708.8   $1,767.6   $1,746.4   $1,835.6   $1,913.3   $1,947.3
Cost of services
 provided.......   1,506.1    1,526.8    1,544.8    1,509.7    1,598.5    1,597.7    1,651.7    1,683.1    1,752.0
Operating
 income.........      84.8       66.2       98.6      125.6       94.9       74.2      108.0      142.5      111.9
Net income......      30.1       19.4       41.9       58.8       37.3       22.8       43.4       64.5       43.4
Diluted earnings
 per share(1)...     $0.30      $0.19      $0.41      $0.58      $0.38      $0.24      $0.46      $0.70      $0.48
EBITDA(2).......    $130.6     $114.9     $147.6     $175.8     $146.6     $126.9     $162.9     $204.0     $170.5
Percentage of
 Total Year:
Sales...........         25%        25%        25%        25%        25%        24%        25%        26%
Cost of services
 provided.......        25         25         25         25         25         24         25         26
Operating
 income.........        23         18         26         33         22         18         26         34
Net income......        20         13         28         39         22         14         26         38
Diluted earnings
 per share(1)...        20         13         28         39         21         14         26         39
Percentage of
 Sales:
Operating
 income.........        5.1%       4.0%       5.8%       7.4%       5.4%       4.2%       5.9%       7.5%       5.7%
EBITDA(2).......        7.9%       6.9%       8.6%      10.3%       8.3%       7.3%       8.9%      10.7%       8.8%
                 Fiscal 2001
                  ---------------------
                      Q2         Q3
                  ---------- ----------
Sales...........  $1,881.0   $1,980.9
Cost of services
 provided.......   1,717.0    1,777.1
Operating
 income.........      79.1      115.6
Net income......      23.8       48.1
Diluted earnings
 per share(1)...     $0.26      $0.53
EBITDA(2).......    $139.6     $176.1
Percentage of
 Total Year:
Sales...........
Cost of services
 provided.......
Operating
 income.........
Net income......
Diluted earnings
 per share(1)...
Percentage of
 Sales:
Operating
 income.........        4.2%       5.8%
EBITDA(2).......        7.4%       8.9%

--------
(1) Per share amounts have not been restated to reflect the impact of the merger exchange ratios.
(2) EBITDA represents net income before interest, taxes, depreciation and amortization, a measurement used by management to measure operating performance. EBITDA is not a recognized term under generally accepted accounting principles and does not purport to represent cash flow from operating activities. Because not all companies calculate EBITDA identically, this presentation of EBITDA may not be comparable to other similarly entitled measures of other companies.

   In the first and second fiscal quarters, within the Food and Support Services--United States segment, there is a lower level of activity at the higher margin sports, entertainment and recreational food service operations which is partly offset by increased activity in the educational sector. However, in the third and fourth fiscal quarters, there is a significant increase at sports, entertainment and recreational accounts which is partially offset by the effect of summer recess in the educational sector. In addition, there is a seasonal increase in volume of directly marketed work clothing during the first quarter.

Financial Condition and Liquidity

   Reference to the consolidated statements of cash flows will facilitate understanding of the discussion that follows:

 Fiscal 2001

   Cash provided by operating activities for the nine month period was $320 million in fiscal 2001 and $238 million in fiscal 2000. Excluding the impact of the accounts receivable sale transaction noted below, cash provided by operating activities for fiscal 2001 was $160 million, reflecting a reduction in current liabilities due to the timing of certain payments such as taxes, commissions, retirement benefits and stock repurchase obligations. Debt decreased by $85 million during the nine months ended June 29, 2001, primarily due to the accounts receivable sale transaction noted above, partially offset by the impact of capital expenditures and the assumption of $21 million of indebtedness in connection with the Campbell Bewley transaction.


   During the first nine months of fiscal 2001, we repurchased $84 million of our old Class B common stock, issuing $36 million in installment notes as partial consideration. Additionally, we received approximately $32 million (including proceeds from the sale of deferred payment obligations) related to the issuance of old Class B common stock through the exercise of installment stock purchase opportunities.


   During fiscal 2001, we reduced the borrowing capacity under the Educational Resources credit facility from $125 million to $25 million and the Canadian credit facility from C$80 million to C$70 million, and established a $200 million accounts receivable sale facility. During the second quarter of fiscal 2001, we entered into an agreement, which we refer to as the receivables facility, with several financial institutions whereby we sell on a continuous basis an undivided interest in all eligible trade accounts receivable, as defined. Pursuant to the receivables facility, we formed ARAMARK Receivables, LLC, a wholly-owned, special purpose, bankruptcy-remote subsidiary. Under the receivables facility, certain of our subsidiaries transfer without recourse all of their accounts receivable to ARAMARK Receivables, LLC. ARAMARK Receivables LLC, in turn, has sold and, subject to certain conditions, may from time to time sell an undivided interest in these receivables up to $200 million. We have retained collection and administrative responsibility for the participating interests sold. The agreement expires in March 2004. We have approximately $500 million of unused committed credit availability under our credit facilities, approximately $475 million under our senior revolving credit facility. Additionally, we have shelf registration statements on file with the SEC for the issuance of up to $500 million of debt securities. The debt securities can be issued under an indenture dated July 15, 1991 which permits us to issue unsecured debt obligations with interest rates and terms to be established at the time of issuance based on prevailing market conditions. We currently expect to continue to fund acquisitions capital expenditures and other liquidity needs from cash provided from operating activities, normal disposals of property and equipment and borrowings available under our credit facilities or note issuances. As of June 29, 2001, we had approximately $90 million outstanding in foreign currency borrowings.

 Fiscal 2000

   Cash provided by operating activities in fiscal 2000 was $407 million, an increase of $114 million over fiscal 1999, reflecting the growth in operations and rigorous working capital management. Debt increased by $203 million, as cash required to fund acquisitions, capital expenditures and stock repurchases exceeded cash provided by operating activities.

   During the third quarter of fiscal 2000, we entered into two variable rate term loan agreements totaling $125 million, which mature in May 2005. During the fourth quarter, we entered into a $45 million variable rate term loan agreement which matures in July 2003. Proceeds from the term loans were used to repay borrowings under our revolving credit facility. Additionally, during the third quarter, we entered into interest rate swap agreements totaling $300 million (notional amount) which fix the interest rate on a like amount of variable rate borrowings at an average effective rate of 8.1%. The interest rate swaps have terms of one to three years.

   During fiscal 2000, we repurchased $53 million of our old Class A common stock and $190 million of our old Class B common stock for $155 million in cash plus installment notes. Additionally, we received approximately $31 million related to the issuance of old Class B common stock to eligible employees, primarily through the exercise of installment stock purchase opportunities.

New Accounting Pronouncements


   On June 30, 2001, the Financial Standards Accounting Board finalized SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets. With the adoption of SFAS No. 142, goodwill is no longer subject to amortization, rather it will be subject to at least an annual assessment for impairment by applying a fair value based test. We are required to adopt the provisions of this pronouncement no later than the beginning of fiscal 2003. However, goodwill and other intangible assets acquired after June 30, 2001, are subject immediately to the nonamortization and amortization provisions of this statement.


   We are currently evaluating the impact of SFAS No. 142. Goodwill amortization (pre-tax) was $18.8 million and $16.3 million for the first nine months of fiscal 2001 and 2000, respectively.


Quantitative and Qualitative Disclosure About Market Risk

   We are exposed to the impact of interest rate changes and manage this exposure through the use of variable-rate and fixed-rate debt and by utilizing interest rate swaps. We do not enter into contracts for trading purposes and do not use leveraged instruments. The information below summarizes our market risks associated with debt obligations and other significant financial instruments as of September 29, 2000 and October 1, 1999. Fair values were computed using market quotes, if available, or based on discounted cash flows using market interest rates as of the end of the respective periods. For debt obligations, the table presents principal cash flows and related interest rates by expected fiscal year of maturity. Variable interest rates disclosed represent the weighted-average rates of the portfolio at September 29, 2000 and October 1, 1999. For interest rate swaps, the table presents the notional amounts and related weighted-average interest rates by fiscal year of maturity. The variable rates presented are the average forward rates for the term of each contract. Through June 29, 2001, the market risk information has not changed materially.

                                         Expected Fiscal Year of Maturity
                          ---------------------------------------------------------------
                                                                                    Fair
As of September 29, 2000   2001   2002   2003   2004    2005   Thereafter  Total   Value
------------------------  ------ ------ ------ ------- ------- ---------- -------- ------
                                           (US$ equivalent in millions)
Debt:
Fixed rate..............   $25    $25    $25   $300(a)  $150    $467(a)     $992     $951
Average interest rate...    6.8%   6.8%   6.8%    6.8%    8.2%     7.1%       7.2%
Variable rate...........   $60           $45      $4    $736                $845     $845
Average interest rate...    5.8%          8.0%    6.6%    7.6%                7.5%

Interest Rate Swaps:
Receive variable/pay
 fixed..................  $150   $100   $100                                          $(4)
Average pay rate........    7.0%   7.6%   7.7%
Average receive rate....    6.8%   6.7%   6.7%

                                         Expected Fiscal Year of Maturity
                          ---------------------------------------------------------------
                                                                                    Fair
As of October 1, 1999      2000   2001   2002   2003    2004   Thereafter  Total   Value
---------------------     ------ ------ ------ ------- ------- ---------- -------- ------
                                           (US$ equivalent in millions)
Debt:
Fixed rate..............  $104    $25    $75     $25   $300(a)  $615(a)   $1,144   $1,101
Average interest rate...    9.3%   6.7%   7.6%    6.8%    6.8%     7.5%       7.4%
Variable rate...........   $25    $36                     $4     $425       $490     $490
Average interest rate...    5.8%   5.5%                   6.6%     6.2%       6.2%

Interest Rate Swaps:
Receive variable/pay
 fixed..................   $75    $50
Average pay rate........    6.1%   6.2%
Average receive rate....    5.8%   6.2%

--------
(a) Each balance includes $300 million of senior notes callable by us at any time.

                                    BUSINESS

Overview

   We are a leading provider of a broad range of outsourced services to business, educational, healthcare and governmental institutions and sports, entertainment and recreational facilities. We have leadership positions in food and support services, uniform and career apparel services and childcare and early education. Our strong presence in food service allows us to serve clients in many of the key industrial countries, whose economies represent over 60% of world GDP and which continue to experience substantial growth in the outsourcing services we provide. We plan to continue our growth by capitalizing on this worldwide outsourcing trend, providing our clients with innovative and high quality services and by pursuing acquisitions.

   Our objective is to be a world leader in managed services by exceeding our customers' expectations, continuing to grow our business and providing an environment where exceptional people want to work. In the United States, we are the second largest food service company, and in most of the other countries in which we operate, we are among the top three. Our uniform and career apparel business is the second largest in the United States and provides both rental and direct marketing services. Our education business is the second largest in the United States, providing childcare and early education to over 100,000 children. Through our expansive service offerings and geographic presence, our approximately 185,000 employees serve millions of clients and customers in 15 countries around the world, providing services that are key to the successful operations of our clients.

   For the fiscal year ended September 29, 2000, we reported sales of approximately $7.3 billion and net income of approximately $168 million. Over the past five years, by expanding our food and support service offerings, maintaining a diverse base of existing client relationships and high retention rates, and increasing our uniform capabilities, we have achieved compound annual sales growth of 8.1% and compound annual operating income growth of 12.8%, adjusted to exclude two divested non-core business lines.

   The following diagram provides a brief overview of our business:

                                    [GRAPH]
                                    ARAMARK
Business                  Food and                       Uniform and
  Groups:             Support Services                  Career Apparel

Operating       United States     International            Rental
Segments:

Fiscal
 2000(a):
   Sales:          $4,396.3         $1,001.9               $969.6

Operating
  Income:            $244.5            $40.2               $118.5

Services:  Food, refreshment,     Food, refreshment,    Rental, sale cleaning,
           support services,      support services,     maintenance and delivery
           facility maintenance   facility maintenance  of personalized
           and housekeeping       and housekeeping      uniform and career
                                                        apparel and other items

 Sectors:  Business, educational, Principally business  Business, manufacturing
           governmental and       operations are con-   transportation and
           healthcare institu-    ducted in 14          service industries
           tions, sports and      countries, including
           entertainment fac-     the U.K., Germany,
           ilities and recre-     Canada, Spain, Mexico,
           ational and other      Japan, Ireland and
           facilities             Korea(b)

                                      Educational
                                       Resources

              Direct                  Educational
            Marketing                  Resources


              $455.7                    $439.4


               $10.8                     $32.3

Services:  Direct marketing of       Infant, toddler,
           personalized uniforms,    preschool and
           career apparel and        school age learning
           public safety equipment   programs

Sectors:   Business, public          Community based
           safety institutions and   childcare centers,
           individuals               programs in public
                                     elementary schools,
                                     employer on site
                                     child care centers
                                     and private elementary
                                     schools
___________
(a) Dollars in millions. Operating income excludes $26.7 million of corporate and other expenses
(b) Minority investments in Japan, Ireland and Korea.


History

   Our business traces its history back to the 1930's, when we began providing vending services to plant employees in the aviation industry in Southern California. In 1959, our founders, Davre J. Davidson and William S. Fishman combined their two businesses to form our predecessor company, which became public in 1960. In the ensuing years, we broadened our service offerings and expanded our client base while retaining our entrepreneurial character. These increased service offerings included our uniform services business, acquired in 1977, and education services, acquired in 1980. Our present ownership structure resulted from a 1984 management buyout. Since 1984, our management and employees have continued to increase their ownership of the company and, directly and through our employee benefit plans, currently own approximately 89% of our equity capital.

Business Strengths

 Leading Provider to Growing Outsourced Services Market

   We are a leading provider of a broad range of outsourced services to business, educational, healthcare, governmental, sports, entertainment and recreational clients. As a leading provider, we believe we are well positioned to capitalize on the growth of outsourcing worldwide, which we believe has outpaced and will continue to outpace overall economic growth. As many organizations focus on their core activities, they are increasingly outsourcing support functions to improve the quality and consistency of service, provide service innovation and increase cost-effectiveness through the economies of scale achieved by a large service provider. Given the large percentage of these functions that remain self-operated worldwide, we believe this trend represents a substantial growth opportunity for us.

   We have a top three market position in food and support services in key developed countries, including the United States, Canada, United Kingdom, Germany, Spain, Mexico and Korea and, in Japan and Ireland, through ownership of minority interests in large food service providers. We believe our capabilities as one of the world's leading providers of outsourced food and support services and our recognized brand name allow us to:


  . creatively and effectively meet the needs of our clients at either single or multiple client locations, contributing to high client retention rates;

  . expand our existing client relationships by providing additional services; and

  . successfully compete for new accounts, including large regional or multi-regional accounts and for special events, such as the Olympic Games, that draw on our international experience.

   We are the second largest U.S. provider of uniforms and career apparel services and one of only a small number of uniform providers able to provide a full range of uniform services to our clients across product lines and across the United States. We offer this coast-to-coast service through a network of pick-up and delivery routes, cleaning facilities, distribution centers, as well as through a direct sales force, catalog mailings and telemarketing.

   Our Educational Resources business, which accounts for 6% of our sales, is the second largest provider of childcare services in the United States, serving children and their families in 27 states and the District of Columbia.

 Broad Portfolio of Services

   We believe that the breadth and creativity of our service capabilities, including customized, client specific solutions, position us to meet the needs of clients who increasingly seek a single provider of multiple services. Our food and support services business offers not only food and refreshment services, but, for many clients, also provides a number of other services which enhance the efficient use and maintenance of their facilities. For example, we provide:

  . food, dormitory, convenience store and entertainment services to many offshore drilling rigs in the North Sea and the Gulf of Mexico;

  . lodging and recreational activities such as tours and boating at many U.S. National Parks, state parks and other recreational locations, including Glen Canyon National Recreation Area at Lake Powell and Denali National Park and Preserve; and

  . merchandise and housekeeping services at sports and entertainment facilities such as Fenway Park and Turner Field.

   The consumers of our services are primarily employees, students, patients or patrons at our client locations. We match these consumers' diverse preferences with a variety of internally developed and third party brands.

   We believe our uniform and career apparel business provides one of the broadest arrays of such products and services available in the United States, serving mechanics for American Airlines, route drivers for Coca-Cola bottling companies, customer service workers at McDonald's and Pizza Hut, nurses, police officers, firefighters and many others. Our comprehensive selection of services enables us to meet the spectrum of our clients' uniform needs, from protecting workers to promoting corporate image. We are well positioned to capitalize on the growing trend of service companies to use personalized employee uniforms to convey a desired company image. Our capabilities include:

  . a nationwide pick-up, cleaning and delivery network for rented uniforms and ancillary items consisting of a fleet of vehicles serving approximately 2,700 routes which operate from over 200 laundry and distribution facilities throughout the United States;

  . a broad range of career apparel available for purchase, which is sold via catalog, outbound telemarketing, a direct sales force and across the Internet; and

  . the ability to design customized uniform programs, manufacture uniforms and personalize our products through direct embroidery of company logos and employee names.

 Diverse Client Base and Strong Client Retention

   Our large client base, high retention rates and broad array of customers provide us with a diversified source of sales, earnings and cash flow. We have increased operating income in all but one of the last 15 years (in fiscal 1994 operating income declined less than 1%). This performance is due in part to:

  . our large client base, which currently includes over two million clients in 15 countries. In fiscal 2000, no individual client represented more than 2% of our sales;

  . the diversity of our clients' activities, which include operations in business and industry, education, government, healthcare, sports, entertainment, recreation and corrections; and

  . high client retention rates, which are approximately 95% for our food and support service clients and 93% for our uniform rental customers.

   Although many contracts are cancelable upon short notice, we believe most clients remain loyal due to our high quality service, and numerous clients have used our services for many years. Clients may also be reluctant to change due to the effort involved, the potential disruption of services provided to their employees and, in some cases, the costs associated with a change in service provider.

 Significant Scale and Strong Operating Infrastructure

   Our ability to improve operating performance is derived in part from our ability to create economies of scale. Each year we purchase over $1.7 billion of food and related items and purchase or self-manufacture over $400 million of uniform and career apparel. Our size and resulting importance to vendors, manufacturers and distributors allow us to obtain high quality products and services at attractive prices. In our food and support services business, our operating performance benefits from our flexible cost structure and low overall capital needs.

   We have developed sophisticated operating systems and procedures, including labor scheduling, route dispatch, computerized menu management and inventory control systems, as well as internal communication and administrative systems. This operating and logistical infrastructure enables us to:

  . efficiently manage labor, one of the main components of our cost structure, by providing just-in-time labor deployment to our many locations to meet day-to-day, seasonal and event-specific demands;

  . provide efficient administrative support to our managers in the field so they may concentrate on serving clients' needs and identifying and capturing opportunities to expand our service relationships;

  . provide facility design services to our clients to improve the customer appeal and effectiveness of their food service facilities; and

  . reduce delivery costs in uniform rental and refreshment services by designing efficient route structures.

   In addition, our technology infrastructure and centralized administration allow us to efficiently add and integrate new customer locations. For example, following our purchase of Ogden Entertainment in June 2000, during the height of the summer baseball and concert season, we deployed our systems in over 80 sites in a period of four months, transitioned 10,000 employees to our payroll and took over the management of the operations of the business without disruption.

   Our uniform services business includes approximately 2,700 pick-up and delivery routes supported by 73 laundry plants and 132 satellite plants and depots in a hub-and-spoke configuration covering all of the top 50 metropolitan statistical areas in the United States. This extensive network allows us to easily and rapidly add clients at low marginal delivery cost.


 Entrepreneurial Management Culture and Significant Employee Ownership

   Our entrepreneurial culture is fostered by our distinctive management and employee ownership programs, which began over 15 years ago.

  .  Over 3,500 managers collectively own over 70% of our equity.

  . Over 15,000 of our managers and employees collectively own approximately 89% of our equity, directly and through their participation in our benefit plans.


   Following this offering and assuming we purchase 10% of our outstanding shares of Class A common stock in the anticipated stock buyback, management and employees will continue, directly and through their participation in our benefit plans, to own approximately 76% of our common stock. Since our December 1984 going private transaction, our employee ownership program has been a critical component of our entrepreneurial culture. Importantly, this high level of ownership has developed in large part through voluntary employee stock purchases. We believe that the high level of continuing ownership effectively aligns our management's and employees' interests with those of our company and its other stockholders. Together with our philosophy of placing profit and loss responsibility at the local manager level and linking managers' compensation to operating performance, this alignment has contributed significantly to our success by focusing our people on the creation of shareholder value through the efficient growth of the business.


Business Strategy

   Building on these strengths, we will continue our growth through the following strategies, while maintaining our focus on meeting and exceeding our customers' requirements.

 Capitalize on Favorable Outsourcing Trends

   Worldwide demand for outsourced food and support services is estimated to exceed $350 billion annually. Notwithstanding this significant demand, a substantial majority of these services worldwide remain self-operated. Our markets continue to grow as more organizations decide to outsource non-core support services, and we believe we are well positioned to capitalize on this trend. Our strategy includes identifying and educating existing and potential clients in current and new sectors on the benefits of outsourcing non-core activities.

   The increasing demand for outsourcing services is supported by several factors, led by the increasing strategic desire of business, healthcare, educational, governmental and other organizations to focus on their core activities. Most of our services are provided directly to key constituencies of our clients such as their employees in the case of business and governmental organizations, students in the case of universities, colleges and schools, patients, staff and visitors in the case of healthcare institutions, and fans and patrons in the case of stadiums, arenas, amphitheaters, convention centers and national and state parks. As these consumers' demands have become more sophisticated and as the responsiveness of our clients to these demands has increased, our clients have increasingly turned to outside service providers to meet these needs. Outsourcing support functions allows our clients to:

  . improve the quality and consistency of support services through professional management;

  . increase satisfaction of their key constituencies such as employees, students, patients and customers;

  . benefit from current, innovative trends in the quality, variety and delivery of these services; and

  . improve cost effectiveness through the economies of scale and efficiencies achieved by a leading service provider.

   In certain of our sectors, large organizations are increasingly deciding to outsource, having previously provided such services themselves. Some recent examples of our success in capitalizing on new or expanded outsourcing opportunities include the following:

  . The Department of Corrections for the State of Florida decided to outsource to us a virtually statewide foodservice contract, increasing the number of facilities we serve from less than ten to 129. We believe this is a significantly underpenetrated sector, as only a few states and the District of Columbia fully outsource their statewide correctional food service.

  . In the last two years, we have been awarded national uniform contracts by Boeing, Safeway, and Wal-Mart. To our knowledge, there are few national contracts of similar size and scale and, as other companies recognize the benefits of a single source provider, we are well positioned to serve them.

 Increase Base Sales Through Expanded Client Partnerships

   A key element of our growth strategy is to increase our sales at our existing client locations by:

  . increasing the participation in our service offerings by our clients' employees, students, patients, patrons and customers;

  .  increasing the per capita spending of these consumers; and

  .  providing additional services to our clients.

   We seek to increase consumer participation and per capita spending primarily through innovative marketing and merchandising programs directed at the ultimate consumers of our services. These programs include the extensive use of both internally developed and third party brands. Internally developed brands include PanGeos(R), Bene Pizza(R), One World CafeSM and Euro BaguettesSM. These brands are implemented across multiple client locations using proprietary menus, signage and merchandising programs. At our client locations, we also serve established third party branded products from Pizza Hut(R), Taco Bell(R), Subway(R), Dunkin' Donuts(R) and from other well recognized national, regional and local brands.

   An example of our product enhancement capability and ability to increase per capita spending is the strategic use of nationally recognized specialty coffee brands such as Starbucks(R), Seattle's Best(R) and Java City(TM), which satisfies the demand by clients' employees and other constituents for popular brand name products and provides us higher pricing and margin opportunities at our client locations. We believe that by using this strategy, we will continue to increase sales to our existing clients, improve our high retention rates and expand our client base.

   We provide a broad array of services and products and plan to expand our sales to existing clients through the provision of additional services. In the food and support services business, our leadership position and quality reputation position us to provide our clients with facilities, related support services, such as facility operations and maintenance, energy management, housekeeping, custodial, and groundskeeping, among other services we offer.

   Our success in continuing to add new services to existing clients is illustrated by the development of our relationship with a prestigious northeastern U.S. university:

  . 1987--we began managing the conference center of the university's business school;

  . 2000--we added a broad range of food and facilities management services to the university's affiliated healthcare system, serving several hospitals throughout the network; and

  . 2001--we contracted to provide food and concession services at the university's athletic fields.

   Primarily because of these additional activities, annual sales from this client have grown to more than $15 million. We believe we have many similar opportunities to provide additional services to many of our clients.

 Expand Margins by Realizing Additional Operating Efficiencies

   From fiscal 1996 through fiscal 2000 we increased our operating income margin by more than 110 basis points. We plan to continue to expand our margins by capitalizing on our increasing scale and further improving our strong operating infrastructure. Our scale and infrastructure allow us to manage effectively our key costs of labor, food and uniforms, which together represented approximately 73% of our operating costs in fiscal 2000. We believe we can continue to expand margins through:

  . Labor: Many of our operating initiatives are designed to more efficiently use our work force such as better use of labor scheduling practices, cross training employees to engage in multiple tasks and using technology to simplify food preparation and automate laundry plants.

  . Technology: We have implemented food service systems allowing managers at client locations to manage inventory, labor, menu planning and financial reporting more efficiently, so that they may concentrate their efforts on client-related activities. In the uniform businesses, as we expand and upgrade our operations, we are automating our plants to reduce handling, enhance energy efficiency, and simplify processes and procedures. We have also upgraded, and are continuing to invest in, many of the systems we rely on for our centrally administered services such as payroll, billing, receivables management and vendor management.

  . Purchasing and inventory management: Through expanded use of centrally negotiated contracts with food manufacturers and distributors, we expect to continue to control quality and consistency in food preparation and simplify operations in order to reduce food costs. In the uniform direct marketing business, we have standardized styles, colors, and sizes available, and regularly review our offerings in order to simplify our operations, improve customer fulfillment and reduce costs.

  . Self-manufacturing: As we have developed and expanded our garment manufacturing capability during the last few years, we have reduced the cost of garments. We continue to increase the percentage of garments manufactured and should continue to realize related cost reductions.

 Increase Penetration of International Markets

   We believe that the size of international markets and their relatively low rates of outsourcing present a substantial growth opportunity. This opportunity has three key elements:

  . further penetration in the countries and sectors in which we currently operate, many of which have relatively low penetration rates;

  . expansion into additional countries through acquisitions and investments; and

  . expansion of our service offerings to include services we provide in the United States.

   We plan to expand our presence and penetration in each of the 14 countries outside the United States in which we operate. For example, in Germany, we believe there is substantial opportunity to grow our services in the business sector, where the penetration by outside service providers continues to be relatively low. In addition, we have recently entered both the healthcare and sports, entertainment and recreation sectors in Germany which also have low outsourcing rates. In Japan, through our ownership of a minority interest in the country's second largest food service company, we believe we are well positioned to participate in the considerable future opportunities as outsourcing continues to develop. We expect that the ability to service our clients in multiple countries may grow in importance, and accordingly, our international presence will assist us in meeting these needs.

   We believe that acquisitions, strategic alliances and joint ventures are effective in facilitating our entry into new countries. We seek partners based on their existing services, customer relationships, expertise and market prominence. One recent example of this strategy is our entry in fiscal 2001 into a partnership with Dublin-based Campbell Bewley Group, facilitating our entrance into Ireland and expanding our presence in the United Kingdom. We believe that additional opportunities exist for us to make minority investments in independent service providers in markets we seek to penetrate. Our strategy provides us with the benefit of having the continued involvement of an established local partner and may allow us the opportunity to purchase the entire business at an appropriate time. In addition, larger acquisitions are also likely to continue to be a part of our strategy for future growth.

 Pursue and Integrate Strategic Acquisitions

   We anticipate that a continued consolidation in the worldwide food and support services business and the uniform and career apparel business will create opportunities for us to acquire businesses with complementary geographic and product profiles. We intend to continue to strengthen our existing business through disciplined, selective acquisitions and strategic investments in both the United States and other countries. We have a history of successful acquisitions, including six in the last three years, which we have integrated into our existing operations, while achieving targeted synergies with minimal client losses. We believe our acquisition strategy differentiates us from some of our key competitors who typically do not fully integrate acquisitions, which we believe allows us to achieve efficiencies and deliver high quality services.

   Historically, our lack of a publicly traded equity security, our need for funds to repurchase stock from our employee stockholders and our leverage have limited our ability to make some acquisitions. While we will continue to critically evaluate acquisitions subject to strict financial criteria, we believe that this offering will better position us to take advantage of strategic opportunities by providing a publicly traded security and by increasing our financial flexibility.


Food and Support Services

   Our food and support services group manages a growing number of interrelated services--including food, refreshment, facility and other support services--for businesses, healthcare facilities, school districts, colleges and universities, conference and convention centers, national and state parks, sports, entertainment and recreational venues and correctional institutions. In fiscal 2000, our Food and Support Services--United States segment generated $4.4 billion in sales, or 61% of our total sales. In fiscal 2000, our Food and Support Services--International segment generated $1.0 billion in sales or 14% of our total sales. Serving tens of thousands client locations, we believe we are a leader in size, capability, quality and innovation in the contract food and support services industry.

   We are the exclusive provider of food and beverage management services at most of the facilities we serve and are responsible for hiring, training and supervising substantially all of the food service personnel in addition to ordering, receiving, preparing and serving food and beverage items sold at those facilities. In governmental, business, educational and healthcare facilities (for example, offices and industrial plants, schools and universities and hospitals), our client generally provides us access to customers in the form of employees, students and patients. At sports, entertainment and recreational facilities, which include convention centers, our clients are responsible for attracting patrons on an event-specific basis. We focus strongly on new business development, client retention and sales growth at existing locations through marketing efforts directed toward customers and potential customers at the client locations we serve. We focus our marketing on increasing customer traffic flow and therefore sales at facilities that we serve.

 Industry Overview

   The food and support service industry consists of the supply of food and beverage services and facilities services management to a range of clients, including businesses, educational, governmental, correctional and healthcare institutions, and operators of sports, entertainment and recreational facilities in a variety of formats, service levels and price points. We believe that the worldwide food and support service market represents over $350 billion in potential annual sales, the substantial majority of which is currently self-operated.

   Although the markets in which we operate are highly fragmented, in recent years the contract food service industry has experienced consolidation and multi-national expansion. We believe that other recent market dynamics in the food and support services industry include:

  . continued growth in the outsourcing of food service and facilities management as a result of:

   -- clients focusing on their core competencies and outsourcing their non-core activities and services;

   -- clients addressing the need to satisfy demanding customers; and

   -- clients facing increasing cost pressures and looking for cost-effective alternatives to self-administered food and support activities;

  . increasing market penetration by large, well-capitalized participants due to their ability to:

   -- offer a broader range of modern, innovative services than local and regional competitors can;

   -- provide multi-regional coverage to clients who have a multi-regional or multi-national presence;

   -- make infrastructure investments in client locations as necessary; and

   -- provide cost-effective services as a result of economies of scale;

  . an increase in the retail orientation of food service management due to the proliferation of alternative retail outlets, including quick serve restaurants; and

  . a trend toward a single source alternative for all facilities-related outsourcing needs, including food service and facilities support management.

 Customers and Services--United States Segment

   Our Food and Support Services--United States segment serves a number of customer sectors, distinguished by the types of customers they serve and types of services they offer. No individual client represents more than 2% of our sales, other than, collectively, a number of U.S. government agencies.


                   Fiscal
                    2000         % of
                   Sales      Fiscal 2000       Types of            Types of             Sample
Client Sectors  ($ millions) Segment Sales      Services             Clients             Clients
--------------  ------------ ------------- ------------------- ------------------- -------------------
Business           $1,554         35%      On-site restaurants Business/industry   The Boeing Company
                                           Catering                                Electronic Data
                                           Executive dining                        Systems
                                           rooms                                    Corporation (EDS)
                                           Conference center                       Eli Lilly and
                                            management                             Company
                                           Vending and coffee                      Sears, Roebuck & Co
                                           services
                                           Retail operations

Education           1,227         28%      Student and faculty Colleges            Boston University
                                           dining              Universities        Baylor University
                                           Retail operations   Preparatory schools Duval County School
                                                               School districts    Board
                                                                                    (Jacksonville, FL)
                                                                                   Houston Independent
                                                                                   School  District

Sports &              902         21%      Food and beverage   Sports and          Atlanta
 Entertainment                              concessions        entertainment       Braves/Turner Field
                                           Premium and banquet  facilities         Denali National
                                            catering           Convention centers  Park and  Preserve
                                           Retail sales        National and state  Gund Arena
                                           National park       parks               Las Vegas
                                           concessions                             Convention and
                                                                                    Visitors Authority

Other                 713         16%

 Healthcare:                               Patient and staff   Medical centers     Atlantic Health
                                           dining              Hospitals           System,  Inc. (NJ)
                                           Environmental       Regional healthcare Johns Hopkins
                                           services             systems            Bayview  Medical
                                           Patient transport                       Center, Inc.
                                           Retail gift shops                       St. Vincent's
                                                                                   Hospital and
                                                                                    Medical Center
                                                                                   (NY)

 Correctional:                             Food services       States and counties Arlington County,
                                           Commissary services Municipalities      Virginia
                                           Laundry services                        Monmouth County,
                                                                                    New Jersey
                                                                                   State of Kansas
                                                                                   Department  of
                                                                                   Corrections

 Facilities                                Facilities          Businesses          The American Museum
  Services:                                management          Colleges and        of  Natural History
                                           Plant operations    schools             Baylor University
                                           Energy management   Healthcare          Seattle
                                           Capital program     institutions        Mariners/Safeco
                                            management         Sports and           Field
                                                               entertainment
                                                                venues
                   ------        ----
Total              $4,396        100%
                   ======        ====


   Business. We satisfy the business dining needs of several million people annually at over 1,200 locations, delivering customized solutions to over 500 clients in business and industry. We provide a range of services which includes on-site restaurants, catering, convenience stores, executive dining rooms and conference center management. In addition, we provide many of our food service clients with facilities management services.

   We are a leader in vending and coffee services providing over one billion cups of coffee, 140 million cold beverage servings and 100 million snacks a year for business and industry clients at tens of thousands of locations in the United States. We have expanded our service and product offerings to include gourmet coffee and beverage offerings, "grab and go' food operations, convenience stores, home meal replacement programs and a proprietary drinking water filtration system.

   We believe that food services to business and industrial organizations, including vending services but excluding support services, represent at least $30 billion of potential sales annually in the United States. While this sector is well developed relative to others in which we participate, approximately 40% is not yet outsourced.

   Sports & Entertainment. We serve the concessions, premium banquet and catering, retail, merchandise and novelty sales, recreational and lodging needs of millions of people annually at approximately 170 sports, entertainment and recreational facilities. We serve over 35 professional sports arenas and stadiums, 28 convention centers, 12 national and state parks, plus numerous concert venues, entertainment complexes, resorts and other popular tourist attractions across the United States. We are the leading provider to major league sports, serving 45 teams in Major League Baseball, the National Basketball Association, the National Football League and the National Hockey League. We have provided services at many of the highest visibility sporting events in the United States, including the World Series, the Major League Baseball All-Star Game, the Stanley Cup Finals, the NBA All-Star Game and the National Basketball Association Championship Series. We also provide services at highly visible special events, including serving food to the athletes at ten Olympic Games since 1968, including most recently in Sydney, Australia.


   We believe that concessions services in the sports and entertainment sector in the United States represent approximately $17 billion of potential sales annually, of which more than 50% are not yet outsourced. A significant source of growth in the sports facilities category has been the increased level of per capita spending on food, beverages and merchandise by attendees of events held at newly constructed or refurbished sports facilities. We estimate that 24 new stadiums and arenas are currently under development or being planned, which does not include existing stadiums and arenas which may be undergoing refurbishment. Management believes that the sports facilities category of the industry will continue to benefit from the construction of new, and the refurbishment of existing, sports facilities.

   We own 50% of SMG, a leader in providing outsourced management of public assembly facilities including arenas, stadiums and theaters, as well as convention, exhibition and trade centers. SMG offers services such as event booking and management, cash management, maintenance services and risk management while seeking to maximize the number of events and attendance at such facilities. The approximately 133 facilities managed by SMG are located throughout the United States and also include facilities in Europe, the United Kingdom and Canada.


   Education. We are a leading provider to colleges, universities and preparatory schools, serving over 200 million meals annually to students, faculty and visitors at over 350 institutions. The campus dining marketplace, which was historically focused on residential board plans, has expanded to include more diverse and convenience-oriented retail operations that operate as gourmet coffee outlets and other new points of service offering traditional convenience store items, health and beauty items, snacks and beverages. We believe campus administrators increasingly recognize students as paying customers with sophisticated tastes and preferences who demand greater quality, more menu choices and greater flexibility. Based on these trends, we seek to create an appealing, healthy and attractive dining experience that is designed to enhance the school's reputation while integrating our services into the school's structure and campus life.

   We are a leading provider of food services to school districts. We serve more than 325 school systems and districts. We offer our clients solutions to their goal of increasing student participation in school lunch programs, improving service, increasing student satisfaction and achieving cost reductions. Our One World CafeSM has been established in more than 100 school districts offering student-friendly merchandising, branded concepts and promotional programs. We believe this is an underpenetrated market and that a large number of school districts do not currently outsource their food service. Following the successful outsourcing of food services at school systems in several major cities, such as Chicago, Atlanta and Houston, increasingly large metropolitan school systems are considering outsourcing their food services, and we believe this is a substantial growth opportunity. As an example, the Detroit school district in 2001 made the decision to outsource its food service needs and we were successful in winning this business.

   We believe that food and support services to educational institutions represent approximately $18 billion of potential sales annually, and approximately 70% are not yet outsourced.

   Healthcare. We are a leader in providing innovative non-clinical support services solutions to hospitals, long-term care facilities and regional healthcare systems. We believe that major healthcare systems will increasingly look to a single supplier for their three primary non-clinical service needs: food service, environmental services and laundry and linen distribution. We estimate that U.S. food and support services to healthcare institutions, not including other non-clinical support services, represent approximately $12 billion of sales annually, with approximately 75% not yet outsourced.

   Facilities Services. We are a leader in providing facilities management services that support our business, educational, correctional, healthcare and recreational clients. We work closely with our clients to efficiently maintain and operate their facilities, lower their operating costs and provide quality support services which permits our clients to focus on managing their core activities rather than on managing their environment. Our services include physical plant management and janitorial services, as well as design and consulting services, including capital management consulting services, to enhance the operation of client facilities at the most economical cost. The market is significantly underpenetrated as only a limited number of existing clients outsource these services.

   Correctional. We are a leader in correctional food services, providing state, county and municipal clients with improved quality and lower operating costs at more than 300 correctional facilities in over 30 states and serving over 235,000 inmates. We believe that food and support services to correctional facilities represent over $2 billion annually, with approximately 70% not yet outsourced. Public demands for increased public sector cost efficiency is prompting many correctional facilities to outsource many of their needs. The size of inmate populations, the number of correctional facilities in the United States and the low outsourcing penetration rates have made this segment one of the fastest growing of the outsourced food service industry. In addition, we believe this is an underpenetrated sector as only a few states currently outsource their statewide correctional systems' food services. We have increased our presence in this sector by recently acquiring certain assets of Correctional Foodservice Management, the food service division of The Wackenhut Corporation.

 Customers and Services--International Segment

   Our Food and Support Services--International segment provides substantially the same range of customized, high quality managed services provided to our United States clients, but primarily to business and industry clients. In addition, in the international segment, we also provide lodging, food service, commissary and facilities management in remote sites, such as offshore drilling platforms and mining camps. Our international services are provided in three geographical areas: Europe, North America and Asia. Our largest international operations are in Canada, the U.K. and Germany, where we are among the top three largest food service providers. The clients served in each country are typically similar to those served in the United States and vary by country depending upon local market dynamics and conditions. Our sales in this segment were approximately $1.0 billion in fiscal 2000. Not included in our segment sales are the sales of AIM Services, our 27% affiliate and one of the largest food service providers in Japan, the sales of Campbell Catering, our 45% affiliate in Ireland, and the sales of ARAKOR, our South Korean subsidiary, which had been a 49% affiliate until we acquired the remaining 51% in August 2001. We believe that the international market for food and support services is approximately double the size of the United States market, with substantially lower current outsourcing penetration rates.


 Purchasing

   We negotiate the pricing and other terms for the majority of our purchases of food and related products directly with national manufacturers. We purchase these and other items through SYSCO Corporation pursuant to a national master distribution agreement, as well as from other distributors. SYSCO is responsible for tracking our orders and delivering products to our specific locations. This relationship provides our location managers with the ability to order high quality food and non-food products at competitive prices while relieving our managers of many of the details of purchasing and distribution activities. Our location managers also purchase a number of items, including bread, dairy products and alcoholic beverages from local suppliers, and we purchase certain items directly from manufacturers.

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   Our distribution agreements with our suppliers are generally for an indefinite term, subject to termination by either party after a notice period, which is generally 120 days. The pricing and other financial terms of these agreements are renegotiated periodically. We have had distribution agreements with SYSCO for more than 10 years.


   Our relationship with SYSCO is important to our operations. In fiscal 2000, SYSCO distributed approximately 55% of our food and non-food products in the United States (approximately 37% of our consolidated purchases of food and non-food products), and we believe that we are one of


SYSCO's largest customers. However, we believe that the products acquired through SYSCO can, in all significant cases, be purchased through other sources and that termination of our relationship with SYSCO or any disruption of SYSCO's business would cause only short-term disruptions to our operations.

 Sales and Marketing

   We maintain sales organizations focused on each specific client or service sector that are responsible for: identifying and pursuing potential new business opportunities, analyzing and evaluating such opportunities together with our operational and financial management and developing specific contract proposals. In addition to our professionals dedicated exclusively to sales efforts, our food and support field management shares responsibility for identifying and pursuing new sales opportunities, both with the clients for which they are directly responsible and for potential clients in their geographic area of responsibility. In addition, in several of our markets we also have dedicated sales retention teams.

   Our marketing efforts are directed primarily toward increasing our business with existing clients as well as obtaining business from new clients. We regularly develop and offer innovations in products and services for our clients that allow us to grow sales at existing locations while enhancing value to those clients and their customers or employees by tailoring new offerings to their needs.

 Types of Contracts

   We use three general contract types in our food and support services segments: profit and loss contracts, profit sharing contracts and management fee contracts. These contracts differ in their provision for the amount of risk that we bear and potential compensation, profits or fees we may receive. Many of our contracts contain characteristics of more than one of the three general types of contracts described below. Commission rates and management fees, if any, may vary significantly among contracts based upon various factors, including the type of facility involved, the term of the contract and the services we provide and the amount of capital we invest. Generally, our contracts require that the client's consent be obtained in order to raise prices on the food, beverages and merchandise we sell within a particular facility.

   Profit and Loss Contracts. Under profit and loss contracts, we receive all of the revenue from and bear all of the expenses of the provision of our services at a client location. Under this type of contract, we assume the downside risk of the operation while benefiting from any potential upside benefit. Expenses under profit and loss contracts sometimes include commissions paid to the client, typically calculated as a percentage of various categories of sales, and, in some cases, require minimum guaranteed commissions. While we often benefit from greater upside potential with a profit and loss contract, we are responsible for the operating costs and consequently bear greater risk than with a management fee or profit sharing contract. The majority of our contracts fall into this category.

   Profit Sharing Contracts. Under profit sharing contracts or limited profit and loss contracts, we may receive either a percentage of any profits earned from the provision of our services at the facility or a fixed fee after deducting expenses, and we generally receive no payments if there are losses. Approximately half of our business service clients partially subsidize our food service operations for the benefit of their employees.

   Management Fee Contracts. Under management fee contracts, we receive a management fee, typically calculated as a fixed dollar amount or a fixed or variable percentage of various categories of sales. Some management fee contracts entitle us to receive incentive fees based upon our performance under the contract, as measured by factors such as sales or operating costs. We are reimbursed for substantially all of our costs and charges under these contracts. Both our upside potential and downside risk are reduced.

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   The length of contracts that we enter into with clients varies. Business, campus and healthcare support services are generally provided under contracts of indefinite duration, which may be subject to termination on short notice by either party without cause. Contracts in other businesses generally are for fixed terms, some of which may be well in excess of one year. Client contracts for sports, entertainment and recreational services typically require capital investments, but have correspondingly longer and fixed terms, usually from five to 15 years.

   When we enter into new contracts, or extend or renew existing contracts, particularly those for stadiums, arenas, convention centers and other sports, entertainment and recreational facilities, we are sometimes contractually required to make some form of up-front or future capital investment to help finance facility improvement construction or renovation. Contractually required capital expenditures typically take the form of investment in leasehold improvements, food service equipment and/or grants to clients. At the end of the contract term or its earlier termination, assets such as equipment and leasehold improvements typically become the property of the client, but generally the client must reimburse us for any undepreciated or unamortized capital expenditures.

   Contracts within the food and support services group are generally obtained and renewed either through a competitive process or on a negotiated basis. We selectively bid on contracts to provide services at facilities within the private and public sectors with contracts in the public sector frequently being awarded on a competitive bid basis under the requirements of applicable law. Contracts for food services with school districts and correctional clients are typically awarded through a formal bid process. Contracts in the private sector may be entered into on a less formal basis, but we and other companies will compete in the process leading up to the contract.

 Competition

   There is significant competition in the food and support services business from local, regional, national and international companies, as well as from businesses, healthcare institutions, colleges and universities, correctional facilities, school districts and public assembly facilities. These institutions may decide to operate their own services following the expiration or termination of contracts with us or with our competitors. In our U.S. Food and Support Services business, our major external competitors include other multi-regional food service providers, such as Compass Group plc, Delaware North Companies Inc., Fine Host Corporation, Sodexho Alliance SA and Volume Services America, Inc., and, in support services, The ServiceMaster Company. Internationally, our major food service and support service competitors in the outsourced market include Compass Group plc, Elior SA, International Service System A/S, Pedus Service and Sodexho Alliance SA. We also face competition from many regional and many local service providers, some of which are well-established within a specific region or country.

   While the markets in which we operate continue to be highly fragmented, in recent years the contract food service industry has experienced consolidation and multi-national expansion. Recently, Sodexho Alliance has completed significant acquisitions in the United States and France and recently completed a tender offer to acquire the majority position of Sodexho Marriott Services Inc., which it did not already own. Likewise, Compass Group recently completed several transactions in the United Kingdom and the United States.

   We believe that the principal competitive factors in our business include:

  .  quality and breadth of services and management talent;

  .  service innovation;

  .  reputation within the industry;

  .  pricing; and

  .  the ability to make capital investments.

   We believe that the breadth and creativity of our food and support services capabilities are competitive strengths, enabling us to meet the needs of clients seeking a single provider of multiple services. We also

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believe that our entrepreneurial stockholder/managers enhance these strengths by driving service innovations to improve the quality and consistency of our services. These factors lead to a level of customer satisfaction that fosters a reputation for excellence in the industry. We further believe that our scale and strong operating infrastructure are competitive strengths.

 Seasonality

   Our sales and operating results have varied, and are expected to continue to vary, from quarter to quarter as a result of different factors. Within our United States Food and Support Services segment, there is a lower level of activity during the first and second fiscal quarters in the generally higher margin sports, entertainment and recreational services. This lower level of activity is partially offset during our first and second fiscal quarters by the increased provision of campus and school support services. Conversely, there is a significant increase in the provision of sports, entertainment and recreational services during the third and fourth fiscal quarters, which is partially offset by the effect of summer recess at colleges, universities and schools. Similar, but less pronounced seasonal factors, affect our international Food and Support Services segment.

Uniform and Career Apparel

 Overview

   Our Uniform and Career Apparel Group provides uniforms, career and image apparel, equipment, work clothes and accessories to meet the needs of clients in a wide range of industries in the United States, including manufacturing, transportation, construction, restaurants and hotels, public safety and healthcare industries and many others. We supply garments, other textile and paper products, public safety equipment and other accessories through rental, purchase and direct mail programs to approximately two million individuals and businesses each year. The combined rental and direct sales market in the United States totals approximately $18 billion, including garments and other textile products but not including an additional $6 to $7 billion of uniforms sold to individuals through retail channels.

   Customers use our uniforms to meet a variety of needs, including:

  . establishing corporate identity and brand awareness--uniforms help identify employees working for a particular company or department and promote a company's brand identity. Uniformed employees are perceived as trained, competent and dependable, and uniforms provide a professional image of employees by enhancing the public appearance of those employees and their company;

  . protecting workers--uniforms help protect workers from difficult environments such as heavy soils, heat, flame or chemicals;

  . protecting products--uniforms help protect products against contamination in the food, pharmaceutical, electronics and health care industries; and

  . retaining employees--uniforms enhance worker morale and help promote teamwork.

Uniform and Career Apparel -- Rental Segment

   Our Uniform and Career Apparel--Rental segment provides a full service employee uniform solution, including design, sourcing and manufacturing, delivery, cleaning and maintenance. We rent or lease uniforms, career and image apparel, work clothing, outerwear, particulate-free garments and additional textile and related products to businesses in a wide range of industries throughout the United States. Our uniform products include shirts, pants, jackets, coveralls, jumpsuits, smocks, aprons and specialized protective wear. We also offer non-garment items and related services, including industrial towels, floor mats, mops, linen products, as well as paper products and safety products. Our uniform business is the second largest in the United States, generating $970 million in sales, or 13% of our total fiscal 2000 sales. In addition to our United States operations, we own a minority interest in ARATEX Corporation, which provides uniform rental services in Japan.

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   The outsourcing of career apparel needs through a uniform rental program offers customers advantages over ownership. Renting eliminates investment in uniforms and the related costs associated with employee turnover, offers flexibility in styles, colors and quantities as customer requirements change, assures consistent professional cleaning, finishing, repair and replacement of items in use and decreases expense and management time necessary to administer a uniform program. Centralized services, specialized equipment and economies of scale generally allow us to be more cost effective in providing garments and garment services than customers could be by themselves. We believe that of the approximately 140 million person U.S. civilian workforce, approximately 30 million workers wear some type of uniform, and of these only 20% currently use a rental service for their uniforms.

 Customers and Services

   Our Uniform and Career Apparel--Rental segment serves businesses of all sizes in many different industries. We have a diverse customer base, serving more than 300,000 customer locations in 39 states from over 200 service locations and distribution centers nationwide. Our customers include companies such as American Airlines, Inc., Safeway, Inc. and Wal-Mart Stores, Inc. We offer a range of garment rental service options, from full-service rental programs in which we clean and service garments and replace uniforms as needed, to lease programs in which garments are cleaned and maintained by individual employees. We also clean and service customer-owned uniforms.

   As part of our full service rental business, we design and choose fabrics, styles and colors specific to a customer's needs. We stock a broad product line of uniforms and career apparel. We typically visit our customers' sites weekly, delivering clean, finished uniforms and, at the same time, removing the soiled uniforms or other items for cleaning, repair or replacement as necessary. Under our leasing program, we provide the customer with rental garments which are cleaned either by the customer or individual employees. This program is ideal for customers operating in low soil environments. This program also benefits clients by reducing their capital investment in garments. We administer and manage the program, and repair and replace garments as necessary.

   Our cleanroom service offers advanced static dissipative garments, barrier apparel, sterile garments and cleanroom application accessories for customers with contamination-free operations in the technology, food, healthcare and pharmaceutical industries. We provide reusable and disposable garment programs and were the first national cleanroom garment provider to have ISO-9002 certification at all of our cleanrooms. We believe we are a recognized leader in the highly specialized and exacting cleanroom garment industry.

 Operations

   We operate our uniform rental business as a hub-and-spoke network of plants and depots in strategic locations. This network is comprised of 73 laundry plants and 132 satellite plants and depots supporting approximately 2,700 pick-up and delivery routes. We lease and operate a fleet of approximately 4,300 service vehicles that pick up and deliver uniforms for cleaning and maintenance.


   We operate a fabric cutting facility in Georgia and sewing plants in Puerto Rico and Mexico, which satisfy a substantial amount of our standard uniform inventory needs. We also purchase additional uniform and textile products as well as equipment and supplies from several domestic suppliers and, to some extent, from non-domestic suppliers. The loss of any one vendor would not have a significant impact on us.

   We have undertaken several initiatives in the last several years to improve operating efficiency and cut costs in our uniform rental business. For example, in fiscal 2000 we opened new manufacturing facilities to source more of our garments in-house and reduce garment costs. Further, we have invested, and continue to invest, in automated equipment and processes in our laundry facilities, which we believe will improve throughput and reduce labor costs.


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 Sales and Marketing

   We locate our plants and depots in areas characterized by expanding industries and economic growth. We employ more than 300 trained sales representatives whose sole function is to sell our services to potential customers and develop new accounts through the use of an extensive, proprietary database of pre-screened and qualified business prospects. However, our more than 3,000 customer service representatives and approximately 500 district managers are active salespersons as well. We build our brand identity through local advertising, promotional initiatives and through our distinctive service vehicles. Our customers frequently come to us through client referrals, either from our uniform rental business or from our other service sectors. Our customer service representatives generally interact on a weekly basis with their clients, while our support personnel are charged with expeditiously handling customer requirements regarding the outfitting of new customer employees and other customer service needs.


   In connection with the provision of our services, we have developed or acquired long-standing brand name recognition through our ApparelOne(R), WearGuard and Crest(R) uniform programs. Our ApparelOne program assists customers in meeting their specific needs by offering quality and brand name products through a combination of rental, lease or purchase options. We customize the program on an individual client basis to offer a single catalog and/or website specifically tailored to the client's needs.

 Types of Contracts

   We typically serve our rental customers pursuant to written service contracts for an initial term of three to five years. While customers are not required to make an up-front investment for their uniforms, in the case of non-standard uniforms and certain specialty products or programs, customers do agree to reimburse us for our costs if they terminate their agreement before completion of the current service term.

 Competition

   Although there is a continuing trend towards consolidation in the United States, the rental markets we serve are highly fragmented, and competition varies from location to location. Much of the competition consists of smaller local and regional firms, however, our major competitors include Cintas Corporation, G&K Services, Inc. and Unifirst Corporation. We believe that the primary competitive factors that affect our operations, in order of importance, are quality, service, design consistency of product, garment cost and distribution capability, particularly for large multi-location customers, and price. We believe that our ability to compete effectively is enhanced by the quality and breadth of our product line.

Uniform and Career Apparel -- Direct Marketing Segment

   Our Uniform and Career Apparel--Direct Marketing segment designs, sells and distributes personalized uniforms, rugged work clothing, outerwear, business casual apparel, and footwear, public safety equipment and accessories through mail order catalogs, websites, telemarketing and field sales representatives. In fiscal 2000, this segment generated $455 million in sales, or 6% of our total company sales, substantially all in the United States. Teamed with our rental business, our direct marketing enables us to provide a total uniform solution to our clients.

   After experiencing declines in operating results in fiscal 1998 and 1999, we have recently repositioned our direct marketing businesses. At WearGuard, we reduced the number of our catalog mailings while increasing our telemarketing efforts to shift our emphasis to business-to-business sales. In our Galls business we recently completed the integration of a new warehouse into our distribution network and, after a year of operating difficulties, we have increased the efficiency of this unit. We also have recently completed the integration of WearGuard with Crest. Our operating performance in our direct marketing business improved in fiscal 2000 and the first nine months of fiscal 2001.


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 Customers and Services

   WearGuard-Crest. We are a leading national distributor of distinctive image apparel, which include uniforms and work clothing, to workers in a wide variety of industries including construction, utilities, repair and maintenance services, restaurant and hospitality and healthcare. The combination of these two operations allows us to deliver expanded services to customers through catalog, web and telemarketing sectors.

  . WearGuard. With its recognized brand name, WearGuard is America's largest direct mail and telemarketing retailer of work clothes, serving personalized work clothing needs for almost 50 years. WearGuard designs and embroiders personalized uniforms and logos for customers through an extensive computer assisted design center and distributes work clothing, outerwear, business casual apparel and footwear throughout the United States. Our customer service function is further supported by our management information systems, which provide our personnel with access to information on the status of customers' orders, inventory availability and shipping information, as well as information regarding customers' individual employees, including names, sizes, uniform styles and colors.

  . Crest. Crest is a leading designer and distributor of uniform apparel programs to the restaurant, hotel and healthcare industries. Crest is a leading supplier to the quick service restaurant industry and is the largest domestic supplier of uniforms to McDonald's Corporation.

   Galls. Galls is the country's largest mail order supplier of uniforms and equipment to public safety professionals and is currently celebrating its 30th year of service. This business caters to the special needs of people involved in public safety, fire fighting, correctional, and emergency medical services. Galls markets uniforms, equipment and accessories under the Galls(R), DynaMed and other well-known brand names to over one million individuals and public safety departments and private safety agencies.

 Operations

   We conduct our direct marketing activities principally from our facilities in Norwell, Massachusetts, Roanoke, Virginia and Lexington, Kentucky. Customer orders are filled by our warehouse personnel and generally shipped directly to customers within one business day. None of our customers represents individually a material portion of our sales. We manufacture a significant portion of our uniform requirements and offer a variety of customized personalization options such as embroidery and logos. We also purchase uniforms and other products from a number of domestic and international suppliers.

   In the last few years, we have undertaken several initiatives to reduce operating costs in our direct marketing operations and provide better service to our clients. By reducing the number of WearGuard catalogs in circulation and increasing our business telemarketing sales force, we shifted our sales focus from the less profitable individual consumer to the business purchaser. We have also sourced more of our garments from our own manufacturing facilities to reduce the cost of garments and simplify operations. We have integrated and streamlined our WearGuard and Crest operations, consolidating operating personnel and distribution at one location. As part of this process, we reviewed our product offering and reduced the number of items offered by eliminating redundant and low-volume items.

 Sales and Marketing

   Our direct marketing operations distribute approximately 25 million catalogs annually to approximately ten million existing and prospective customers. Catalog distribution is based on the selection of recipients in accordance with predetermined criteria from customer lists developed by WearGuard and Galls as well as those purchased or rented from other organizations. Our substantial in-bound and out-bound telemarketing operations are staffed by approximately 150 trained professionals. We also sell across the Internet at www.wearguard.com and www.galls.com.


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 Types of Contracts

   Because the bulk of our customers purchase on a recurring basis, our backlog of orders at any given time consists principally of orders in the process of being filled. With the exception of certain governmental bid business, most of our direct marketing business is conducted under invoice arrangement with repeat customers.

 Competition

   The direct sales markets we serve are highly fragmented. We believe that the primary competitive factors that affect our direct marketing operations are quality, service, design consistency of products, distribution and price. There are other companies in the uniform, work clothing or public safety direct marketing business that have financial resources comparable to ours. Much of the competition consists of smaller local and regional companies and numerous retailers, including some large chain apparel retailers, as well as numerous catalog sales sources.

 Seasonality

   Due to a number of factors, primarily related to the weather in the northern tier of the United States and the Thanksgiving-Christmas holiday period, there is a seasonal increase in the sales of directly marketed work clothing during our first fiscal quarter.

Educational Resources

   We are the second largest provider of for-profit childcare services in the United States, operating community-based and employer on-site childcare centers and elementary schools and before and after school programs on the premises of elementary schools. Since 1969 we have served the childcare and early education markets, providing education to children between the ages of six weeks and 12 years. We operate the highest percentage of childcare centers accredited by the National Association for the Education of Young Children (NAEYC) among the major community childcare providers. Our Educational Resources segment employs approximately 17,000 individuals across 27 states and the District of Columbia, serving more than 100,000 children at more than 1,200 locations. In fiscal 2000, our Educational Resources segment generated $440 million in sales, or 6% of our total sales.

 Customers and Services

   Our Educational Resources segment provides parents with a comprehensive set of educational choices: early care and education, work/life partnerships and school partnerships. We also operate eight private elementary schools in seven states under the Meritor Academy and Warren Walker brand names.

   Early Care and Education. Branded under the name Children's World, our early care and education business serves approximately 75,000 children from 50,000 households at approximately 606 centers. Our largest presence is in Minneapolis (43 centers), Denver/Boulder (44 centers), Chicago (45 centers) and Dallas/Fort Worth (42 centers). We seek to differentiate ourselves from our competitors by focusing on enriched educational content, particularly when compared with the standard childcare option offered by local providers.


   Our typical Children's World center is configured for 100 to 180 children, contains five to seven classrooms and a full-service kitchen and outdoor play area. We are pursuing a strategy to build or acquire new centers in newer upper-middle to upper income suburban areas with high concentrations of dual-income families. Generally, our customers have had a previous childcare experience and choose center-based care within a two-to-five mile radius of their homes in order to provide their children with educational preparation, socialization and safety.

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   We believe that a significant percentage of new business is the result of direct referrals from existing customers. In addition to marketing directly to families, we also seek to enter into preferred customer agreements with particular employers, which provide a discount for their employees.

   Work/Life Partnerships. Our work/life partnerships business offers a variety of childcare services to employers at 32 employer-based sites, and corporate relationships are offered at our community locations under the brand name ARAMARK Work/Life Partnerships.


   School Partnerships. Our school partnerships business provides before and after-school enrichment programs, pre-school programs, such as pre-math, pre-reading and early science, kindergarten enrichment and summer camps at 593 sites under the brand name Medallion. These services are usually provided on-site at elementary schools.

 Competition

   The childcare and early educational services market is highly fragmented and competitive. We believe the significant competitive factors for educational services include quality of care, reputation, location, physical appearance at facilities, types of programs offered and price. We face significant competition from local nursery schools and childcare centers, including church-affiliated and other non-profit centers, such as the YMCA; other for-profit, center-based childcare providers; providers of childcare services operating out of homes; in-home care provided primarily by nannies and relatives; and preschool, kindergarten and before and after school programs provided by public schools, as well as state or locally operated preschools. There are also several national or regional for-profit companies with sizeable numbers of centers and similar economies of scale in curriculum development, marketing and site development.


 Seasonality

   Operations of our Educational Resources segment typically follow a seasonal cycle linked to the elementary school calendar and holiday periods. New enrollments are highest in the mid-August to mid-September period, coinciding with the start of the school year. Enrollment typically builds throughout the school year, reaching a peak in April or May. Enrollment in the summer months is generally lower as parents choose from a greater number of summer camp and other childcare options.

Employees of ARAMARK


   As of May 25, 2001, we had a total of approximately 185,000 employees, consisting of approximately 120,000 full-time and approximately 65,000 part-time employees in our five business segments. The number of part-time employees varies significantly from time to time during the year due to seasonal and other operating requirements. The approximate number of employees by segment is as follows: Food and Support Services--United States: 115,000; Food and Support Services--International: 37,000; Uniform and Career Apparel: 16,000; and Educational Resources: 17,000. In addition, the ARAMARK corporate staff is approximately 115 employees. Approximately 33,000 employees in the United States are covered by collective bargaining agreements. We have not experienced any material interruptions of operations due to disputes with our employees and consider our relations with our employees to be satisfactory.


Governmental Regulation

   We are subject to various governmental regulations, such as environmental, employment and health and safety. In addition, our facilities and products are subject to periodic inspection by federal, state, and local authorities. We have installed various internal controls and procedures designed to maintain a high level of compliance with these regulations. The cost of our compliance programs is not material, but is subject to additions to or changes in federal or state legislation, or changes in regulatory implementation or interpretation of government regulations. If we fail to comply with applicable laws, we could be subject to civil remedies, including fines and injunctions, as well as potential criminal sanctions.

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 Food and Support Services Segments

   Our operations are subject to various governmental regulations, such as those governing:

  .  the service of food and alcoholic beverages;

  .  minimum wage and employment;

  .  governmentally funded entitlement programs;

  .  environmental protection; and

  .  human health and safety.

   While there are a variety of regulations at various governmental levels relating to the handling, preparation and serving of food, including in some cases requirements relating to the temperature of food, and the cleanliness of the kitchen and the hygiene of its personnel, these regulations are enforced primarily at the local public health department level. We cannot assure you that we are in full compliance at all times with all applicable laws and regulations. Furthermore, additional or amended regulations in this area may significantly increase the cost of compliance.

   In addition, various federal and state agencies impose nutritional guidelines and other requirements on us at certain of the education and corrections facilities we serve. There can be no assurance that federal or state legislation, or changes in regulatory implementation or interpretation of government regulations, would not limit our activities in the future or significantly increase the cost of regulatory compliance.

   Since we serve alcoholic beverages at many sports, entertainment and recreational facilities, including convention centers, we also hold liquor licenses incidental to our contract food service business and are subject to the liquor license requirements of the states in which we hold a liquor license. As of March 30, 2001, we and our subsidiaries held liquor licenses in 40 states.

   Typically, liquor licenses must be renewed annually and may be revoked or suspended for cause at any time. Alcoholic beverage control regulations relate to numerous aspects of our operations, including minimum age of patrons and employees, hours of operation, advertising, wholesale purchasing, inventory control and handling, and storage and dispensing of alcoholic beverages. We have not encountered any material problems relating to alcoholic beverage licenses to date. The failure to receive or retain a liquor license in a particular location could adversely affect our ability to obtain such a license elsewhere. A few of our contracts require us to pay liquidated damages during any period in which our liquor license for the relevant facility is suspended and most contracts are subject to termination in the event that we lose our liquor license for the relevant facility.

   Our service of alcoholic beverages must also comply with applicable state, provincial and local service laws, commonly called dram shop statutes. Dram shop statutes generally prohibit serving alcoholic beverages to certain persons such as one who is intoxicated or a minor. If we violate dram shop laws, we may be liable to third parties for the acts of the patron. We sponsor regular training programs to minimize the likelihood of such a situation although we cannot guarantee that intoxicated or minor patrons will not be served or that liability for their acts will not be imposed on us.

 Uniform and Career Apparel Segments

   Our uniform rental segment is subject to various federal, state and local laws and regulations governing, among other things, the generation, handling, storage, transportation, treatment and disposal of hazardous wastes and other substances. In particular, industrial laundries use and must dispose of detergent wastewater and other residues through publicly operated treatment works or similar government bodies and are subject to volume and chemical discharge limits and penalties and fines for non-compliance. We are attentive to the environmental concerns surrounding the disposal of these materials and have through the years taken measures to avoid their improper disposal. In the past, we have settled, or contributed to the settlement of, actions or claims brought against us relating to the disposal of hazardous materials and there can be no assurance that we will not have to expend material amounts to rectify the consequences of any such disposal in the future. Further, under environmental laws, an owner or lessee of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances located on or in or emanating from such property, as well as related costs of investigation and property damage. Such laws often impose liability without regard to whether the owner or lessee knew of or was responsible for the presence of such hazardous or toxic substances. There can be no assurances that acquired or leased locations have been operated in compliance with environmental laws and regulations or that future uses or conditions will not result in the imposition of liability upon us under such laws or expose us to third party actions such as tort suits.

   We do not anticipate any material capital expenditures for environmental remediation that would have a material effect on our financial condition, and we are not aware of any material non-compliance with environmental laws.

 Educational Resources Segment

   Center Licensing Requirements. Our childcare centers are subject to numerous state and local regulations and licensing requirements which generally cover the fitness and adequacy of buildings and equipment, the ratio of staff personnel to enrolled children, staff training, record keeping, the dietary program, the curriculum and compliance with health and safety standards. Some changes, such as increasing the ratio of staff to enrolled children, can result in significantly increased costs to operate our business. If one of our centers fails to comply with applicable regulations, that center could be subject to state sanctions. These sanctions may include fines, corrective orders, placement on probation or, in more serious cases, suspension or revocation of the center's license to operate or all of our centers' licenses to operate in that state. Changes in the regulatory frameworks within which we operate may cause us to incur substantial costs in order to comply.

   Childcare Tax Incentives. Tax incentives for childcare programs potentially can benefit us. Section 21 of the Internal Revenue Code of 1986 provides a federal income tax credit ranging from 20% to 30% of specified childcare expenses. For eligible taxpayers with one child, a credit can be claimed on a maximum of $2,400 of eligible expenses. For eligible taxpayers with two or more children, a credit can be claimed on a maximum of $4,800 of eligible expenses. The fees paid to us by eligible taxpayers for childcare services qualify for these tax credits, subject to the limitations of Section 21 of the Code. However, these tax incentives are subject to change.

   Childcare Assistance Programs. During fiscal 2000, approximately 15% of this segment's net sales were generated from federal and state childcare assistance programs, primarily the Childcare and Development Block Grant and Social Services Block Grant. These programs are designed to assist low-income families with childcare expenses and are administered through various state agencies. Although additional funding for childcare may be available for low-income families as part of welfare reform, there is no assurance that we will benefit from any such additional funding.

Intellectual Property

   We have the patents, trademarks, trade names and licenses that are necessary for the operation of our business as we currently conduct it. Other than the ARAMARK name, we do not consider our patents, trademarks, trade names and licenses to be material to the operation of our business.

Information Systems

   We believe the timely and accurate measurement and reporting of client activity is important to our success and, therefore, technology is a key part of our infrastructure. Information about customer preferences is used primarily to customize our service offerings to the needs of our clients. Each of our segments operates separate, and in some cases numerous, systems tailored to meet the specific service needs of their client base.

   Our various business groups have worked to develop specific applications for their and their clients' particular requirements. Examples include labor scheduling, food production and inventory management, cashless payments, point of sale, suite catering, childcare center management and uniform rental route accounting systems. In addition to our general management information systems, we utilize Hyperion financial tools to aggregate financial data across our business segments. This data is used to develop and analyze our consolidated financial results, as well as for control, budgeting and planning.

   During 1999 and 2000, our Food and Support Services--United States segment invested more than $65 million to completely upgrade its information technology infrastructure. In addition, our Uniform and Career Apparel--Rental segment is currently upgrading its systems, and this project is scheduled for completion within the next 12 months at an estimated cost of $8 million.

Properties

   Our principal executive offices are located at ARAMARK Tower, 1101 Market Street, Philadelphia, Pennsylvania 19107. Our principal real estate is comprised primarily of educational and childcare facilities, of which a significant number are held under long-term operating leases. As of August 24, 2001, we operated approximately 656 facilities in our educational resources segment. Of these, 506 are leased, 124 are owned and 26 are managed for third parties. Some leases provide for contingent rent if the center's operating revenue exceeds a specified base level. Generally, the leases provide for renewal options under the same terms and conditions. We believe that if we were unable to renew the lease on any of these facilities, other suitable facilities would be available to meet our needs. As of May 25, 2001, we operated approximately 200 facilities in our uniform and career apparel segments. Of these, approximately half are leased and approximately half are owned. We also maintain other real estate and leasehold improvements, which we use in the uniform and career apparel and food and support services segments. No individual parcel of real estate owned or leased is of material significance to our total assets.


Legal Proceedings

   From time to time, we are a party to various legal actions involving claims incidental to the normal conduct of our business, including actions by clients, customers and employees. We are not a party to any other legal actions that are not covered by insurance which we believe are likely to be, individually or in the aggregate, material to our business, financial condition, results of operations or cash flows.

                                   MANAGEMENT

Directors

   The following table presents the names and positions of the persons who will be our directors upon closing of this offering, their ages as of July 27, 2001 and the length of time they have been directors:


   Name                          Age Position                             Since
   ----                          --- --------                             -----
   Joseph Neubauer..............  59 Chairman and Chief Executive Officer 1979
                                     and Director (2)(3)
   Lawrence T. Babbio, Jr. .....  56 Director (3)(4)                      1999
   Patricia C. Barron...........  58 Director (1)                         1997
   Robert J. Callander..........  70 Director (2)(3)(4)(5)                1986
   Leonard S. Coleman, Jr. .....  52 Director (1)                         2000
   Ronald R. Davenport..........  65 Director (1)(4)(5)                   1980
   Edward G. Jordan.............  71 Director (1)(2)(3)                   1980
   Thomas H. Kean...............  66 Director (3)(4)                      1994
   James E. Ksansnak............  61 Director (3)                         1997
   James E. Preston.............  68 Director (2)(3)(4)                   1993

--------

The numbers following the positions held by the directors indicate membership in the following board committees at July 27, 2001:

(1)  Audit and Corporate Practices
(2)  Executive
(3)  Finance
(4)  Human Resources, Compensation and Public Affairs
(5)  Stock

   Joseph Neubauer has been our chief executive officer since February 1983 and the chairman since April 1984; he was our president from February 1983 to May 1997. He is a director of Verizon Communications Inc., formerly Bell Atlantic Corporation, CIGNA Corporation, Federated Department Stores, Inc. and First Union Corporation.

   Lawrence T. Babbio, Jr. has been vice-chairman and president of Verizon Communications Inc., formerly Bell Atlantic Corporation, since July 2000. He was president and chief operating officer of Verizon from December 1998 until July 2000. He was president and chief executive officer of Verizon's Network Group and chairman of Verizon's Global Wireless Group from August 1997 until December 1998. From January 1995 to August 1997 he was vice chairman of Verizon Communications and prior to that was executive vice president and chief operating officer of Verizon. He is a director of Compaq Computer Corporation.

   Patricia C. Barron has been clinical associate professor at the Leonard N. Stern School of Business of New York University since September 1999 and prior to that was an executive-in-residence and senior fellow. She was vice president of Business Operations Support of Xerox Corporation from April 1997 to July 1998. From 1995 to 1997, she was president of Engineering Systems of Xerox Corporation and from 1992 to 1994, was president of Office Document Products of Xerox Corporation. She is a director of Quaker Chemical Corporation, Teleflex Corporation, Ultralife Batteries, Inc. and United Services Automobile Association.

   Robert J. Callander was executive-in-residence at the Business School of Columbia University from 1992 to June 2000. He was president of Chemical Bank and Chemical Banking Corporation from August 1990 to June 1992. He is a director of Omnicom Group, Inc., Scudder Global High Income Fund Inc., Scudder New Asia Fund Inc., The Korea Fund Inc., The Brazil Fund Inc. and The Argentina Fund Inc.

   Leonard S. Coleman, Jr. has been Senior Advisor, Major League Baseball since November 1999. He was President, The National League of Professional Baseball Clubs from 1994 to 1999. He is a director of Cendant

Corporation, Electronic Arts Inc, H.J. Heinz Company, New Jersey Resources Corporation, Omnicom Group, Inc., Owens Corning and Radio Unica Communications Corp.

   Ronald R. Davenport has been the chairman of Sheridan Broadcasting Corporation since 1972. He is a director of Mellon Private Asset Management.

   Edward G. Jordan was the chairman and chief executive officer of Consolidated Rail Corporation from 1975 to 1981 and served as the president of The American College from 1982 until 1987.

   Former Governor Thomas H. Kean was the Governor of the State of New Jersey from 1982 until 1990. He has been the president of Drew University since 1990. He is a director of Amerada Hess Corporation, Fiduciary Trust Company International, The Pepsi Bottling Group, Inc. and United HealthCare Corporation.

   James E. Ksansnak was our vice chairman from May 1997 until February 2001. From February 1991 to May 1997, he was our executive vice president; from May 1986 to February 1991, he was our senior vice president; and from May 1986 to May 1997, he was our chief financial officer. He is a director of Advanta Corp. and CSS Industries, Inc. He also serves as a consultant to one of our businesses.

   James E. Preston was the chairman of Avon Products, Inc. from 1989 to 1999 and president and chief executive officer from September 1988 until June 1998. He is a director of Reader's Digest Association and Venator Group, Inc.

   Our board of directors is divided into three classes. One class of directors will be elected each year at the annual meeting of stockholders for terms of office expiring after three years. Each director serves until the expiration of his term and thereafter until his successor is duly elected and qualified.

Executive Officers

   The following table presents the names and positions of the persons who will be our executive officers upon closing of this offering, their ages as of July 27, 2001 and the length of time they have been officers:



   Name                     Age Position                                          Officer Since
   ----                     --- --------                                          -------------
   Joseph Neubauer.........  59 Chairman and Chief Executive Officer and Director     1979
   William Leonard.........  53 President and Chief Operating Officer                 1992
   Bart J. Colli...........  53 Executive Vice President, General Counsel and         2000
                                Secretary
   Brian G. Mulvaney.......  45 Executive Vice President, Human Resources and         1993
                                Public Affairs
   L. Frederick              49 Executive Vice President and Chief Financial          1983
    Sutherland.............     Officer
   John J. Zillmer.........  46 Executive Vice President                              2000
   Barbara A. Austell......  48 Senior Vice President and Treasurer                   1996
   John M. Lafferty........  57 Senior Vice President, Controller and Chief           2000
                                Accounting Officer
   Dean E. Hill............  50 Vice President, Taxes                                 1993
   Donald S. Morton........  53 Vice President, Assistant Secretary and               1984
                                Associate General Counsel
   Michael R. Murphy.......  43 Vice President                                        1995
   Richard M. Thon.........  46 Assistant Treasurer                                   1994


   Except as set forth below, the principal occupation of each executive officer throughout the past five years has been the performance of the functions of the corporate offices shown above.

   William Leonard has been our president and chief operating officer since May 1997. He was our executive vice president from May 1992 until May 1997.

   Bart J. Colli joined us in February 2000 as general counsel and was elected as our executive vice president and secretary in March 2000. Prior to joining us, he was a partner with McCarter & English LLP since 1985.

   Brian G. Mulvaney was elected our executive vice president in August 1996. He was our senior vice president from February 1995 to August 1996 and our vice president from February 1993 to February 1995.

   L. Frederick Sutherland became our chief financial officer in May 1997. He has served as our executive vice president since May 1993.

   John J. Zillmer was elected as our executive vice president in May 2000. He was president of our Business Services division from May 1995 to August 1999 when be became president of our Food and Support Services International division. He became president of our Food and Support Services division in May 2000.

   John M. Lafferty joined us and was elected as our senior vice president and appointed controller and chief accounting officer in August 2000. Prior to joining us, he retired as a partner with Arthur Andersen LLP, where he had been a partner since 1977.

   Barbara A. Austell was elected as our senior vice president and treasurer in August 1996. Prior to joining us in July 1996, she was a managing director of J.P. Morgan & Co.

   Donald S. Morton was elected as our vice president in August 2000. He has been assistant secretary since 1984.

   Michael R. Murphy was elected as our vice president in February 2000. Prior to that he was director of audit and controls since September 1995.

   Our executive officers are elected annually by the board of directors and serve at their discretion or until their successors are duly elected and qualified.

Executive Compensation

   The following table sets forth information with respect to the compensation of the named executive officers for services in all capacities for us in the years indicated:

                                                                                  Long-term
                                                   Annual Compensation           Compensation
                                            ----------------------------------  --------------
                                     Fiscal                       Other Annual     Options          Other
Name and Current Principal Position   Year    Salary     Bonus    Compensation  Granted (#)(2) Compensation(3)
-----------------------------------  ------ ---------- ---------- ------------  -------------- ---------------
Joseph Neubauer..........             2000  $1,000,000 $1,200,000    $9,500 (1)   1,200,000        $47,500
 Chairman and Chief                   1999     999,000  1,100,000       --                0         37,000
 Executive Officer                    1998     948,000  1,000,000       --                0         13,500

William Leonard..........             2000     586,500    575,000       --          400,000          6,500
 President and                        1999     549,000    550,000       --                0          6,500
 Chief Operating Officer              1998     500,000    500,000       --                0          6,500

L. Frederick Sutherland..             2000     415,500    265,000       --          200,000          6,500
 Executive Vice President             1999     390,000    275,000       --                0          6,500
 and Chief Financial
  Officer                             1998     364,000    235,000       --                0          6,500

Brian G. Mulvaney........             2000     350,500    265,000       --          300,000          6,500
 Executive Vice
  President,                          1999     325,000    275,000       --                0          6,500
 Human Resources and                  1998     259,000    235,000       --          600,000          6,500
 Public Affairs

John J. Zillmer..........             2000     330,500    220,000       --          190,000          6,500
 Executive Vice President             1999     267,500    150,000       --                0          6,500
 and President, Food and              1998     225,500    150,000       --          330,000          6,500
 Support Services

--------
(1) This is above market interest received or accrued on deferred compensation.
(2) Adjusted for stock split effected in the form of a stock dividend effective September 1, 1998, and adjusted to reflect the merger.
(3) Other compensation includes employer contributions to the Stock Unit Retirement Plan ($6,500 per individual annually), plus, with respect to Mr. Neubauer, the value of interest foregone and not recaptured by us relating to payment of premiums for split dollar life insurance ($41,000 for fiscal 2000, $30,000 for fiscal 1999 and $7,000 for fiscal 1998).

Stock Purchase Opportunities

 Option Grants

   The following table sets forth information with respect to the named executive officers concerning individual grants of stock purchase opportunities made in fiscal 2000.

         Options Granted in Fiscal 2000 (Stock Purchase Opportunities)

                                                                                 Potential
                                                                            Realizable Value at
                                                                           Assumed Annual Rates
                                                                                    of
                                                                                Stock Price
                                                                               Appreciation
                                         Individual Grants                  for Option Term (3)
                         ------------------------------------------------- ---------------------
                                   Percentage of
                                   Total Options   Exercise or
                          Options  Granted to All  Base Price
                          Granted   Employees in  ($ per share) Expiration
Name                      (1)(2)    Fiscal 2000      (1)(2)      Date (2)      5%        10%
----                     --------- -------------- ------------- ---------- ---------- ----------
Joseph Neubauer......... 1,200,000      8.1%          $7.10      2000-05   $1,924,411 $4,226,078
William Leonard.........   400,000      2.7            7.10      2000-05      641,470  1,408,693
L. Frederick
 Sutherland.............   200,000      1.4            7.10      2000-05      320,735    704,346
Brian G. Mulvaney.......   300,000      2.0            7.10      2000-05      481,103  1,056,519
John J. Zillmer.........    60,000      0.4            7.10      2000-05       85,448    188,760
John J. Zillmer.........   130,000      0.9            7.95         2005      273,078    600,388

--------
(1) Adjusted to reflect the merger.
(2) See "--The ARAMARK Ownership Program." The exercise prices of all option grants reflected in the table are equal to the appraisal prices of the shares at the respective times of grant. Mr. Zillmer was granted 130,000 cumulative installment stock purchase opportunities (CISPOs) in March 2000 at a per share exercise price of $7.95; these CISPOs expire on January 15, 2005. All other option grants reflected in the table were granted in November 1999, at a per share exercise price of $7.10. For each individual, such grants were one-half in the form of CISPOs and one-half installment stock purchase opportunities (ISPOs); these CISPOs expire on January 15, 2005 and the ISPOs expire on varying dates through January 15, 2005.
(3) Realizable value refers to the assumed value (which was calculated using the appraisal price then in existence) of the underlying shares at the time such purchase opportunity expires minus the exercise price.

 Options Exercised and Unexercised

   The following table sets forth information with respect to the named executive officers concerning the exercise of options in fiscal 2000 and the unexercised options held as of September 29, 2000.

                 Aggregate Option Exercises in Last Fiscal Year
                       and Fiscal Year End Option Values
                         (Stock Purchase Opportunities)

                                                       Number of Options     Current Value of Options
                                                        Held (1)(3)(4)            Held (1)(3)(4)
                                                   ------------------------- -------------------------
                            Shares
                         Acquired on     Value
Name                     Exercise (1) Realized (2) Exercisable Unexercisable Exercisable Unexercisable
----                     ------------ ------------ ----------- ------------- ----------- -------------
Joseph Neubauer.........  1,260,000    $6,450,000        0       1,140,000       $ 0      $1,881,000
William Leonard.........    248,000     1,260,400        0         680,000         0       2,328,000
L. Frederick
 Sutherland.............    570,000     2,974,000        0         310,000         0       1,039,500
Brian G. Mulvaney.......    228,000     1,042,200        0         955,500         0       3,679,950
John J. Zillmer.........    102,000       513,630        0         493,000         0       1,652,570

--------
(1)  Adjusted to reflect the merger.
(2) Value realized refers to the appraisal price of the underlying shares at the time the option was exercised minus the exercise price of the option.
(3) Options currently exercisable and current values of options are determined as of September 29, 2000. Current value of an option refers to the appraisal price of the underlying shares minus the exercise price of the option.
(4) CISPOs that have vested but are not exercisable at September 29, 2000 are categorized as unexercisable.

Compensation of Directors

   Directors who are also our employees are not paid directors' fees. Directors who are not our employees receive an annual retainer of $30,000 for serving on the board, $3,000 for services as chairman of a board committee and $1,000 for otherwise serving on a committee. They also receive meeting fees of $1,000 per day for attendance at meetings of the board and for each committee meeting. Directors who are not our employees also are eligible for grants of non-qualified stock options.

Employment Agreements and Change of Control Arrangements

   General. We have employment agreements or arrangements with all of our officers under which they are currently being paid annual salaries ranging up to $1,000,000. Generally, these contracts are for indeterminate periods terminable by either party, in most cases subject to advance notice and post-employment severance and benefit obligations.

   Agreement with Mr. Neubauer. Mr. Neubauer's agreement provides for his services as chief executive officer at a current annual base salary of $1,000,000 plus a bonus under the applicable bonus plan. The agreement's term generally ends upon either party giving two years' advance notice, but may be terminated earlier subject to certain severance obligations. In general, upon Mr. Neubauer's termination of employment by us without cause or by Mr. Neubauer's resignation with good reason (which terms are defined in the agreement), including a resignation by Mr. Neubauer within 12 months following a change of control (as defined in the agreement), he will receive the following payments or benefits:

  . a lump sum payment equal to the sum of four times his base salary plus two times his average bonus over the three immediately preceding years, except that if the termination is by us without cause and occurs following two years' advance notice, Mr. Neubauer instead will receive a pro rata bonus for the year of termination based on his average bonus over the three immediately preceding years;

  .  full vesting of all outstanding stock purchase opportunities; and

  .  continuation of certain welfare benefits for a period of three years.

   In addition, following any termination of Mr. Neubauer's employment, we will pay him a supplemental retirement benefit for the rest of his life generally equal to one-half of his base salary plus his average bonus over the three immediately preceding years, with one-half of those payments continuing after his death to his surviving spouse for her lifetime.

   If Mr. Neubauer's employment is terminated by us without cause or by his resignation with good reason, in either case upon two year's advance notice, Mr. Neubauer will provide consulting services to us for a period of two years, but not more than 20 hours in any month. For such consulting services, he will continue to receive the same base salary that he had been receiving upon his termination of employment, plus continued coverage under certain benefits arrangements.

   Mr. Neubauer is subject to a non-competition covenant for a period of two years following his termination of employment or consulting period.

   We have agreed to use our best efforts to cause Mr. Neubauer to be a member of our board during the term of Mr. Neubauer's employment agreement. In addition, if any payment or benefit payable to Mr. Neubauer after a change in ownership or control of the company would be considered a parachute payment subject to a federal excise tax, then we will pay Mr. Neubauer an additional payment or benefit to gross-up the amount of the excise tax.

   We have a split dollar life insurance agreement with Mr. Neubauer. The agreement relates to life insurance policies owned by a trust created by Mr. Neubauer. Pursuant to the agreement, we pay a substantial portion of the premiums on the policies, such amounts to be repaid from the proceeds of the policies upon their termination. At July 27, 2001, the amount outstanding was $2,278,085. We do not charge interest in each fiscal year on this amount. However, we capture at least some of the foregone interest because we reduce the amount of the interest that would otherwise accrue on Mr. Neubauer's deferred compensation. We hold a security interest in the policies to secure the repayment of the premium amount paid by us. This arrangement terminates upon the termination of Mr. Neubauer's employment (other than by reason of his retirement).


   Agreements with Messrs. Leonard, Sutherland, Mulvaney and Zillmer. Messrs. Leonard, Sutherland, Mulvaney and Zillmer have current annual base salaries of $640,000, $450,000, $400,000 and $400,000, respectively.

   Severance pay policy. We currently have a severance pay policy, pursuant to which severance payments are made to executive officers and certain other key employees on the basis of continuous service, generally equal to between 3 and 18 months of pay if their employment is terminated for reasons other than cause plus the continuation of certain other benefits during the period of such payment.

   Change in Control Agreements. We are entering into agreements with Messrs. Leonard, Sutherland, Mulvaney and Zillmer that provide severance benefits if the executive's employment is terminated under certain circumstances in connection with a change in control of the company. In general, if the executive's employment is terminated by us without cause or if the executive resigns with good reason (as defined in the agreement), following a change in control, the executive is entitled to cash severance benefits based on a multiple of two times the executive's base salary and target bonus (or the prior year's actual bonus, if higher), a pro rata portion of the target bonus for the fiscal year of termination, plus cash severance benefits of up to 52 weeks of pay based on the executive's length of service with the company. The executive is also entitled to continuation of certain welfare benefits for a period of 24 months and certain outplacement benefits. Under certain circumstances, the severance benefits payable under these agreements might constitute parachute payments subject to federal excise tax, in which case the executive will receive a gross-up payment to compensate the executive for the excise taxes.


Compensation Committee Interlocks and Insider Participation

   Mr. Neubauer serves as a director of Verizon Communications Inc. Mr. Babbio, who is vice chairman and president of Verizon, is our director and serves on the Human Resources, Compensation and Public Affairs Committee. The members of the Human Resources, Compensation and Public Affairs Committee at July 27, 2001 were Messrs. Babbio, Callander, Davenport, Kean and Preston.


The ARAMARK Ownership Program

   General. We have designed our ARAMARK Ownership Program to provide an opportunity for some of our management employees to acquire an ownership interest in our company and thus give them a more direct continuing interest in the future success of our business. Under the ARAMARK Ownership Program, direct ownership in our company has increased from 62 original management investors in December 1984 to more than 3,500 management investors directly owning approximately 70% of the equity. At July 27, 2001, management employees and directors held stock purchase opportunities and options to acquire approximately 32.9 million shares of our Class A common stock, as adjusted to reflect the merger.

   We have granted management employees an opportunity to invest in, or to increase their investment in, our company through stock purchase opportunities. Our senior management is carefully examining our ARAMARK Ownership Program and is considering possible revisions to the program that would be appropriate for a publicly held company. Any such revisions would be subject to review and the approval of our board of directors or our Human Resources, Compensation and Public Affairs Committee, and depending upon the proposal, could also be subject to the approval of our stockholders. Any such revised terms of the program could differ materially from the description contained herein.

   Purchase Price. The purchase price for shares subject to stock purchase opportunities is currently the appraisal price of the shares (based upon the most recent available independent appraisal) on the date of the grant. When we issue shares through an exercise of purchase opportunities, these shares are subject to the stockholders' agreement. Generally, purchase opportunities are not transferable, and only the employee to whom each purchase opportunity is granted may exercise it. In connection with the stockholder vote on the merger, we are seeking the termination of the stockholders' agreement.

   Installment Stock Purchase Opportunity. Each installment stock purchase opportunity (ISPO) that we grant has an installment schedule that limits the number of shares of common stock that may be purchased during each annual installment period. Unless the employee exercises the first installment before its expiration date by purchasing a minimum number of shares, the entire installment purchase opportunity is canceled. If the employee does exercise the first installment, subsequent annual installments may be exercised, as long as the employee exercises for a certain minimum number of shares, for up to the maximum number of shares specified in the installment certificate. If the employee does not exercise a portion of his or her annual installment by the appropriate expiration date, the installment is canceled. Each installment stock purchase opportunity is exercisable only while the holder is an employee or director of our company or a subsidiary.

   Cumulative Installment Stock Purchase Opportunity. We also grant cumulative ISPOs, which are similar to regular ISPOs except that if a portion of an annual installment is not exercised during the corresponding exercise period, then it becomes vested and is not canceled, and may be exercised during any subsequent exercise period. Other stock purchase opportunities, similar to cumulative ISPOs, provide that once vested, the entire opportunity or a portion (in 100 share increments) may be exercised during any of the specified annual exercise periods. Upon termination of employment, an employee can exercise his or her stock purchase opportunity if it is vested, within three months after termination (but not beyond its expiration date). If it is not vested at such time, the purchase opportunity is canceled.

   Deferred Payment Program. In connection with the exercise of ISPOs and non-qualified stock options, we have adopted a deferred payment program whereby an employee may choose to defer a portion of the purchase price for certain installments for approximately three years. We have in the past renewed these loans. We have sold to a financial institution most of the outstanding deferred payment obligations previously received. The deferred payment obligation is a full recourse obligation of the employee, accrues interest, and is secured by a pledge of shares of common stock. The interest rate for deferred payment obligations received in the most recent exercise period was set at 9.5%. Approximately 650 employees (including executive officers) are currently participating in the program. At June 29, 2001, the amount of the deferred payment obligations of Messrs. Neubauer, Leonard, Sutherland, Mulvaney and Zillmer were $8,298,200, $3,671,749, $3,412,658, $2,603,715 and $1,118,208,
respectively. At July 27, 2001, all deferred payment obligations had been sold to financial institutions.


   In connection with this offering, our board of directors has adopted a new 2001 Equity Incentive Plan and a 2001 Stock Unit Retirement Plan. From time to time after completion of this offering, we intend to issue new options and other equity incentives under these plans, and not to issue additional options or deferred stock units under plans that were in effect prior to this merger.

The 2001 Equity Incentive Plan

   Our Board of Directors has adopted the ARAMARK 2001 Equity Incentive Plan. The 2001 Equity Incentive Plan will form a part of the ARAMARK Ownership Program described above, and will be the source of new equity-based awards following this offering. The 2001 Equity Incentive Plan will permit us to grant to our key employees, directors and consultants incentive stock options, non-qualified stock options, reload stock options, stock appreciation rights, restricted stock, performance-based awards and other awards based on our Class A and Class B common stock.


   Administration. Our Human Resources, Compensation and Public Affairs Committee will administer the 2001 Equity Incentive Plan. The committee may delegate its authority under the 2001 Equity Incentive Plan in whole or in part as it determines, including to a subcommittee consisting solely of at least two outside directors within the meaning of Section 162(m) of the Internal Revenue Code. The committee will determine who will receive awards under the 2001 Equity Incentive Plan, as well as the form of the awards, the number of shares underlying the awards, and the terms and conditions of the award consistent with the terms of the plan.

   Shares Reserved for Awards and Limits on Awards. The total number of shares of our Class A and Class B common stock available under the 2001 Equity Incentive Plan initially will be 30 million, with an additional 3% of our common stock outstanding as of the end of the prior calendar year becoming available under the plan on each January 1 following the adoption of the plan. Awards may be issued in respect of Class B common stock, in lieu of Class A common stock.


   Under the 2001 Equity Incentive Plan, no participant may receive an award
that relates to more than    3 million shares of our Class A or Class B common
stock in any calendar year; the maximum amount of a performance-based award is limited to $10 million in any calendar year; and the maximum number of shares that may be used to award incentive stock options under the 2001 Equity Incentive Plan is 30 million shares in the aggregate.


   The number of shares of our Class A or Class B common stock issued or reserved pursuant to the 2001 Equity Incentive Plan, the maximum individual award and the number of shares issuable pursuant to outstanding awards, are subject to adjustment on account of stock splits, stock dividends and other dilutive changes in the relevant class of common stock. Class A common stock and Class B common stock covered by awards that terminate, lapse, or are cancelled will again be available for the grant of awards under the 2001 Equity Incentive Plan.


   Stock Options. The 2001 Equity Incentive Plan will permit the committee to grant key employees incentive stock options, which qualify for special tax treatment in the U.S., and to key employees, directors and consultants nonqualified stock options. The committee will establish the duration of each option at the time it is granted. The maximum duration of an incentive stock option is ten years after the date of grant. The exercise price of an incentive stock option may not be less than the fair market value of the underlying common stock on the date of grant. The committee may establish vesting and performance requirements that must be met prior to the exercise of options.

   Stock option grants may include provisions that permit the option holder to exercise all or part of the holder's vested options, or to satisfy withholding tax liabilities, by tendering shares of our Class A common stock or Class B common stock, as applicable, already owned by the option holder for at least six months (or another period consistent with the applicable accounting rules). Stock option grants also may include provisions that permit the option holder to exercise all or part of the holder's vested options through a cashless exercise procedure, which requires the delivery of irrevocable instructions to a broker to sell the shares obtained upon exercise of the option and deliver promptly to us the proceeds of the sale equal to the exercise price of the common stock being purchased plus any required tax withholding.

   Stock Appreciation Rights. The committee also may grant stock appreciation rights, either singly or in tandem with underlying stock options. Stock appreciation rights entitle the holder upon exercise to receive an amount in any combination of cash or shares of our Class A or Class B common stock (as determined by the committee) equal in value to the excess of the fair market value of the shares over the grant price.

   Performance Standards and Section 162(m). Performance criteria for performance-based awards under the 2001 Equity Incentive Plan may relate to any combination of the total corporation, a subsidiary, and/or any business unit. Performance targets may be set at a specific level or may be expressed relative to measures at comparison companies or a defined index. The committee can establish specific targets for recipients.

   In general, Section 162(m) of the Internal Revenue Code prevents the deductibility of compensation in excess of one million dollars paid in any taxable year to an individual who on the last day of that year is the company's chief executive officer or is among its four other most highly compensated executive officers, except that a deduction may be taken for compensation that qualifies as performance-based compensation under Section 162(m). Options granted at fair market value ordinarily satisfy the performance-based requirements of Section 162(m), if shareholder disclosure and approval requirements are met. If restricted stock or performance-based awards are intended to satisfy Section 162(m) deductibility requirements, payments under such awards must be conditioned on attainment of pre-established objective performance measures that have been established and certified by a committee of outside directors and approved by shareholders. The performance criteria that may be utilized under the 2001 Equity Incentive Plan are: earnings before interest and taxes, income, net income, earnings per share, book value per share, total shareholder return, return on shareholder's equity, expense management, return on investment, improvements in capital structure, profitability, profit margins, stock price, market share, sales, cost, cash flow, operating cash flow, free cash flow, working capital, return on assets, total business return and return on gross investment.

   Reload Options. The committee may grant a reload option that permits the option holder to purchase a number of shares of our Class A common stock or Class B common stock, as applicable, equal to the number of shares of common stock delivered by the option holder to exercise the underlying option.


   Other Stock-Based Awards. The 2001 Equity Incentive Plan also will permit the committee to grant awards that are valued by reference to, or otherwise based on the fair market value of, our Class A common stock and/or Class B common stock. These awards will be in such form and subject to such conditions, as the committee may determine, including the satisfaction of performance goals, the completion of periods of service or the occurrence of events.

   Change-in-Control Provisions. The committee may provide that, in the event of a change in control, any outstanding awards that are unexercisable or otherwise unvested will become fully vested and immediately exercisable, and may, in its sole discretion, provide for the termination of an award upon the consummation of the change of control and the payment of a cash amount in exchange for the cancellation of an award, and/or the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected award.

   Amendment. Our board of directors may amend the 2001 Equity Incentive Plan at any time, provided that no amendment will be made that (i) would increase the number of shares available for awards under the Plan or (ii) diminishes the rights of the holder of any award, and except that the committee may amend the plan in such manner as it deems necessary to permit awards to meet the requirements of the Internal Revenue Code or other applicable laws.


   United States Federal Income Tax Consequences of the Exercise of Options and Stock Appreciation Rights under the 2001 Equity Incentive Plan. The following discussion of the United States federal income tax consequences relating to the 2001 Equity Incentive Plan is based on present United States federal tax laws and regulations and does not purport to be a complete description of the United States federal tax laws. Participants may also be subject to certain U.S. state and local taxes and non-U.S. taxes, which are not described below.

   When a nonqualified stock option is granted, there are no income tax consequences for the option holder or us. When a nonqualified stock option is exercised, in general, the option holder recognizes compensation equal to the excess, if any, of the fair market value of the underlying class of common stock on the date of exercise over the exercise price. We are entitled to a deduction equal to the compensation recognized by the option holder.

   When an incentive stock option is granted, there are no income tax consequences for the option holder or us. When an incentive stock option is exercised, the option holder does not recognize income and we do not receive a deduction. The option holder, however, must treat the excess, if any, of the fair market value of the underlying class of common stock on the date of exercise over the exercise price as an item of adjustment for purposes of the alternative minimum tax. If the option holder disposes of the shares after the option holder has held them for at least two years after the incentive stock option was granted and one year after the incentive stock option was exercised, the amount the option holder receives upon the disposition over the exercise price is treated as long-term capital gain to the option holder. We are not entitled to a deduction. If the option holder makes a "disqualifying disposition" of the stock by disposing of the stock before the stock has been held for the holding period described above, the option holder generally recognizes compensation income equal to the excess, if any, of (1) the fair market value of the stock on the date of exercise, or, if less, the amount received on the disposition, over (2) the exercise price. We are generally entitled to a deduction equal to the compensation recognized by the option holder.

   When a stock appreciation right is granted, there are no income tax consequences for the participant or us. When a stock appreciation right is exercised, in general, the participant recognizes compensation equal to the cash and/or the fair market value of the stock received on exercise. We are entitled to a deduction equal to the compensation recognized by the participant.

   In general, other types of awards that may be issued under the 2001 Equity Incentive Plan are taxable to the individual upon receipt, except that awards of restricted stock are taxable to the individual on the date the shares vest, or on the date of receipt if the individual makes an election under Section 83(b) of the Internal Revenue Code.

Retirement Savings Plans

   General. Our Retirement Savings Plan (RSP) and Uniform and Career Apparel Group Retirement Savings (AUCA) Plan are defined contribution plans intended to qualify under Section 401(a) of the Internal Revenue Code. These plans also are collectively referred to as the 401(k) Plans. Substantially all of our U.S., non-union, full-time salaried employees are eligible to participate in one of these plans, except that highly compensated salaried employees no longer are eligible to participate in our RSP, but may be eligible to participate in our Stock Unit Retirement Plan, as described below.


   Contributions. Employees participating in the RSP or the AUCA Plan may make elective pre-tax salary contributions of up to 15% of their eligible earnings, subject to statutory prescribed annual limits. We make annual matching contributions to the RSP based on the first 6% of a participating employee's earnings, ranging from 25% to 75% of the employee's contributions. We also make matching contributions to the AUCA Plan each quarter in an amount equal to 100% of the first 2% of a participating employee's earnings, and 25% of the next 4% of the employee's earnings. At the end of each plan year under the AUCA Plan, we also may make an additional matching contribution to participating employees who contributed at least 2% of their earnings. This contribution could range up to 50% of the participating employee's contributions, up to 6% of the employee's earnings. Company matching contributions have historically been made in shares of our Class A common stock. We anticipate that, after completion of this offering, our matching contributions under the RSP and AUCA Plan will be made in shares of Class A common stock and Class B common stock. All of our matching contributions are subject to prescribed annual limits.

   Vesting. Employee contributions to the RSP and the AUCA Plan are always immediately 100% vested. Our matching contributions under the RSP vest fully after two years of plan participation or five years of service with us, whichever occurs first. Our matching contributions under the AUCA Plan vest annually over a six year period of service with us.

   Investments, Voting and Trust. Each employee's contributions, our matching contributions and any investment earnings, are generally not taxable to participating employees until withdrawn. All contributions under the RSP and the AUCA Plan are held in trust as required by law. U.S. Trust Company, N.A. is the independent trustee of the company stock fund portion of the RSP and the AUCA Plan. Participating employees may direct the investment of their employee contributions among authorized investment alternatives under the relevant plan. Participating employees also may instruct the trustee how to vote the shares of our common stock held on their behalf under the RSP or AUCA Plan with respect to major corporate transactions. For example, the plan participants will instruct the trustee how to vote in the merger that will occur immediately prior to this offering.


   Other Plans. In addition to the RSP and the AUCA Plan, we sponsor or contribute to a number of other tax-qualified savings and pension plans, none of which currently holds any shares of our common stock. These plans include our Money Purchase Retirement Plan for Non-Salaried Employees, our Capital Accumulation Plan, our Pension Plan for Non-Salaried Employees, and our Uniform Retirement (Pension) Plan.

Stock Unit Retirement Plan

   Our Stock Unit Retirement Plan, or SURP, is a non-qualified retirement plan for highly compensated employees who are not eligible to participate in any company-sponsored qualified retirement plan. The SURP is intended to provide to participants benefits similar to those provided to participating employees in our RSP. Participants in the SURP may defer up to 15% of their earnings, with interest deemed to accrue on those deferrals. We credit each participant's account with a matching contribution annually, equal to between 25% and 75% of the participant's first 6% of compensation deferred in that year and limited to the same maximum as our RSP. Our matching contributions historically have been made in deferred stock units, which are substantially equivalent to an investment in our Class A common stock, as adjusted to reflect the merger. Deferred compensation, deemed interest and shares of stock are distributed to the participant at the time of the participant's termination of employment, unless deferred by the participant. Distributed shares have historically been subject to a stockholders' agreement, and our policy prior to this offering has been to repurchase such shares shortly after their distribution at their then-current appraisal price. In connection with the stockholder vote on the merger, we are seeking the termination of the stockholders' agreement.


   The SURP, unlike the Retirement Savings Plan, is an unfunded plan. The amounts payable as benefits are not set aside, but rather are carried on our books as unsecured liabilities. Similarly, the deferred stock units are not outstanding shares, but rather are obligations to issue shares in the future.

   In connection with this offering, the SURP will be frozen for new deferrals and contributions. Upon completion of this offering, future deferrals (and any matching contributions on those deferrals) will be made under the new 2001 Stock Unit Retirement Plan described below.


2001 SURP

   Our board of directors has adopted the 2001 Stock Unit Retirement Plan, or 2001 SURP. The 2001 SURP is a non-qualified retirement plan for highly compensated employees who are not eligible to participate in any company-sponsored qualified retirement plan. The 2001 SURP is intended to provide participants with benefits similar to those provided under the RSP. Upon completion of the offering, participants will be allowed to defer up to 15% of their earnings, with interest deemed to accrue on those deferrals. It is anticipated that we will match contributions in deferred stock units, which will be substantially equivalent to an investment in our Class B common stock. It also is anticipated that matching contributions will equal between 25% and 75% of the participant's first 6% of compensation deferred in a plan year, limited by the same maximum as our RSP. Deferred compensation, deemed interest and shares of stock will be distributed to the participant at the time of the participant's termination of employment, unless deferred by the participant. The 2001 SURP is an unfunded plan. The amounts payable as benefits will not be set aside, but rather will be carried on our books as unsecured liabilities. Similarly, the deferred stock units will not be outstanding shares, but will be obligations to issue shares in the future.

Senior Executive Annual Performance Bonus Arrangement

   General. The Senior Executive Annual Performance Bonus Arrangement, or bonus arrangement, provides for an annual performance bonus for the chief executive officer (CEO) and any other of our designated executive officers upon the attainment of pre-established performance goals, which annual performance bonus is intended to be excludable from the computation of compensation for purposes of the U.S. income tax deductibility limitation on executive officer compensation.

   Background. Current U.S. income tax laws deny a deduction for certain compensation in excess of one million dollars per year paid to a company's chief executive officer and its four other most highly compensated executive officers. Certain compensation, including compensation based on the achievement of pre-established performance goals (performance-based compensation), is not subject to this deduction limit. For compensation to qualify for the performance-based compensation exclusion, the material terms pursuant to which the performance-based compensation is to be paid, including the performance goals, must be disclosed to, and approved by, the stockholders prior to the payment.

   The bonus arrangement is designed to qualify as performance-based compensation under current U.S. income tax laws. Participants in the bonus arrangement for any fiscal year may not also participate in our management incentive bonus plan (described below) for the same fiscal year. However, the bonus arrangement does not limit the ability of the board of directors to adopt any additional bonus plan or to pay any other compensation, including any additional bonus, to any executive officer or other employee. Any such additional bonus would not be considered performance-based compensation unless it complied with the stockholder approval and other requirements of U.S. income tax laws.

   Description of the Bonus Arrangement. The Human Resources, Compensation and Public Affairs Committee has been designated by the board of directors to administer the provisions of the bonus arrangement. The board of directors retains the authority to designate a different committee to administer the bonus arrangement. In any event, only members of the committee who are independent directors may vote on matters relating to the bonus arrangement. The committee is required generally to designate participants and, for each participant, to set one or more performance goals for a fiscal year not later than 90 days after the beginning of such fiscal year.

   The committee may designate as participants for any fiscal year any of our executive officers. This designation may vary from year to year, and it is anticipated that it will be based primarily on the committee's judgment as to which executive officers are likely to be named in our proxy statement and are expected to have compensation in excess of $1 million. For fiscal 2001, the committee has designated Mr. Leonard as a participant, in addition to Mr. Neubauer.

   Under the bonus arrangement, the annual performance goals, which may differ for each participant, must be based on attainment of target levels of, or a targeted percentage increase in, one or more of the following company or business group criteria: earnings before interest and taxes (EBIT), return on net assets (RONA), net income, after tax return on investment (ATROI), sales, revenues, earnings per share, total shareholder return, return on equity (ROE), return on investment (ROI), total business return, return on gross investment
(ROGI), operating cash flow or free cash flow. The maximum annual performance bonus payable to any participant in respect of any fiscal year under the bonus arrangement is three million dollars, or such lesser amount as may be set by the committee for such participant at the time it establishes the annual performance goals. The committee may increase the attainment of performance goals to offset (a) a change in accounting standards, (b) a significant acquisition or divestiture, (c) a significant capital transaction, or (d) any other unusual, nonrecurring items that are separately identified and quantified in our audited financial statements, so long as such accounting change is required or such transaction or nonrecurring item occurs after the goals for the fiscal year are established. The committee in its sole discretion may reduce, but may not increase, the amount of the annual performance bonus that would be otherwise payable under the bonus arrangement. In making this determination, the committee may take into consideration any and all factors relating to our performance and the participant's performance for such fiscal year.

   The committee may, without further action by the stockholders, amend the bonus arrangement from time to time as it deems desirable, provided that no such amendment may increase the employees who may be designated as participants under the bonus arrangement, change the permitted performance measures, increase the maximum bonus payable under the bonus arrangement, or make any other change requiring further approval under U.S. income tax laws. The bonus arrangement, unless earlier terminated, is effective for each of the five fiscal years 1999 through 2003. The board may, in its discretion, terminate the bonus arrangement at any time.


Management Incentive Bonus Plan

   Certain of our senior executive officers participate in a management incentive bonus program. Bonuses under this program are awarded annually based, in part, upon the attainment of predetermined financial goals and, in part, upon the attainment of individual objectives. Generally, non-financial objectives represent 30% of the bonus potential and are established by the supervisor of the executive. Financial goals generally represent 70% of the bonus potential. An executive's bonus under the management incentive bonus program potential generally varies as a percentage of total cash compensation, dependent upon the level of responsibility of the employee's position. The measures of financial performance used are for the business unit that is either under the managerial direction of the participant or, if a staff executive, is the unit on which the participant impacts most frequently and significantly. In the case of Messrs. Neubauer and Leonard, the committee awards bonuses pursuant to our Senior Executive Annual Performance Bonus Arrangement (described above) rather than the management incentive bonus program.

                             PRINCIPAL STOCKHOLDERS

   The following table sets forth certain information regarding beneficial ownership of our common stock as of July 27, 2001, and as adjusted to reflect the merger, by:


  . each person known to us to be the beneficial owner of more than 5% of either class of the common stock;

  .  each of our named executive officers;

  .  each director; and

  .  all current directors and executive officers as a group.

   Please note that after this offering and subject to the applicable restricted periods, the shares of Class A common stock will convert into shares of Class B common stock on a one-for-one basis upon their transfer to entities that are not permitted transferees.

   In presenting the information below, we do not give effect to the stock buyback and we have assumed that the underwriters will not exercise their right to purchase additional shares of common stock from us.


                                                   Shares Beneficially Owned
                                                    After this Offering (1)
                                                  ----------------------------
                                                                     Class B
                                                      Class A         Common
                                                    Common Stock      Stock
                                                  ----------------  ----------
Name of Beneficial Owner                          Shares (2)   %    Shares  %
------------------------                          ----------- ----  ------ ---
Trustee for the RSP and the AUCA Plan(3).........  32,767,000 19.6%    0   0.0
MetLife, Inc.(4).................................   6,757,980  4.0%    0   0.0
Joseph Neubauer(5)...............................  28,735,392 17.2%    0   0.0
Lawrence T. Babbio, Jr. .........................      80,000    *     0   0.0
Patricia C. Barron...............................     106,206    *     0   0.0
Robert J. Callander..............................     544,576    *     0   0.0
Leonard S. Coleman, Jr...........................      40,000    *     0   0.0
Ronald R. Davenport..............................     204,000    *     0   0.0
Edward G. Jordan.................................     630,000    *     0   0.0
Thomas H. Kean...................................     786,000    *     0   0.0
James E. Ksansnak................................   4,361,654  2.6%    0   0.0
James E. Preston.................................     900,000    *     0   0.0
William Leonard..................................   4,175,062  2.5%    0   0.0
L. Frederick Sutherland..........................   3,590,172  2.1%    0   0.0
Brian G. Mulvaney................................   1,651,142    *     0   0.0
John J. Zillmer..................................     928,628    *     0   0.0
All directors and executive officers as a group
 (21 persons)....................................  49,612,528 29.7%    0   0.0
All employees, directors and employee benefit
 plans as a group(6)............................. 151,592,122 90.7%    0   0.0

--------

(1) The share amounts listed for all directors and executive officers as a group and all employees, directors and employee benefit plans as a group include 80,000 shares issuable upon the exercise of stock purchase opportunities and options that are exercisable within 60 days of July 27, 2001, as adjusted for the merger.


(2) The share amounts for each of the beneficial owners listed do not include shares issuable upon the exercise of stock purchase opportunities and options that are exercisable within 60 days of November 15, 2001 in the following amounts, as adjusted for the merger: 90,000 shares by Mr. Neubauer, 60,000 shares by Mr. Babbio, 141,894 shares by Ms. Barron, no shares by Mr. Callander, 24,000 shares by Mr. Coleman, no shares by Mr. Davenport, no shares by Mr. Jordan, no shares by Mr. Kean, no shares by Mr. Ksansnak, no shares by Mr. Preston, 126,000 shares by Mr. Leonard, 75,000 shares by Mr. Sutherland, 446,500 shares by Mr. Mulvaney, 90,500 shares by Mr. Zillmer, 1,252,994 shares by all directors and executive officers as a group, and 9,742,416 shares by all employees, directors and employee benefit plan as a group.

(3) The independent trustee of the company stock fund portion of the RSP and the AUCA Plan is U.S. Trust Company, N.A. The independent trustee's address is 14 West 47th Street, New York, NY 10036. With respect to matters relating to certain significant corporate events, the vote is passed through by the independent trustee to the participant in the relevant plan. For example, the participants will vote in the merger. Approximately 6,968 participants of the RSP are eligible to vote on the merger, and approximately 5,828 participants of the AUCA Plan are eligible to vote on the merger.




(4) The address of this stockholder is One Madison Avenue, New York, NY 10010. These shares are held of record by a wholly owned subsidiary of MetLife, Inc., Metropolitan Life Insurance Company.


(5) The address of this stockholder is ARAMARK Corporation, ARAMARK Tower, 1101 Market Street, Philadelphia, PA 19107. This number of shares includes 26,361,960 shares held by Mr. Neubauer in his individual capacity and 2,373,432 shares held by The Neubauer Family Foundation of which Mr. Neubauer is the sole trustee and has sole power to vote and dispose or direct a disposition of such shares. This number of shares does not include shares held by certain trusts for the benefit of family members with respect to which Mr. Neubauer has no voting or dispositive power and disclaims beneficial ownership.


(6) Includes permitted transferees (primarily children and other transferees for estate planning purposes).

*  Less than 1%.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   The following are descriptions of the terms of agreements to which we or certain related persons are a party. We also refer you to the actual agreements, copies of which have either been filed with the SEC as exhibits to the registration statement of which this prospectus is a part or are available from us.

Stockholders' Agreement

   Pursuant to the stockholders' agreement whereby we have certain call rights upon termination of employment and certain rights of first refusal, during fiscal 2000, we repurchased from 11 current and/or former executive officers and directors and/or their permitted transferees 6,797,848 shares of our new Class A common stock at an average price per share of $7.70, each, as adjusted to reflect the merger. We anticipate that, after this offering, we may not continue to repurchase shares held by officers and directors following their termination of employment or cessation as a director. In addition, the stockholders' agreement also grants certain of our stockholders party thereto the right to put a portion of their shares to us upon certain events. In connection with the stockholder vote on the merger, we are seeking the termination of the stockholders' agreement.


Metropolitan Life Loan Agreement

   Metropolitan Life Insurance Company holds a 6.79% promissory note, which was issued by our subsidiary and is guaranteed by us. The face value of the note is $125 million. The outstanding principal amount of the note is $50 million, payable in $25 million annual installments each January, with a final maturity of January 2003.


   In anticipation of this offering, Metropolitan Life Insurance Company has agreed with us to waive their rights under the registration rights agreement. It has also consented to the termination of the stockholders' agreement. We have also consented to the transfer by Metropolitan Life Insurance Company of all or a portion of its shares to a transferee.


Registration Rights Agreement

   Prior to this offering, we and certain of our old Class A stockholders (collectively, the outside investors) were parties to a registration rights agreement. The registration rights agreement provided, subject to a number of conditions and limitations, demand registration rights to our outside investors. In accordance with these demand registration rights, a certain aggregate percentage of the outside investors may have required us to file a registration statement under the Securities Act to register the sale of shares of our old Class A common stock held by them. The registration rights agreement also provided, subject to a number of conditions and limitations, the outside investors with unlimited piggy-back registration rights, which allowed them to participate in registered offerings of shares of our common stock initiated by us.

   Under the registration rights agreement, we were required to pay all expenses in connection with any registered offering covered by the agreement. In addition, we were required to indemnify the outside investors, and they in turn were required to indemnify us, against certain liabilities in respect of any registration statement or offering covered by the registration rights agreement.

   Although by its terms the registration rights agreement terminates upon the consummation of the merger, in anticipation of this offering and to ensure that no ambiguities exist with respect to the termination of the piggy-back registration rights, we solicited and have obtained waivers of these registration rights and confirmation of the termination of the agreement upon consummation of the merger.

Neubauer Registration Rights Agreement

   In exchange for Mr. Neubauer's agreement to relinquish the right under his employment agreement to the benefits of the provisions of the stockholders' agreement as in effect on the date hereof even upon their modification or termination, we will enter into a registration rights agreement with Mr. Neubauer, the Neubauer


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Family Foundation and certain trusts of which Mr. Neubauer is the settlor.
Under the registration rights agreement, we have granted Mr. Neubauer and those related parties three demand rights and unlimited piggyback registration rights. Mr. Neubauer and those related parties may exercise demand registration rights with respect to their shares of common stock for which restricted periods have expired or do not apply, at any time after 360 days after pricing of this offering and with respect to all of their shares at any time after 540 days after pricing of this offering or, subject to the prior consent of Goldman, Sachs & Co. and J.P. Morgan Securities Inc., at any time after 180 days and before 360 days after pricing of this offering. In addition, Mr. Neubauer's estate may exercise demand registration rights with respect to his shares of common stock in certain limited circumstances at any time after 180 days and before 360 days after pricing of this offering. Mr. Neubauer and those related parties also have unlimited piggyback registration rights with respect to their shares of common stock for which restricted periods have expired or do not apply, that commence on the 181st day after pricing of this offering. The provisions of the registration rights agreement with Mr. Neubauer will not override the applicable transfer restrictions in our certificate of incorporation. Further, we anticipate that, as part of this arrangement with Mr. Neubauer, our board of directors will approve the transfer by Mr. Neubauer of up to 1.5 million shares of Class A common stock to charitable organizations and the conversion of such shares into unrestricted Class B common stock. Such transfer will be an exception to the lock-up arrangement with the underwriters. Mr. Neubauer is making the contributions in connection with the proposed transactions for personal tax planning purposes.


Other Transactions

   In March 2000, we acquired from James E. Ksansnak, our director and former vice chairman, approximately 80% of the capital stock of a corporation owned by Mr. Ksansnak for nominal consideration. We terminated that corporation's 401(k) plan and distributed 1,291,826 shares of our Class A common stock, as adjusted to reflect the merger, held by the plan to Mr. Ksansnak, as the plan's sole participant. Mr. Ksansnak is providing consulting services to us with respect to our Educational Resources segment for which he has been compensated.

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                        THE MERGER AND THE STOCK BUYBACK

   The completion of the merger described below is a condition to the consummation of this offering.

The Merger

   Prior to this offering, ARAMARK Corporation will merge with and into ARAMARK Worldwide Corporation, its wholly owned subsidiary. In the merger:

  . each share of old outstanding Class A common stock will convert into twenty shares of Class A-1 common stock.

  . each share of old outstanding Class B common stock will convert into two shares of Class A common stock. Of each stockholder's shares of old Class B common stock, as nearly as possible:

   -- one-third will be converted into shares of Class A-1 common stock,

   -- one-third will be converted into shares of Class A-2 common stock, and

   -- one-third will be converted into shares of Class A-3 common stock.

  . each share of Class A common stock is identical except for applicable restricted periods, and each share of Class B common stock is identical except for applicable restricted periods. At the conclusion of the applicable restricted periods, the Class B-1, Class B-2 and Class B-3 shares convert into Class B shares that are freely transferable. Shares of Class A common stock will not be transferable other than in a permitted transfer until the applicable restricted periods expire. Shares of Class A common stock will automatically convert into freely transferable shares of Class B stock upon transfer, with some limited exceptions. Stockholders are also prohibited from buying a put option, selling a call option or entering into any other hedging or insurance transaction relating to the restricted common stock during the applicable restricted period.

   After this offering but without giving effect to the stock buyback:

  . shares of Class A common stock will constitute about 86% of our total outstanding common stock and about 98% of our total voting power; and


  . shares of Class B common stock will constitute about 14% of our total outstanding common stock and about 2% of our total voting power.


   We will not complete this offering unless we complete the merger. We will complete the merger only if each of the following conditions, among others, is satisfied or waived (if permitted):

  . A majority of the total votes entitled to be cast by the holders of the outstanding shares of old Class A common stock and old Class B common stock, voting as a single class, are voted in favor of the adoption of the merger agreement;

  . The number of shares of our old Class A common stock that are issued and outstanding immediately prior to the stockholder vote regarding the merger and that are held by dissenting stockholders who have not voted to adopt the merger agreement and who are entitled to demand and have delivered a written demand for appraisal of such shares of our old Class A common stock shall not exceed 5% of the issued and outstanding shares of our old Class A common stock on such date immediately prior to the effective date of the merger.


The Stock Buyback

   After this offering, we intend to use approximately 60% of the gross proceeds of this offering to fund the stock buyback, which consists of a cash tender offer for a portion of our outstanding shares of Class A common stock outstanding after the merger and a repurchase of shares of our Class A common stock from the 401(k) Plans. We intend for the stock buyback to comprise the second step of a "synthetic secondary offering," a primary offering followed by stock purchases using the proceeds of the public offering to accomplish


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substantially the same goal as allowing existing stockholders to participate in the public offering. We intend to purchase 10% in the aggregate of the outstanding shares of our Class A common stock in the stock buyback. We may increase the target percentage for the stock buyback to above 10%, but the aggregate funds to be used in the stock buyback will not exceed 75% of the gross proceeds from this offering.


   We currently intend to launch the tender offer as soon as practicable after the close of this offering. We will determine the tender offer price, which may be at or above the public offering price and at, above or below the market price at the time of the tender offer. In the tender offer, each Class A stockholder will be permitted to tender up to 13% of his or her shares of Class A common stock. If the tender offer is fully subscribed by all Class A stockholders, we will accept no more than 10% (the currently anticipated target percentage) of each Class A stockholder's shares. In this manner, tenders of up to 10% of a stockholder's shares will be accepted, and to the extent some stockholders tender less than 10% of their shares of Class A common stock, then this shortfall will be allocated to the stockholders that have tendered more than the 10% amount (but no more than 13%) on a pro rata basis. The amount tendered by a Class A stockholder in the tender offer may consist of no more than one-third of Class A-2 common stock and no more than one-third of Class A-3 common stock; however a holder may tender stock that consists entirely of Class A-1 common stock. The Class B common stock sold in this offering cannot be tendered in the tender offer.


   In the repurchase from the 401(k) Plans, we currently intend to agree, on the date we execute the underwriting agreement relating to this offering, to acquire approximately 10% of the Class A common stock held by the 401(k) Plans, but we may increase that percentage to equal the target percentage for the tender offer in the event that target percentage is increased to above 10%. In exchange for entering into this contract, the trustee for the 401(k) Plans will agree not to tender in the tender offer. We anticipate that the price per share under the contract with the 401(k) Plans will equal the public offering price. However, if we tender for shares of Class A common stock in the tender offer at a price higher than the public offering price, we will either make an additional payment to the trustee for the difference on the date the tender offer closes or we will return a portion of the shares sold to us by the 401(k) Plans so that the effective price per share we pay under the contract equals the tender offer price. Since the repurchase of shares under the contract with the 401(k) Plans will close prior to the commencement of the tender offer, we will complete the repurchase of shares from the 401(k) Plans, even in the unlikely event we elect not to proceed with the tender offer.


   If the price per share in the stock buyback exceeds the public offering price per share of our unrestricted Class B common stock by an amount such that the aggregate consideration for all shares purchased in the stock buyback would exceed 75% of the gross proceeds from this offering, we will reduce the maximum number of shares of our Class A common stock that may be tendered in the tender offer and return shares of Class A common stock to the 401(k) Plans to limit the aggregate consideration for all shares purchased in the stock buyback to 75% of the gross proceeds from this offering.


   We will purchase shares in the tender offer pursuant to an offer to purchase and related materials, which we will distribute when we commence the tender offer. We will also file a Schedule TO with the SEC in connection with the tender offer. We cannot assure you that the tender offer will occur or that it will occur on the terms described in this prospectus.

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     DESCRIPTION OF CAPITAL STOCK, CERTIFICATE OF INCORPORATION AND BYLAWS

   The following is a description of the terms of our certificate of incorporation and bylaws as each will be in effect upon closing of this offering. We also refer you to our certificate of incorporation and bylaws, copies of the forms of which have been filed with the SEC as exhibits to the registration statement of which this prospectus is a part or are available from us.


Authorized Capitalization

   Our capital structure consists of

  .  300,000,000 authorized shares of Class A-1 common stock;


  .  150,000,000 authorized shares of Class A-2 common stock;


  .  150,000,000 authorized shares of Class A-3 common stock;


  .  1,000,000,000 authorized shares of unrestricted Class B common stock;


  .  300,000,000 authorized shares of Class B-1 common stock;


  .  150,000,000 authorized shares of Class B-2 common stock;


  .  150,000,000 authorized shares of Class B-3 common stock; and


  . 100,000,000 authorized preferred shares, including 25,000,000 authorized shares of Series C Junior Participating Preferred Stock and 20,000 authorized shares of Series D preferred stock.


   After this offering but prior to the stock buyback, there will be approximately 87,529,479 Class A-1, 39,820,719 Class A-2, 39,820,719 Class A-
3, 28,000,000 unrestricted Class B common stock, no Class B-1, no Class B-2, no Class B-3 and no preferred shares outstanding. This assumes that the underwriters do not exercise their over-allotment option in connection with this offering. Class A common stock that are converted to Class B common stock will resume the status of authorized but unissued Class A common stock.


   After this offering, there will be outstanding stock purchase opportunities, options and deferred stock units for about 36,516,108 Class A common stock and deferred stock units for about 2,163 shares of Series D preferred stock.


   After the expiration of the periods during which transfer restrictions apply to the Class A-1, Class A-2, Class A-3, Class B-1, Class B-2 and Class B-3 common stock, our certificate of incorporation will be successively amended to combine the unrestricted classes of Class A common stock into one class and to combine the unrestricted classes of Class B common stock into one class. After these amendments, our authorized common stock will consist of 600,000,000 authorized shares of Class A common stock and 1,000,000,000 authorized shares of Class B common stock. ARAMARK Corporation, as sole stockholder of ARAMARK Worldwide Corporation, has already executed a written consent to these amendments and, therefore, no further stockholder action is required.


Description of Our Certificate of Incorporation

   This section describes other key provisions of our certificate of incorporation.

  . No Stockholder Action by Written Consent. Our certificate of incorporation prohibits stockholder action by written consent.

  . No Stockholder Ability to Call a Special Meeting. Our certificate of incorporation provides that special meetings of our stockholders may be called only by our board of directors or the chairman of our board of directors.

  . Limitation of Director Liability. Our certificate of incorporation provides that our directors are not liable to our stockholders for monetary damages for breach of fiduciary duty, except for liability:

   --for breach of duty of loyalty;

   --for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law;

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   --under Section 174 of the Delaware General Corporation Law (unlawful dividends); and

   --for transactions from which the director derived improper personal benefit.

  . Indemnification of Directors and Officers. Our certificate of incorporation provides for indemnification of our directors and officers to the fullest extent authorized by the Delaware General Corporation Law.

  . Classified Board of Directors. Our certificate of incorporation provides for a classified board of directors.

Comparison of Our Class A Common Stock and Class B Common Stock

   The following table compares our Class A common stock and Class B common stock.

Public Market

  Class A, Class B-1,
  Class B-2 and Class
  B-3 Common Stock:
                                 .  None.

  Unrestricted Class B
  Common Stock:
                                 .  Will be listed on the New York Stock
                                    Exchange, subject to official notice of
                                    issuance.

Voting Rights

  Class A, Class B-1,
  Class B-2 and Class
  B-3 Common Stock:
                                 . Ten votes per share on all matters voted upon by our stockholders (except for Class B-1, Class B-2 and Class B-3 common stock which will have only one vote per share). No cumulative voting in the election of our directors.

  Unrestricted Class B
  Common Stock:
                                 .  One vote per share on all matters voted
                                    upon by our stockholders. No cumulative
                                    voting in the election of our directors.

Transfer Restrictions

  Class A, Class B-1,
  Class B-2 and Class
  B-3 Common Stock:
                           Except for permitted transfers:

                                 .  Class A-1 common stock may not be
                                    transferred until 180 days after pricing of this offering;

                                 .  Class A-2 common stock may not be
                                    transferred until 360 days after pricing of this offering; and

                                 .  Class A-3 common stock may not be
                                    transferred until 540 days after pricing of this offering.

                           Permitted transfers include:

                                 .  Conversion transfers, which have the
                                    effect of allowing the shares to convert into shares of unrestricted Class B common stock;

                                 . Non-conversion transfers, which have the effect of retaining both the applicable restricted periods and the multiple voting rights; and

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                                 .  Charity transfers, which have the effect
                                    of retaining the applicable restricted
                                    periods but not the multiple voting
                                    rights.

                             In a conversion transfer, shares of Class A common stock, regardless of whether they represent shares of Class A-1, Class A-2 or Class A-3 common stock, will be converted into shares of unrestricted Class B common stock. Conversion transfers include:

                                 .  with respect to no more than 1,000,000
                                    shares of common stock donated and
                                    transferred, prior to May 25, 2001, to
                                    charitable organizations (including
                                    foundations, schools, colleges,
                                    universities, charitable remainder trusts and charitable lead trusts), sales by such charitable organizations following 90 days after pricing of this offering;

                                 .  transfers to us; and

                                 . transfers approved as conversion transfers by our board of directors, including, without limitation:

                                     --transfers by Mr. Neubauer of up to 1.5
                                      million shares to private or public
                                      foundations and charities;

                                     --transfers upon the death of an employee
                                      stockholder in order to pay any estate
                                      taxes and expenses on a date as close as practicable to the tax payment date; or

                                     --transfers in the case of employee
                                      stockholder hardship (such as medical
                                      necessity, family emergencies, etc.).

                           During the first 180 days after pricing of this offering, transfers approved by our board of directors as conversion transfers will be restricted by the lock-up arrangements with the underwriters. However, approved transfers by Mr. Neubauer of up to 1.5 million shares to private or public foundations and charities and approved transfers to pay estate taxes and expenses will not be restricted by the lock-up arrangements with the underwriters.

                           In a non-conversion transfer, shares of Class A common stock, regardless of whether they represent shares of Class A-1, Class A-2 or Class A-3 common stock, will not convert into shares of Class B common stock. Non-conversion transfers include:

                                 . transfers to and among family members of Class A stockholders and entities (including trusts, partnerships and limited liability companies) established for estate planning or educational purposes;

                                 .  bona fide pledges to us, a commercial
                                    bank, savings and loan institution or any other lending or financial institution as security for indebtedness of the holder of the shares of Class A common stock being pledged. The pledgee shall be bound by the applicable transfer restrictions; and

                                 .  transfers approved as non-conversion
                                    transfers by our board of directors.


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                           During the first 180 days after pricing of this
                           offering, transfers approved by our board of directors as non-conversion transfers will be restricted by the lock-up arrangements with the underwriters.

                           In a charity transfer, shares of Class A-1, Class A-2 or Class A-3 common stock will convert into shares of Class B-1, Class B-2 and Class B-3 common stock. Charity transfers include transfers to charitable organizations (including foundations, schools, colleges, universities, charitable remainder trusts and charitable lead trusts).

                           Shares of Class B-1, Class B-2 and Class B-3 common stock are subject to the same transfer restrictions and have the benefit of the same exceptions for conversion transfers, non-conversion transfers and charity transfers, as appropriate, as shares of Class A-1, Class A-2 and Class A-3 common stock, respectively, but do not have multiple voting rights. At the conclusion of the applicable restricted periods, shares of Class B-1, Class B-2 and Class B-3 common stock convert into shares of unrestricted Class B common stock that are freely transferable.

                           Holders of restricted shares of Class A-1, Class A-2, Class A-3, Class B-1, Class B-2 and Class B-3 common stock are also prohibited from entering into any swap or other arrangement (including contracting to sell, selling, transferring, pledging, granting of any option to purchase, making any short sale or otherwise disposing of any shares) that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of any class of common stock, in each case other than permitted transfers. However if such person holds, during the entire time of the relevant transaction, shares with respect to which restricted periods have expired or do not apply, such transaction may involve only up to the number of such unrestricted shares.

  Unrestricted Class B
  Common Stock:
                                 . Shares of our unrestricted Class B common stock have no transfer restrictions.

Conversion

  Class A, Class B-1,
  Class B-2 and Class B-3
  Common Stock:                  .  Shares of Class A common stock
                                    automatically will convert into shares of unrestricted Class B common stock upon any transfer, except for a non-conversion transfer or a charity transfer.

                                 .  Shares of Class A-1, Class A-2 and Class
                                    A-3 common stock held by an employee or a transferee of such employee (including transferees who acquired their shares from employees prior to the merger) will automatically convert into shares of Class B-1, Class B-2 and Class B-3 common stock, respectively, in the event of termination of employment by such employee upon the earlier of 180 days after the pricing of this offering and the date the tender offer is completed or, if termination of employment occurs after that date, on the date of termination of employment.

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                                 .  Except as described above, Class A common
                                    stock may not be converted into
                                    unrestricted Class B common stock for a
                                    period of 180 days, 360 days and 540 days, respectively, after pricing of this offering.

  Unrestricted Class B
  Common Stock:
                                 .  Not applicable.

Rights upon Merger,
 Consolidation or
 Reorganization

  Class A, Class B-1,
  Class B-2, Class B-3
  Common Stock:                  .  In the event that we reorganize, merge or
                                    consolidate with one or more other
                                    corporations, holders of Class A common
                                    stock will be entitled to receive the same kind and amount of securities or property that is to be received by holders of Class
                                    B common stock.

  Unrestricted Class B
  Common Stock:
                                 . In the event that we reorganize, merge or consolidate with one or more other corporations, holders of Class B common stock will be entitled to receive the same kind and amount of securities or property that is to be received by holders of Class A common stock.

Other Rights

  Class A, Class B-1,
  Class B-2, Class B-3
  Common Stock:                  .  No preemptive rights or other subscription
                                    rights.

  Unrestricted Class B
  Common Stock:
                                 . No preemptive rights or other subscription rights.

Dividends, Subdivision and Combinations

   Subject to the rights of the holders of preferred stock, holders of Class A common stock and Class B common stock will be entitled to receive dividends and other distributions in cash, stock of any corporation, other than our common stock, or our property as our board of directors may declare from time to time out of our legally available assets or funds and will share equally on a per share basis in all such dividends and other distributions. If dividends or other distributions are payable in our common stock, including distributions pursuant to stock splits or divisions of our common stock, only Class A common stock will be paid or distributed with respect to Class A common stock and only Class B common stock will be paid or distributed with respect to Class B common stock. The number of Class A common stock and Class B common stock so distributed will be equal on a per share basis.

   Neither our Class A common stock nor our Class B common stock may be reclassified, subdivided or combined unless the reclassification, subdivision or combination occurs simultaneously and in the same proportion for each class.

   All the outstanding Class A common stock are validly issued, fully paid and nonassessable. When this offering is completed, all the outstanding Class B common stock will be validly issued, fully paid and nonassessable.

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

Preferred Stock

   Our board of directors has the authority to issue shares of preferred stock from time to time on terms that it may determine, to divide preferred stock into one or more classes or series, and to fix the designations, voting powers, preferences and relative participating, optional or other special rights of each class or series, and the qualifications, limitations or restrictions of each class or series, to the fullest extent permitted by Delaware law. The issuance of preferred stock could have the effect of decreasing the market price of our common stock, impeding or delaying a possible takeover and adversely affecting the voting and other rights of the holders of common stock.

   Each share of our common stock has associated with it the right to purchase one share of Series C junior participating preferred stock under our rights agreement.

   Our board of directors has the authority to issue shares of Series C junior participating preferred stock from time to time and to increase the number of authorized shares of Series C junior participating preferred stock. The Series C junior participating preferred stock shall rank junior to all other preferred stock, but senior to any of our common stock. The holders of Series C junior participating preferred stock shall vote with the holders of our common stock as a single class, unless otherwise required by law, and are entitled to 1,000 votes per share. The board of directors may not effect any amendment to the terms of the Series C junior participating preferred stock which would adversely affect the rights, powers and preferences thereof without the prior approval of the holders of two-thirds of the then outstanding Series C junior participating preferred stock. The holders of our Series C junior participating preferred stock shall be entitled to receive quarterly cash dividends payable in an amount per share equal to the greater of (1) $10 or (2) 1,000 times the aggregate per share amount of all quarterly cash dividends and 1,000 times the cash value of the aggregate per share amount of all quarterly non-cash dividends declared on the common stock. In the event we are subject to any liquidation, dissolution or winding up, the holders of Series C junior participating preferred stock shall be entitled to receive a minimum per share payment in cash of $1,000, but will be entitled to an aggregate per share liquidation payment of 1,000 times the payment made per share of common stock. The Series C junior participating preferred stock may not be redeemed.

   Our board of directors has the authority to issue shares of Series D preferred stock from time to time and to increase the number of authorized shares of Series D preferred stock. The Series D preferred stock shall rank senior to any of our other capital stock unless the terms of our other stock shall specifically provide that such stock shall rank senior to or on parity with the Series D preferred stock. The holders of Series D preferred stock shall have no right to vote at, participate in or receive notice of any meeting of our stockholders, unless otherwise required by law. However, in the event dividends that have been declared and that are payable upon the Series D preferred stock shall be in arrears, the number of directors constituting the board of directors shall be increased by two, and the holders of the Series D preferred stock voting separately as a single series shall be entitled to elect two directors to the board of directors. Such voting rights shall continue until all declared and payable dividends shall have been paid in full. The shares of Series D preferred stock shall not be transferable except with the consent of the board of directors. The holders of our Series D preferred stock shall be entitled to receive, as and if declared by the board of directors, cumulative cash dividends at a per annum rate currently of $30 per share, reset annually at a rate equal to $1,000 multiplied by 50% of the one year U.S. treasury rate. In the event we are subject to any liquidation, dissolution or winding up, the holders of Series D preferred stock shall be entitled to receive payment in cash of $1,000 per share plus an amount equal to unpaid cumulative dividends. The Series D preferred stock may be redeemed in whole or in part at our option at any time upon notice by the payment of a redemption price equal to $1,000 per share plus an amount equal to the accrued and unpaid cumulative dividends thereon to the date fixed by the board of directors as the redemption date.

Anti-Takeover Effects of Various Provisions of Delaware Law and Our Certificate of Incorporation and Bylaws

   Our certificate of incorporation and bylaws contain provisions that may have some anti-takeover effects. Provisions of Delaware law may have similar effects under our certificate of incorporation.

 Delaware Anti-Takeover Statute

   We are subject to Section 203 of the Delaware General Corporation Law. Subject to specific exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

  . the "business combination," or the transaction in which the stockholder became an "interested stockholder" is approved by the board of directors prior to the date the "interested stockholder" attained that status;

  . upon consummation of the transaction that resulted in the stockholder becoming an "interested stockholder," the "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding those shares owned by persons who are directors and also officers, and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or

  . on or subsequent to the date a person became an "interested stockholder," the "business combination" is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the "interested stockholder."

   "Business combinations" include mergers, asset sales and other transactions resulting in a financial benefit to the "interested stockholder." Subject to various exceptions, an "interested stockholder" is a person who, together with his or her affiliates and associates, owns, or within three years did own, 15% or more of the corporation's outstanding voting stock. These restrictions could prohibit or delay the accomplishment of mergers or other takeover or change-in-control attempts with respect to us and, therefore, may discourage attempts to acquire us.

   The board of directors has approved each of Joseph Neubauer, his associated entities and the 401(k) Plans as "interested stockholders" for purposes of
Section 203 of the DGCL.

   In addition, various provisions of our certificate of incorporation and bylaws, which are summarized in the following paragraphs, may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

 No Cumulative Voting

   The Delaware General Corporation Law provides that stockholders are denied the right to cumulate votes in the election of directors unless our certificate of incorporation provides otherwise. Our certificate of incorporation does not expressly address cumulative voting.

 No Stockholder Action by Written Consent; Calling of Special Meetings of Stockholders

   Our certificate of incorporation prohibits stockholder action by written consent. It also provides that special meetings of our stockholders may be called only by the board of directors or the chief executive officer.

 Advance Notice Requirements for Stockholder Proposals and Director Nominations

   Our bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary. To be timely, a stockholder's notice must be delivered or mailed and received at our principal executive offices not less than 90 nor more than 120 days in advance of the anniversary date of our proxy statement in connection with our previous year's annual meeting. Our bylaws also specify requirements as to the form and content of a stockholder's notice. These provisions may impede stockholders' ability to bring matters before an annual meeting of stockholders or make nominations for directors at an annual meeting of stockholders.

 Limitations on Liability and Indemnification of Officers and Directors

   The Delaware General Corporation Law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors' fiduciary duties. Our certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director, except for liability:

  .  for breach of duty of loyalty;

  . for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law;

  . under Section 174 of the Delaware General Corporation Law (unlawful dividends); or

  . for transactions from which the director derived improper personal benefit.

   Our certificate of incorporation provides that we must indemnify our directors and officers to the fullest extent authorized by the Delaware General Corporation Law. We are also expressly authorized to carry directors' and officers' insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

   The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

   There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

 Authorized But Unissued Shares

   Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without your approval. We may use these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

 Supermajority Provisions

   The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote is required to amend a corporation's certificate of incorporation or bylaws, unless the certificate of incorporation requires a greater percentage. Our certificate of incorporation provides that the following provisions in the certificate of incorporation may be amended only by a vote of 80% or more of all of the outstanding shares of our stock entitled to vote:

  .  the prohibition on stockholder action by written consent;

  . the ability to call a special meeting of stockholders being vested solely in our board of directors and the chairman of our board;


  . the limitation on the liability of our directors to us and our shareholders; and


  . the obligation to indemnify the directors and officers to the fullest extent authorized by the Delaware General Corporation Law.

   In addition, our certificate of incorporation grants our board of directors the authority to amend and repeal our bylaws without a stockholder vote in any manner not inconsistent with the laws of the State of Delaware or our certificate of incorporation. Our certificate of incorporation also provides that these provisions in our bylaws may be amended only by a vote of 80% or more of all of the outstanding shares of our common stock entitled to vote.

 Rights Agreement

   Under our rights agreement, each share of our Class A and Class B common stock has associated with it one preferred stock purchase right. Each of these
rights entitles its holder to purchase, at a purchase price of $   , subject to
adjustment, one one-thousandth of a share of Series C junior participating preferred stock under circumstances provided for in the rights agreement.


   The purpose of our rights agreement is to:

  . give our board of directors the opportunity to negotiate with any persons seeking to obtain control of us;

  . deter acquisitions of voting control of us without assurance of fair and equal treatment of all of our stockholders; and

  . prevent a person from acquiring in the market a sufficient amount of voting power over us to be in a position to block an action sought to be taken by our stockholders.

   The exercise of the rights under our rights agreement would cause substantial dilution to a person attempting to acquire us on terms not approved by our board of directors and therefore would significantly increase the price that person would have to pay to complete the acquisition. Our rights agreement may deter a potential acquisition or tender offer.

   Until a "distribution date" occurs, the rights will:

  .  not be exercisable;

  . be represented by the same certificate that represents the shares with which the rights are associated; and

  .  trade together with those shares.

   The rights will expire at the close of business on         , unless earlier
redeemed or exchanged by us.

   Following a "distribution date," the rights would become exercisable and we would issue separate certificates representing the rights, which would trade separately from the shares of our common stock.

   A "distribution date" would occur upon the earlier of:

  . ten business days after a public announcement that the person has become an "acquiring person;" or

  . ten business days after a person commences or announces its intention to commence a tender or exchange offer that, if successful, would result in the person becoming an "acquiring person."

   Under our rights agreement, a person becomes an "acquiring person" if the person, alone or together with a group, acquires beneficial ownership of 15% or more of the outstanding shares of our Class B common stock. However, an "acquiring person" shall not include us, any of our subsidiaries, any of our employee benefit plans or any person or entity acting pursuant to such employee benefit plans or any person who immediately after the merger owns more than 15% of the shares of our common stock, such as Mr. Neubauer. Our rights agreement also contains provisions designed to prevent the inadvertent triggering of the rights by institutional or certain other stockholders.


   If any person becomes an acquiring person, each holder of a right, other than the acquiring person, will be entitled to purchase, at the purchase price, a number of our shares of common stock having a market value two times the purchase price. If, following a public announcement that a person has become an acquiring person:

  . we merge or enter into any similar business combination transaction and we are not the surviving corporation; or

  . 50% or more of our assets, cash flow or earning power is sold or transferred,

each holder of a right, other than the acquiring person, will be entitled to purchase a number of shares of common stock of the surviving entity having a market value two times the purchase price.

   After a person becomes an acquiring person, but prior to such person acquiring 50% of our outstanding shares of Class B common stock, our board of directors may exchange the rights, other than rights owned by the acquiring person, at an exchange ratio of one share of common stock, or one one-thousandth of a share of Series C preferred stock, or of a share of our preferred stock having equivalent rights, preferences and privileges, for each right.


   At any time until a person has become an acquiring person, our board of directors may redeem all of the rights at a redemption price of $.01 per right. On the redemption date, the rights will expire and the only entitlement of the holders of rights will be to receive the redemption price.

   A holder of rights will not, as such, have any rights as our stockholder, including rights to vote or receive dividends.

   At any time prior to the distribution date, our board of directors may amend any provisions in the rights agreement. After the distribution date, our board of directors may amend the provisions of our rights agreement in order to:

  .  cure any ambiguity;

  .  shorten or lengthen any time period under our rights agreement; or

  . make changes that will not adversely affect the interests of the holders of rights;

provided, that no amendment may be made when the rights are not redeemable.

   The distribution of the rights will not be taxable to our stockholders or us. Our stockholders may recognize taxable income when the rights become exercisable for our common stock or an acquiring company.

Transfer Agent and Registrar

   Mellon Investor Services LLC is the transfer agent and registrar for our unrestricted Class B common stock. First Union Bank N.A. is the transfer agent and registrar for our Class A common stock and our restricted Class B common stock.

                      TRANSACTIONS IN OUR OLD COMMON STOCK

   Prior to the completion of the merger, we have been a party to a stockholders' agreement with all holders of our common stock except our 401(k) Plans (collectively, restricted investors) whereby they, and their transferees, were subject to certain transfer restrictions. In connection with the stockholder vote on the merger, we are seeking termination of the stockholders' agreement.


   Under the stockholders' agreement we generally exercised our right to call all the shares held by a former employee upon such employee's departure. In fiscal 1998, 1999 and 2000, we made payments of $14.2 million, $1.5 million and $157.9 million to former employees under the stockholders' agreement. From fiscal 1998 to early fiscal 2000, we elected to delay the exercise of our right to call shares of terminated employees until October 1999. This election resulted in a decrease in our repurchases in fiscal 1998 and 1999 and an increase in our repurchases in fiscal 2000.

   Except for permitted transferees, we have been the sole purchaser of our common stock pursuant to the stockholders' agreement. These repurchases have been primarily upon termination of employment, as provided by the stockholders' agreement. Our board of directors also authorized the repurchase of shares of our common stock pursuant to which management stockholders were able to sell a portion of their shares to us. These repurchases were approved by the board of directors and have occurred during quarterly repurchase periods from December 15 to January 15, March 15 to April 15, June 15 to July 15 and September 15 to October 15. During those periods, we repurchased shares of our common stock from management stockholders at the quarterly appraisal price determined 15 days prior to the beginning of each repurchase period by a nationally recognized independent appraisal firm. During fiscal 1998, 1999 and 2000, we repurchased $9.2 million, $2.0 million and $27.8 million of shares from current employees. We have suspended these repurchases for the most recent June 15 to July 15 period and anticipate suspending the September 15 to October 15 period.

   From time to time, upon the occurrence of extenuating circumstances, we also have repurchased shares from our management stockholders through an emergency buyback program. We anticipate that we will continue the emergency buyback program after completion of the stock buyback until the expiration of the transfer restrictions on Class A common stock at prices and circumstances to be determined on a case-by-case basis. Requests for these types of repurchases have been reviewed on an individual basis. After this offering is completed, we intend to discontinue our general practice of repurchasing shares from management stockholders, but we may, under certain circumstances, repurchase our stock from time to time.

   Our practice has been to have our common stock appraised quarterly at December 1, March 1, June 1 and September 1. For the purpose of determining the appropriate price for the repurchase of our common stock from former employees and restricted investors, our appraiser has considered a variety of factors, including the history and nature of our business, financial data from audited and interim financial statements, long-term financial forecasts, our operating segments, industry and capital market information deemed relevant to the assessment of investment risk and return of the common stock and other factors affecting our business. The appraiser determined the appropriate methodology for its appraisal, which has been based on market capitalization approaches and relative value in comparison to public traded companies in our business segments and market multiples in merger and acquisition transactions in similar businesses and on income approaches, including discounted cash flow analysis. The appraiser also considered various qualitative considerations, including our diverse business segments, level of indebtedness and limitations on the marketability of the common stock, resulting in part from the transfer restrictions imposed by the stockholders' agreement.

   The prices of common stock set forth in the table below are the historical quarterly appraisal prices of common stock since March 1, 1999.


                                         Old Class A            Old Class B
                                    ---------------------- ---------------------
                                             After Giving          After Giving
                                            Effect to the         Effect to the
                                                Merger                Merger
Date                                Actual  Exchange Ratio Actual Exchange Ratio
----                                ------- -------------- ------ --------------
September 1, 2001..................
June 1, 2001....................... $239.00     $11.95     $20.80     $10.40
March 1, 2001......................  231.00      11.55      19.90       9.95
December 1, 2000...................  220.00      11.00      18.70       9.35
September 1, 2000..................  206.00      10.30      17.50       8.75
June 1, 2000.......................  194.00       9.70      16.50       8.25
March 1, 2000......................  187.10       9.35      15.90       7.95
December 1, 1999...................  178.70       8.94      15.20       7.60
September 1, 1999..................  166.80       8.34      14.20       7.10
June 1, 1999.......................  153.50       7.68      13.05       6.53
March 1, 1999......................  146.00       7.30      12.40       6.20


   You should not rely on these historical quarterly appraisal prices in determining whether to invest in our Class B common stock.

                          DESCRIPTION OF INDEBTEDNESS

   The following are descriptions of the terms of agreements evidencing indebtedness to which we are a party. We also refer you to the actual agreements, copies of which have either been filed with the SEC as exhibits to the registration statement of which this prospectus is a part or are available from us.

Senior Revolving Credit Facility

   ARAMARK Services, Inc., our wholly owned subsidiary, is the borrower under a non-amortizing $1.0 billion senior revolving credit facility, which matures in March 2005, among the lenders party thereto and The Chase Manhattan Bank and Morgan Guaranty Trust Company of New York, as agents. Interest under the senior revolving credit facility is based on, at our option, LIBOR plus a spread ranging from 0.18% to 0.70% per annum, the certificate of deposit rate plus a spread ranging from 0.28% to 0.80% per annum or the higher of the prime rate or 0.5% per annum over the federal funds rate. There is a commitment fee ranging from 0.10% to 0.30% per annum on the entire commitment under the senior revolving credit facility. The spread and fee margins are based on certain financial ratios. The weighted average interest rate including the commitment fee under the senior revolving credit facility on July 27, 2001 was 4.7%. At July 27, 2001, there was approximately $492 million borrowings outstanding under this facility.


   The senior revolving credit facility contains restrictive covenants that, among other things, limit our ability and the ability of some of our subsidiaries to effect changes in our businesses or our corporate existence; create liens securing additional indebtedness; dispose of all or substantially all of our assets; enter into some mergers and consolidations; and repurchase our capital stock in some circumstances.

   The terms of the senior revolving credit facility also require that we maintain certain specified minimum ratios of cash flow to fixed charges and to total borrowings and certain minimum levels of net worth.

   The senior revolving credit facility also provides for general events of default including:

  . failure to pay principal of or interest on any loans under the senior revolving credit facility;

  .  failure to perform or observe any covenant;

  . acceleration of or failure to make payments in respect of debt in the aggregate principal amount of $25,000,000 or more; and

  .  certain events of bankruptcy.

In addition, events of default include the occurrence of more than 30% of the voting power of our voting securities being held by any person or group. If any event of default occurs, the principal or interest on the borrowed amounts may become or may be declared to be immediately due and payable.

Our Publicly Traded Notes

   We currently have $875 million principal amount of outstanding senior notes that mature between 2004 and 2006. The notes are issued under an indenture dated as of July 15, 1991, among ARAMARK Services, Inc., our wholly owned subsidiary, us, as guarantor, and The Bank of New York, as trustee. The 6.75% Notes due 2004 and the 7.00% Notes due 2006 may be redeemed, in whole or in part, at any time at our option at a redemption price equal to the greater of
(i) 100% of the principal amount or (ii) an amount based on the discounted present value of scheduled principal and interest payments. The 7.10% Notes due 2006 and the 8.15% Notes due 2005 are not redeemable prior to their stated maturity. None of the notes have the benefit of a sinking fund.

   The notes are subject to certain covenants that, among other things, limit our ability and the ability of some of our subsidiaries to incur additional indebtedness unless the outstanding notes are secured equally and ratably with such additional indebtedness; enter into sale and lease-back transactions; and enter into some mergers and acquisitions.

   The notes also provide for general events of default, which, if any of them occurs, would require the principal or interest on the notes to become or to be declared to be immediately due and payable.

Other Facilities

   ARAMARK Educational Resources, Inc., our indirectly held, wholly owned subsidiary, is a borrower under a non-amortizing $25 million revolving credit facility among the lenders party thereto and The Chase Manhattan Bank, as administrative agent. The credit facility matures in August 2003. At July 27, 2001 there were no borrowings outstanding under this credit facility.


   ARAMARK Canada Ltd., our indirectly held, wholly owned subsidiary is the borrower under a non-amortizing C$70 million Canadian revolving credit facility among the lenders party thereto and Canadian Imperial Bank of Commerce, as administrative agent, and The Bank of Nova Scotia, as documentation agent. The credit facility provides for either U.S. dollar or Canadian dollar borrowings and matures in March 2002. At July 27, 2001, there was approximately $36 million of borrowings outstanding under this facility.


   ARAMARK Services, Inc., our wholly owned subsidiary, is the borrower under a loan agreement with Metropolitan Life Insurance Company in an outstanding principal amount of $50 million, evidenced by a 6.79% note due January 2003. The face value of the note is $125 million. ARAMARK Services, Inc. is also the borrower under a $75 million credit agreement provided by Sumitomo Mitsui Banking Corporation and The Bank of Nova Scotia which matures in May 2005. Interest under the credit agreement is based on either LIBOR plus a spread ranging from 0.65% to 1.5% per annum or the higher of the prime rate or 0.5% per annum over the federal funds rate. The spread is based on certain financial ratios.


   ARAMARK Services, Inc. is also the borrower under a $50 million credit agreement provided by KBC Bank which matures in May 2005. Interest under the credit agreement is based on either LIBOR plus a spread ranging from 0.90% to 1.30% per annum or the higher of the prime rate or 0.5% per annum over the federal funds rate. The spread is based on certain financial ratios.

   ARAMARK Services, Inc. is also the borrower under a $45 million credit agreement provided by BNP Paribas which matures in July, 2003. Interest under the credit agreement is based on LIBOR plus a spread of 0.85% per annum.

   At July 27, 2001, our subsidiaries also had approximately $165 million indebtedness outstanding under other indentures and/or credit facilities. In addition, our subsidiaries also have lease and other financial obligations that are not classified as indebtedness under generally accepted accounting principles.

                        CERTAIN INCOME TAX CONSEQUENCES

   The following summary describes the material United States federal income and estate tax consequences of the ownership of Class B common stock by you if you are a non-U.S. holder as of the date of this prospectus.

   A "non U.S. holder" means a person that is not any of the following:

  .  a citizen or resident of the United States,

  . a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof,

  . an estate the income of which is subject to United States federal income taxation regardless of its source and

  . a trust (1) that is subject to the supervision of a court within the United States and the control of one or more United States persons as described in section 7701(a)(30) of the Internal Revenue Code of 1986, as amended, which we refer to as the "Code," or (2) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

   This discussion does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state and local consequences that may be relevant to you in light of your personal circumstances. Special rules may apply to certain non-U.S. holders, such as "controlled foreign corporations", "passive foreign investment companies", "foreign personal holding companies" and corporations that accumulate earnings to avoid U.S. federal income tax, that are subject to special treatment under the Code. If you are one of these entities, you should consult your own tax advisor to determine the U.S. federal, state, local and other tax consequences that may be relevant to you. Furthermore, the discussion below is based upon the provisions of the Code, and regulations, rulings and judicial decisions thereunder as of the date of this prospectus, and these authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those discussed below.

   If a partnership holds our Class B common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our Class B common stock, you should consult your tax advisor.

   If you are considering the purchase, ownership or disposition of our Class B common stock you should consult your own tax advisor concerning the United States federal income tax consequences in light of your particular situation as well as any consequences arising under the laws of any other taxing jurisdiction.

Dividends

   Dividends paid to you on our Class B common stock generally will be subject to withholding of United States federal income tax at a 30% rate (or lower applicable treaty rate). However, dividends that are effectively connected with your conduct of a trade or business within the United States and, where a tax treaty applies, are attributable to your United States permanent establishment, are not subject to the withholding tax, but instead are subject to United States federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected dividends received by you if you are a foreign corporation may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate (or lower applicable treaty rate).

   If you wish to claim the benefit of an applicable treaty rate (and avoid backup withholding as discussed below) for dividends, you will be required to:

  . complete Internal Revenue Service, Form W-8BEN (or successor form) and certify under penalty of perjury, that you are not a U.S. person; or

  . hold the Class B common stock through certain foreign intermediaries or certain foreign partnerships, and satisfy the certification requirements of applicable Treasury regulations.

Special certification requirements apply to certain non-U.S. holders that are entities rather than individuals.

   If you are eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

Gain on Disposition of Common Stock

   You generally will not be subject to United States federal income tax with respect to gain recognized on a sale or other disposition of Class B common stock unless:

  . the gain is effectively connected with your trade or business in the United States, and, where a tax treaty applies, is attributable to your United States permanent establishment,

  . you are an individual and hold the Class B common stock as a capital asset, you are present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met; or

  . we are or have been a "U.S. real property holding corporation" for United States federal income tax purposes.

   If you are described in the first bullet point above you will be subject to tax on the net gain derived from the sale under regular graduated United States federal income tax rates. If you are described in the second bullet point above you will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses (even though you are not considered a resident of the United States). If you are a non-U.S. holder that is a foreign corporation and fall under the first bullet point above, you will be subject to tax on your gain under regular graduated United States federal income tax rates and, in addition, may be subject to the branch profits tax equal to 30% (or lower applicable treaty rate) of your effectively connected earnings and profits.

   We believe we are not and do not presently anticipate becoming a "U.S. real property holding corporation" for United States federal income tax purposes.

Federal Estate Tax

   If you are an individual, our Class B common stock held by you at the time of your death will be included in your gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

   We must report annually to the IRS and to you the amount of dividends paid to you and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty. You will be subject to backup withholding unless applicable certification requirements are met.

   Payment of the proceeds of a sale of Class B common stock within the United States or conducted through certain U.S. related financial intermediaries is subject to both backup withholding and information reporting unless you certify under penalties of perjury that you are a non-U.S. holder (and the payor does not have actual knowledge that you are a United States person) or you otherwise establish an exemption.

   Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the IRS.

                        SHARES ELIGIBLE FOR FUTURE SALE

   The 28,000,000 unrestricted shares of Class B common stock sold in this offering, or 32,200,000 shares if the underwriters exercise their over-allotment option in full, will be freely tradable without restriction under the Securities Act except for any such shares acquired by an "affiliate" of ARAMARK as that term is defined in Rule 144 under the Securities Act, which shares will remain subject to the resale limitations of Rule 144.


   Because the shares of Class A common stock are being issued pursuant to a registration statement on Form S-4, they will be freely tradable without restriction under the Securities Act following the expiration of the 180 day, 360 day or 540 day transfer restriction periods, as applicable, described below in "--Lockup of Class A Common Stock" except for any such shares acquired or held by an affiliate, which shares, pursuant to Rule 145, will remain subject to the resale limitations of Rule 144. Giving effect to the merger, 84,871,388 shares of our Class A common stock are not held by affiliates. In addition, as described below, up to 1.5 million shares of Class A common stock that may be held by foundations and charities are anticipated to be eligible to be freely sold in the public market immediately after the offering and up to 1.0 million additional shares held by charities will be eligible to be freely sold in the public markets on the 91st day after pricing of this offering. Excluding shares held by the 401(k) Plans, shares subject to the resale limitations of Rule 144 and the up to 2.5 million shares of Class A common stock that may be sold earlier, at the end of the 180 day restricted period, 37,918,303 shares of Class A-1 common stock will be freely transferable; at the end of the 360 day restricted period, 22,976,543 shares of Class A-2 common stock will be freely transferable; and at the end of the 540 day period, 22,976,543 shares of Class A-3 common stock will be freely transferable. An additional 32,767,000 shares of Class A-1 common stock are held by the 401(k) Plans. After 180 days after pricing of this offering, these shares may be transferred to an employee or sold to provide cash distributions to that employee only upon or after that employee's termination of employment or upon that employee's reaching the age of 55. Under the terms of the 401(k) Plans, the trustee is otherwise required to hold these shares, subject only to the requirements of federal law. Excluding 1.5 million shares that Mr. Neubauer may transfer to foundations and charities, shares subject to the resale limitations of Rule 144 include 16,010,842 shares of Class A-1 common stock, 16,010,843 shares of Class A-2 common stock and 16,010,843 shares of Class A-3 common stock. Of these Rule 144 shares, Joseph Neubauer, our chief executive officer, and certain related parties own approximately 9,078,464 shares of Class A-1 common stock, 9,078,464 shares of Class A-2 common stock and 9,078,464 shares of Class A-3 common stock. In addition, after the expiration of the 180 day lockup period, our board of directors will have the ability to authorize limited transfers that result in shares of Class A common stock converting into shares of unrestricted Class B common stock. All of the foregoing share amounts exclude the impact of the stock buyback.


   Mr. Neubauer and certain related parties may exercise registration rights with respect to their shares of common stock for which restricted periods have expired or do not apply, at any time after 360 days after pricing of this offering and with respect to all of the shares at any time after 540 days after pricing of this offering or, subject to the prior consent of Goldman, Sachs & Co. and J.P. Morgan Securities Inc., at any time after 180 days and before 360 days after the pricing of this offering. In addition, Mr. Neubauer's estate may exercise demand registration rights with respect to his shares of common stock in certain limited circumstances at any time after 180 days and before 360 days after pricing of this offering. Mr. Neubauer and those related parties also have unlimited piggyback registration rights with respect to their shares of common stock for which restricted periods have expired or do not apply, that commence on the 181st day after pricing of this offering. Upon registration and sale, these shares will convert into shares of unrestricted Class B common stock and will become freely transferable.

   Under the terms of our certificate of incorporation, charitable organizations will be permitted to sell up to 1.0 million shares of our common stock donated to them prior to May 25, 2001, beginning on the 91st day after pricing of this offering, and such shares will be freely transferable. In addition, we anticipate that our board of directors will approve a conversion transfer in which Mr. Neubauer will transfer up to 1.5 million shares of his Class A common stock to private or public foundations and charities and upon such transfer such shares may be freely transferable Class B common stock. Such transfer by Mr. Neubauer will be an exception to the lock-up arrangement with the underwriters. With respect to the shares that Mr. Neubauer intends to transfer to his private foundation, Mr. Neubauer, the sole trustee of the foundation, has advised us that the foundation has no current intention or need to dispose of such shares during the 180 day period after pricing of this offering.

   In addition, 32,942,768 shares of Class A common stock are issuable upon the exercise of outstanding options, 1,459,586 of which are vested, and 3,573,340 shares of Class A common stock are issuable upon conversion of outstanding deferred stock units.


   Because the Class B-1, Class B-2 and Class B-3 common stock are being registered pursuant to a registration statement on Form S-4, they will be freely tradable without restriction under the Securities Act following the expiration of the 180 day, 360 day or 540 day restriction periods, as applicable, described below in "--Lockup of Class B Common Stock," except for any such shares acquired by an affiliate, which shares, pursuant to Rule 145, will remain subject to the resale limitations of Rule 144 without the holding period.

   Generally, Rule 145 provides that an affiliate whose shares are exchanged pursuant to a merger of a corporation with respect to which there has been a vote of stockholders will be subject to the resale limitations of Rule 144.

   Generally, Rule 144 provides that an affiliate who has beneficially owned shares for at least one year may sell on the open market in brokers' transactions within any three month period a number of shares that does not exceed the greater of:

  .  1% of the then outstanding shares of common stock; and

  . the average weekly trading volume in the common stock on the open market during the four calendar weeks preceding the sale.

   Sales under Rule 144 will also be subject to post-sale notice requirements and the availability of current public information about us.

   Shares properly sold in reliance upon Rule 144 to persons who are not affiliates are freely tradable without restriction after the sale.

   Sales of substantial amounts of our common stock in the open market, or the availability of shares for sale, could adversely affect the price of our unrestricted Class B common stock.

Lockup of Class A Common Stock

   Transfer Restrictions. Except for permitted transfers, Class A-1 common stock may not be transferred until 180 days after pricing of this offering, Class A-2 common stock may not be transferred until 360 days after pricing of this offering and Class A-3 common stock may not be transferred until 540 days after pricing of this offering. Permitted transfers include:

  . conversion transfers, which have the effect of allowing the shares to convert into shares of unrestricted Class B common stock;

  . non-conversion transfers, which have the effect of retaining both the applicable restricted periods and the multiple voting rights; and

  . charity transfers, which have the effect of retaining the applicable restricted periods, but not the multiple voting rights.

   In a conversion transfer, shares of Class A-1, Class A-2 and Class A-3 common stock will convert into shares of unrestricted Class B common stock. Conversion transfers include:

  . with respect to no more than 1,000,000 shares of common stock donated and transferred, prior to May 25, 2001, to charitable organizations (including foundations, schools, colleges, universities, charitable remainder trusts and charitable lead trusts), sales by such charitable organizations following 90 days after pricing of this offering;

  .  transfers to us; and

  . transfers approved as conversion transfers by our board of directors, including, without limitation, transfers by Mr. Neubauer of up to 1.5 million shares to private or public foundations and charities, transfers upon the death of an employee stockholder in order to pay any estate taxes and expenses on a date as close as practicable to the tax payment date or transfers in the case of employee stockholder hardship (such as medical necessity, family emergencies, etc.)

   During the first 180 days after pricing of this offering, transfers approved by our board of directors as conversion transfers will be restricted by the lock-up arrangements with the underwriters. However, approved transfers by Mr. Neubauer of up to 1.5 million shares of private and public foundations and charities and approved transfers to pay estate taxes and expenses will not be restricted by the lock-up arrangements.

   In a non-conversion transfer, shares of Class A-1, Class A-2 and Class A-3 common stock will not convert into shares of Class B common stock. Non-conversion transfers include:

  . transfers to and among family members of Class A stockholders and entities (including trusts, partnerships and limited liability companies) established for estate planning or educational purposes;

  . bona fide pledges to us, a commercial bank, savings and loan institution or any other lending or financial institution as security for indebtedness of the holder of the shares of Class A common stock being pledged. The pledgee will be bound by the applicable transfer restrictions; and

  . transfers approved as non-conversion transfers by our board of directors.

   During the first 180 days after pricing of this offering, transfers approved by our board of directors as non-conversion transfers will be restricted by the lock-up arrangements with the underwriters.

   In a charity transfer, shares of Class A-1, Class A-2 or Class A-3 common stock will convert into shares of Class B-1, Class B-2 and Class B-3 common stock. Charity transfers include transfers to charitable organizations (including foundations, school, colleges, universities, charitable remainder trusts and charitable lead trusts).

   Shares of Class B-1, Class B-2 and Class B-3 common stock are subject to the same transfer restrictions and have the benefit of the same exceptions for conversion transfers, non-conversion transfers and charity transfers, as appropriate, as shares of Class A-1, Class A-2 and Class A-3 common stock, respectively, but do not have multiple voting rights. At the conclusion of the applicable restricted periods, shares of Class B-1, Class B-2 and Class B-3 common stock shall convert into shares of unrestricted Class B common stock that are freely transferable.

   Holders of restricted shares of Class A-1, Class A-2 and Class A-3 common stock are also prohibited by our certificate of incorporation from entering into any swap or other arrangement (including contracting to sell, selling, transferring, pledging, granting of any option to purchase, making any short sale or otherwise disposing of any shares) that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of any class of common stock, in each case other than permitted transfers. However if such person holds, during the entire time of the relevant transaction, shares with respect to which restricted periods have expired or do not apply, such transaction may involve only up to the number of such unrestricted shares. In addition, our directors, executive officers and stockholders that own 5% or more of our common stock (other than the 401(k) Plans) will agree with the underwriters not to enter into any such transactions with respect to any shares of common stock, including unrestricted shares, for a period of 180 days after pricing of this offering.

   Shares of Class A-1, Class A-2 and Class A-3 common stock held by an employee or a transferee of such employee (including transferees who acquired their shares from employees prior to the merger) will automatically convert into Class B-1, Class B-2 and Class B-3 common stock, respectively, in the event of termination of employment by such employee upon the earlier of 180 days after the pricing of this offering and the date the tender offer is completed or, if termination of employment occurs after that date, on the date of termination of employment.

   Except as described above, shares of Class A common stock will not be converted into shares of unrestricted Class B common stock for a period of 180 days, 360 days and 540 days, respectively, after pricing of this offering.

   Upon completion of this offering, we will have outstanding 167,170,916 shares of Class A common stock, without taking into consideration outstanding stock purchase opportunities, options and deferred stock units for 36,516,108 Class A common stock. As the lockup periods in our certificate of incorporation that are applicable to shares of Class A common stock and Class B-1, Class B-2 and Class B-3 common stock expire, such shares will become freely transferable, except for shares held by our affiliates.


   With respect to acquisitions that are completed within 180 days of the closing of this offering, under the lock-up arrangements with the underwriters we may issue up to 15% of our then total outstanding shares, which shares of common stock will be restricted until the later of 90 days after the completion of such acquisition or 180 days after this offering, unless the consent of either Goldman, Sachs & Co. or J.P. Morgan Securities Inc. is obtained.

Lockup of Class B Common Stock

   Transfer Restrictions. Shares of unrestricted Class B common stock have no transfer restrictions. Class B-1 common stock may not be transferred until 180 days after pricing of this offering; Class B-2 common stock may not be transferred until 360 days after pricing of this offering; and Class B-3 common stock may not be transferred until 540 days after pricing of this offering, except the exceptions applicable to shares of Class A common stock will also be applicable to the shares of Class B-1, Class B-2 and Class B-3 shares.

   Holders of restricted shares of Class B-1, Class B-2 and Class B-3 common stock are also prohibited by our certificate of incorporation from entering into any swap or other arrangement (including contracting to sell, selling, transferring, pledging, granting of any option to purchase, making any short sale or otherwise disposing of any shares) that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of any class of common stock, in each case other than permitted transfers. However if such person holds, during the entire time of the relevant transaction, shares with respect to which restricted periods have expired or do not apply, such transaction may involve only up to the number of such unrestricted shares. In addition, our directors, executive officers and stockholders that own 5% or more of our common stock (other than the 401(k) Plans) will agree with the underwriters not to enter into any such transactions with respect to any shares of common stock, including unrestricted shares, for a period of 180 days after pricing of this offering.

                                  UNDERWRITING

   Subject to the terms and conditions set forth in an underwriting agreement, the underwriters named below have severally agreed to purchase, and we have agreed to sell each underwriter, the number of shares of common stock set forth opposite their name below. Goldman, Sachs & Co. and J.P. Morgan Securities Inc. are the representatives of the underwriters.


         Name                                                   Number of Shares
         ----                                                   ----------------
   Goldman, Sachs & Co.........................................
   J.P. Morgan Securities Inc..................................
   Morgan Stanley & Co. Incorporated...........................
   Salomon Smith Barney Inc. ..................................
   First Union Securities, Inc. ...............................
                                                                     ------
     Total.....................................................
                                                                     ======


   The underwriting agreement provides that the obligations of the underwriters to purchase our unrestricted Class B common stock included in this offering are subject to the approval of the validity of the shares of unrestricted Class B common stock by counsel and other conditions. The underwriters are obligated to take and pay for all of the shares of unrestricted Class B common stock (other than those covered by the overallotment option described below) if any are taken.

   The underwriters have advised us that they propose initially to offer such shares of unrestricted Class B common stock to the public at the public offering price set forth on the cover page of this prospectus. After the public offering, the public offering price may be changed.

   We have granted to the underwriters an option, exercisable for 30 days from the date hereof, to purchase up to an additional 4,200,000 shares of unrestricted Class B common stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus. The underwriters may exercise that option solely for the purpose of covering overallotments, if any, made in connection with this offering.


   The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

                                                       No Exercise Full Exercise
                                                       ----------- -------------
   Per share..........................................
   Total..............................................

   Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up
to $   per share from the public offering price. Any such securities dealers may resell any shares purchased from the underwriters to certain other brokers or dealers at a discount of up to $ per share from the public offering price. If all the shares are not sold at the public offering price, the representatives may change the offering price and the other selling terms.

   We are agreeing that, without the prior written consent of Goldman, Sachs & Co. and J.P. Morgan Securities Inc., for a period of 180 days after the date of the underwriting agreement,

  .  we will not,

  . we will not take any action to enable our directors, executive officers and other existing stockholders to, and

  . we will not recognize any attempt to by our directors, executive officers and other existing stockholders to,

  directly or indirectly, offer to sell, contract to sell, sell or otherwise dispose of, or announce the offering of any shares of common stock or securities convertible into or exchangeable or exercisable for shares of common stock or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock (any of such actions, a transfer), except for:

  . Acquisitions--our issuance of up to 15% of the then outstanding shares of common stock in connection with acquisition of third party shares or assets (including without limitation by way of merger or consolidation) where the recipient agrees it will not transfer such shares of common stock for the later of 90 days after the date of issuance of such shares or for a period of 180 days after the date of the underwriting agreement;


  . Benefit plan distributions--our issuances of shares of common stock or securities convertible into or exchangeable or exercisable for shares of common stock for the benefit of our employees or directors under benefit plans described in this prospectus; and

  . Permitted transfers--transfers permitted under our certificate of incorporation without further approval by our board of directors and transfers that require the approval of our board of directors relating to Mr. Neubauer's intention to transfer up to 1.5 million shares to public and private foundations or relating to payment of estate taxes and expenses.

   We have agreed to indemnify the underwriters against, or contribute to payments that the underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act of 1933, as amended.

   The underwriters may engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Securities Exchange Act of 1934, as amended, in connection with this offering. Stabilizing transactions permit bids to purchase the unrestricted Class B common stock so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the unrestricted Class B common stock in the open market following completion of this offering to cover all or a portion of a syndicate short position created by the underwriters selling more shares of unrestricted Class B common stock in connection with this offering than they are committed to purchase from us. In addition, the underwriters may impose "penalty bids" under contractual arrangements between the underwriters and dealers participating in this offering whereby they may reclaim from a dealer participating in this offering the selling concession with respect to shares of unrestricted Class B common stock that are distributed in this offering but subsequently purchased for the account of the underwriters in the open market. Such stabilizing transactions, syndicate covering transactions and penalty bids may result in the maintenance of the price of the unrestricted Class B common stock at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required and, if any are undertaken, they may be discontinued at any time.

   We estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $6,000,000. The underwriters have agreed to reimburse us for a portion of the expenses related to this offering.


   We intend to use more than 10% of the gross proceeds of the sale of our unrestricted Class B Common Stock to repay indebtedness under our existing credit facilities owed by us to banking affiliates of J.P. Morgan Securities Inc. and First Union Securities, Inc. Additionally, Mr. Neubauer, our Chief Executive Officer, serves on the board of directors of First Union Corporation, which is a parent of First Union Securities, one of the underwriters. According to Rule 2720 of the National Association of Securities Dealers Conduct Rules, this makes First Union Securities our affiliate, and the offering must comply with requirements of Rule 2720 of the NASD. That rule requires that the initial public offering price can be no higher than that recommended by a "qualified independent underwriter", as defined by the NASD. Goldman, Sachs & Co. has served in that capacity and performed due diligence investigations and reviewed and participated in the preparation of the registration statement of which this prospectus forms a part. Goldman, Sachs & Co. will receive $10,000 from us as compensation for such role.



   In the ordinary course of the underwriters' respective businesses, the underwriters and their affiliates have engaged and may engage in commercial and investment banking transactions with us and our affiliates for which they have received customary fees and expenses. In the ordinary course of our business, we have engaged in commercial transactions related to our business with the underwriters and their affiliates for which we have paid customary fees and expenses.

   The underwriters have informed us that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of our unrestricted Class B common stock offered by them.

   We intend to list our Class B common stock on the New York Stock Exchange under the symbol "RMK." The underwriters intend to sell shares to a minimum of
    beneficial owners in lots of     or more so as to meet the distribution
requirements of this listing.

   Prior to this offering, there has been no public market for our unrestricted Class B common stock. The public offering price was determined by negotiations between the representatives of the underwriters and us. Among the factors that we and the representatives considered in determining the public offering price were our future prospects and our industry in general, our sales, earnings and other financial and operating information in recent periods and the price to earnings ratio, market prices of securities and other financial and operating information of companies engaged in activities similar to ours.

                                 LEGAL MATTERS

   The validity of the issuance of the shares of unrestricted Class B common stock offered hereby will be passed upon for us by Simpson Thacher & Bartlett, New York, New York. Certain legal matters relating to the unrestricted Class B common stock offered hereby will be passed upon for the underwriters by Cravath, Swaine & Moore, New York, New York.

                                    EXPERTS

   The audited consolidated financial statements and financial statement schedules of ARAMARK Corporation and its subsidiaries and the audited balance sheet of ARAMARK Worldwide Corporation included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                      WHERE YOU CAN FIND MORE INFORMATION

   We are subject to the informational reporting requirements of the Securities Exchange Act of 1934 and, under the Exchange Act, we file reports, proxy statements and other information with the SEC. You may inspect those reports, proxy statements and other information and the registration statement and its exhibits and schedules, without charge, and you may make copies of them at prescribed rates at the public reference facilities of the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. The public may obtain information on the operation of the SEC's public reference facilities by calling the SEC in the United States at 1-800-SEC-0330. The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an Exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

   You may also request a copy of those materials, free of cost, by writing or telephoning us at the following address:

                                   Ted Hill
                                Vice President
                              Investor Relations

                                 ARAMARK Tower
                               1101 Market Street
                        Philadelphia, Pennsylvania 19107

                         Telephone: (215) 238-3361

                      ARAMARK CORPORATION AND SUBSIDIARIES
                         INDEX TO FINANCIAL STATEMENTS


Audited Consolidated Financial Statements
  Report of Independent Public Accountants................................  F-2
  Consolidated Balance Sheets as of October 1, 1999 and September 29,
   2000...................................................................  F-3
  Consolidated Statements of Income for the Fiscal Years Ended October 2,
   1998, October 1, 1999 and September 29, 2000...........................  F-4
  Consolidated Statements of Cash Flows for the Fiscal Years Ended October
   2, 1998, October 1, 1999 and September 29, 2000........................  F-5
  Consolidated Statements of Changes in Shareholders' Equity for the
   Fiscal Years Ended October 2, 1998, October 1, 1999 and September 29,
   2000...................................................................  F-6
  Notes to the Consolidated Financial Statements..........................  F-7
Unaudited Condensed Consolidated Financial Statements
  Condensed Consolidated Balance Sheets as of September 29, 2000 and June
   29, 2001............................................................... F-22
  Condensed Consolidated Statements of Income for the Nine Months Ended
   June 30, 2000 and June 29, 2001 ....................................... F-23
  Condensed Consolidated Statements of Cash Flows for the Nine Months
   Ended June 30, 2000 and June 29, 2001.................................. F-24
  Condensed Consolidated Statement of Changes in Shareholders' Equity for
   the Nine Months Ended June 29, 2001.................................... F-25
  Notes to the Condensed Consolidated Financial Statements................ F-26

                         ARAMARK WORLDWIDE CORPORATION
                         INDEX TO FINANCIAL STATEMENTS

Audited Financial Statements
  Report of Independent Public Accountants................................ F-30
  Balance Sheet as of July 12, 2001....................................... F-31
  Notes to Balance Sheet.................................................. F-31

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To ARAMARK Corporation:

   We have audited the accompanying consolidated balance sheets of ARAMARK Corporation (a Delaware corporation) and subsidiaries as of October 1, 1999 and September 29, 2000, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three fiscal years in the period ended September 29, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ARAMARK Corporation and subsidiaries as of October 1, 1999 and September 29, 2000, and the results of their operations and their cash flows for each of the three fiscal years in the period ended September 29, 2000, in conformity with accounting principles generally accepted in the United States.

                                          /s/  Arthur Andersen LLP

Philadelphia, Pennsylvania
November 6, 2000

                      ARAMARK CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                     OCTOBER 1, 1999 AND SEPTEMBER 29, 2000
                  (dollars in thousands, except share amounts)

                                                               Fiscal
                                                        ----------------------
                                                           1999        2000
                                                        ----------  ----------
                        ASSETS
Current Assets:
  Cash and cash equivalents............................ $   27,690  $   24,592
  Receivables (less allowances: 1999--$22,496; 2000--
   $24,803)............................................    578,393     585,630
  Inventories..........................................    369,791     416,413
  Prepayments and other current assets.................     68,492      72,230
                                                        ----------  ----------
    Total current assets...............................  1,044,366   1,098,865
                                                        ----------  ----------
Property and Equipment, at Cost:
  Land, buildings and improvements.....................    610,777     688,624
  Service equipment and fixtures.......................  1,279,179   1,409,265
                                                        ----------  ----------
                                                         1,889,956   2,097,889
  Less-Accumulated depreciation........................    956,241   1,044,646
                                                        ----------  ----------
                                                           933,715   1,053,243
                                                        ----------  ----------
Goodwill...............................................    603,017     684,940
Other Assets...........................................    289,445     362,335
                                                        ----------  ----------
                                                        $2,870,543  $3,199,383
                                                        ==========  ==========
         LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Current maturities of long-term borrowings........... $   24,761  $   59,736
  Accounts payable.....................................    387,127     431,123
  Accrued payroll and related expenses.................    182,056     198,958
  Other accrued expenses and current liabilities.......    331,809     377,043
                                                        ----------  ----------
    Total current liabilities..........................    925,753   1,066,860
                                                        ----------  ----------
Long-Term Borrowings:
  Senior...............................................  1,607,731   1,837,396
  Subordinated.........................................     26,689         --
                                                        ----------  ----------
                                                         1,634,420   1,837,396
  Less-current portion.................................     24,761      59,736
                                                        ----------  ----------
    Total long-term borrowings.........................  1,609,659   1,777,660
                                                        ----------  ----------
Deferred Income Taxes and Other Noncurrent
 Liabilities...........................................    188,560     223,367
Common Stock Subject to Potential Repurchase Under
 Provisions of Shareholders' Agreement.................     20,000      20,000
Shareholders' Equity Excluding Common Stock Subject to
 Repurchase:
  Class A common stock, par value $.01; authorized:
   25,000,000 shares; issued: 1999--2,719,453 shares;
   2000--2,422,396 shares..............................         27          24
  Class B common stock, par value $.01; authorized:
   150,000,000 shares; issued: 1999--65,569,596 shares;
   2000--59,802,606 shares;............................        656         598
  Capital surplus......................................     57,356         --
  Earnings retained for use in the business............     93,376     149,771
  Accumulated other comprehensive income (loss)........     (4,844)    (18,897)
  Impact of potential repurchase feature of common
   stock...............................................    (20,000)    (20,000)
                                                        ----------  ----------
    Total..............................................    126,571     111,496
                                                        ----------  ----------
                                                        $2,870,543  $3,199,383
                                                        ==========  ==========

   The accompanying notes are an integral part of these financial statements.

                      ARAMARK CORPORATION AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
 FOR THE FISCAL YEARS ENDED OCTOBER 2, 1998, OCTOBER 1, 1999 AND SEPTEMBER 29,
                                      2000
                (dollars in thousands, except per share amounts)

                                                           Fiscal
                                              --------------------------------
                                                 1998       1999       2000
                                              ---------- ---------- ----------
Sales........................................ $6,638,872 $6,742,264 $7,262,867
Costs and Expenses:
  Cost of services provided..................  6,022,293  6,087,432  6,531,025
  Depreciation and amortization..............    195,770    193,703    220,794
  Selling and general corporate expense......     82,680     85,963     91,465
  Other expense..............................      5,000        --         --
                                              ---------- ---------- ----------
                                               6,305,743  6,367,098  6,843,284
                                              ---------- ---------- ----------
  Operating income...........................    333,129    375,166    419,583
Interest Expense, net........................    117,357    135,753    147,803
                                              ---------- ---------- ----------
  Income before income taxes.................    215,772    239,413    271,780
Provision For Income Taxes...................     82,062     89,222    103,820
                                              ---------- ---------- ----------
Income Before Extraordinary Item.............    133,710    150,191    167,960
Extraordinary Item Due to Early
 Extinguishment
 of Debt (net of income taxes of $2,982).....      4,474        --         --
                                              ---------- ---------- ----------
Net Income................................... $  129,236 $  150,191 $  167,960
                                              ========== ========== ==========
Earnings Per Share:
  Income before extraordinary item
    Basic....................................      $1.17      $1.59      $1.88
    Diluted..................................      $1.10      $1.48      $1.77
  Net income
    Basic....................................      $1.14      $1.59      $1.88
    Diluted..................................      $1.06      $1.48      $1.77
Pro Forma Earnings Per Share (Unaudited--See
 Note 1):
  Income before extraordinary item
    Basic....................................      $0.59      $0.80      $0.94
    Diluted..................................      $0.55      $0.74      $0.88
  Net Income
    Basic....................................      $0.57      $0.80      $0.94
    Diluted..................................      $0.53      $0.74      $0.88

   The accompanying notes are an integral part of these financial statements.

                      ARAMARK CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
 FOR THE FISCAL YEARS ENDED OCTOBER 2, 1998, OCTOBER 1, 1999 AND SEPTEMBER 29,
                                      2000
                             (dollars in thousands)

                                                           Fiscal
                                                -------------------------------
                                                  1998       1999       2000
                                                ---------  ---------  ---------
Cash flows from operating activities:
  Net income..................................  $ 129,236  $ 150,191  $ 167,960
  Adjustments to reconcile net income to net
   cash provided by operating activities:
    Depreciation and amortization.............    195,770    193,703    220,794
    Income taxes deferred.....................     11,542     10,845      4,851
    Extraordinary item........................      4,474        --         --
  Changes in noncash working capital:
    Receivables...............................    (51,743)   (47,599)   (14,716)
    Inventories...............................     (9,240)    (1,951)   (35,992)
    Prepayments...............................       (754)    (1,922)     5,638
    Accounts payable..........................    (49,943)   (10,095)   (10,548)
    Accrued expenses..........................     60,905     25,371     90,311
  Changes in other noncurrent liabilities.....     (3,914)    (3,319)    (1,788)
  Changes in other assets.....................     (8,934)    (8,429)    (8,063)
  Other, net..................................       (695)   (13,635)   (11,387)
                                                ---------  ---------  ---------
Net cash provided by operating activities.....    276,704    293,160    407,060
                                                ---------  ---------  ---------
Cash flows from investing activities:
  Purchases of property and equipment.........   (164,286)  (207,223)  (234,583)
  Disposals of property and equipment.........     22,204     23,999     27,546
  Sale of investments.........................      5,779     40,722        --
  Divestiture of certain businesses...........     31,116      8,380        --
  Acquisition of certain businesses:
    Working capital other than cash acquired..      9,550     (1,742)    11,896
    Property and equipment....................    (17,309)   (20,325)   (76,717)
    Additions to intangibles and other
     assets...................................    (35,199)   (40,672)  (168,741)
  Other.......................................    (41,452)   (19,318)   (42,973)
                                                ---------  ---------  ---------
Net cash used in investing activities.........   (189,597)  (216,179)  (483,572)
                                                ---------  ---------  ---------
Cash flows from financing activities:
  Proceeds from additional long-term
   borrowings.................................    658,820      4,855    357,717
  Payment of long-term borrowings including
   premiums...................................   (167,942)  (106,744)  (159,741)
  Proceeds from issuance of common stock......     22,303     60,731     31,185
  Repurchase of common stock..................   (591,535)   (28,563)  (155,417)
  Other.......................................    (15,491)      (184)      (330)
                                                ---------  ---------  ---------
Net cash provided by/(used in) financing
 activities...................................    (93,845)   (69,905)    73,414
                                                ---------  ---------  ---------
Increase (decrease) in cash and cash
 equivalents..................................     (6,738)     7,076     (3,098)
Cash and cash equivalents, beginning of year..     27,352     20,614     27,690
                                                ---------  ---------  ---------
Cash and cash equivalents, end of year........  $  20,614  $  27,690  $  24,592
                                                =========  =========  =========

   The accompanying notes are an integral part of these financial statements.

                      ARAMARK CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
 FOR THE FISCAL YEARS ENDED OCTOBER 2, 1998, OCTOBER 1, 1999 AND SEPTEMBER 29,
                                      2000
                             (dollars in thousands)

                                                              Impact of
                                                              Potential
                         Class  Class                         Repurchase  Accumulated
                           A      B                           Feature of     Other
                         Common Common   Capital   Retained     Common   Comprehensive
                         Stock  Stock    Surplus   Earnings     Stock    Income (Loss)   Total
                         ------ ------  ---------  ---------  ---------- ------------- ---------
Balance, October 3,
 1997...................  $ 20  $ 205   $     --   $ 391,443   $(23,254)   $  1,633    $ 370,047
  Net income............                             129,236                             129,236
  Foreign currency
   translation
   adjustments..........                                                     (1,701)      (1,701)
  Change in unrealized
   gain on available for
   sale investments.....                                                     (2,647)      (2,647)
                                                                                       ---------
    Total comprehensive
     income.............                                                                 124,888
                                                                                       ---------
  Issuance of Class A
   common stock to
   employee benefit
   plans................                      397                                            397
  Issuance of Class B
   common stock.........           25      38,975                                         39,000
  Retirement of common
   stock................   (12)   (23)    (39,372)  (577,055)                           (616,462)
  Common stock split....    17    422                   (439)                                --
  Change during the
   period...............                                          3,254                    3,254
                          ----  -----   ---------  ---------   --------    --------    ---------
Balance, October 2,
 1998...................  $ 25  $ 629   $     --   $ (56,815)  $(20,000)   $ (2,715)   $ (78,876)
  Net income............                             150,191                             150,191
  Foreign currency
   translation
   adjustments..........                                                     (2,129)      (2,129)
                                                                                       ---------
    Total comprehensive
     income.............                                                                 148,062
                                                                                       ---------
  Issuance of Class A
   common stock to
   employee benefit
   plans................     1             14,506                                         14,507
  Conversion of Class B
   to Class A...........     2    (18)         16                                            --
  Issuance of Class B
   common stock.........           61      35,623                                         35,684
  Sale of deferred
   payment obligations..                   44,172                                         44,172
  Retirement of common
   stock................    (1)   (16)    (36,961)                                       (36,978)
                          ----  -----   ---------  ---------   --------    --------    ---------
Balance, October 1,
 1999...................  $ 27  $ 656   $  57,356  $  93,376   $(20,000)   $ (4,844)   $ 126,571
  Net income............                             167,960                             167,960
  Foreign currency
   translation
   adjustments..........                                                    (14,053)     (14,053)
                                                                                       ---------
    Total comprehensive
     income.............                                                                 153,907
                                                                                       ---------
  Issuance of Class A
   common stock to
   employee benefit
   plans................                    7,139                                          7,139
  Issuance of Class B
   common stock.........           65      40,505                                         40,570
  Sale of deferred
   payment obligations..                   26,710                                         26,710
  Retirement of common
   stock................    (3)  (123)   (131,710)  (111,565)                           (243,401)
                          ----  -----   ---------  ---------   --------    --------    ---------
Balance, September 29,
 2000...................  $ 24  $ 598   $     --   $ 149,771   $(20,000)   $(18,897)   $ 111,496
                          ====  =====   =========  =========   ========    ========    =========

   The accompanying notes are an integral part of these financial statements.

                      ARAMARK CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Fiscal Year

   The Company's fiscal year is the fifty-two or fifty-three week period which ends on the Friday nearest September 30th. The fiscal years ended October 2, 1998, October 1, 1999 and September 29, 2000 are each fifty-two week periods.

Principles of Consolidation, Etc.

   The consolidated financial statements include the accounts of the Company and all its subsidiaries. All significant intercompany balances and transactions have been eliminated. At fiscal 1999 year end, the Company reclassified its reporting of the reimbursement of direct costs under management fee contracts to an element of sales rather than a reduction of the related expense item. The change in classification, which was made to conform more closely to industry practice, is not a change in revenue recognition policy and has no effect on pre-tax or net income. Prior year amounts have been reclassified to conform with this presentation.

   In fiscal 2000, the Company adopted Statement of Position (SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 did not have a material effect on the consolidated financial statements. At fiscal 2000 year end, the Company adopted the provisions of Emerging Issues Task Force (EITF) Issue No. 00-10, "Accounting for Shipping and Handling Fees and Costs", which requires amounts billed to customers for shipping and handling be classified as sales in the income statement. Previously, amounts billed for shipping and handling have been shown as an offset to shipping costs which are classified in costs of services provided in the consolidated income statement. The impact of adopting EITF 00-10, which primarily affects the Company's Direct Marketing segment (see Note
10), was not material to the Company's consolidated financial statements. Prior year amounts have been reclassified to conform with the current year presentation.

   Beginning in the first quarter of fiscal 2001, the Company is required to adopt Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities", as amended. See Note 4.

   The Securities and Exchange Commission (SEC) has issued Staff Accounting Bulletin 101 (SAB 101) which sets forth the SEC's guidelines on revenue recognition. The Company must adopt SAB 101 no later than the fourth quarter of fiscal 2001. Adoption of SAB 101 is not expected to have a material impact on consolidated financial condition or results of operations.

Revenue Recognition

   In each of our operating segments we recognize revenue in the period in which services are provided pursuant to the terms of our contractual relationships with our clients. Direct marketing revenues are recognized upon shipment.

Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                      ARAMARK CORPORATION AND SUBSIDIARIES

Comprehensive Income

   In fiscal 1999, the Company adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income". Comprehensive income includes all changes to shareholders' equity during a period, except those resulting from investments by and distributions to shareholders. The components of comprehensive income are shown in the Consolidated Statements of Shareholders' Equity.

Currency Translation

   Gains and losses resulting from the translation of financial statements of non-U.S. subsidiaries are reflected as a component of comprehensive income in shareholders' equity. Currency transaction gains and losses included in operating results for fiscal 1998, 1999 and 2000 were not significant.

Current Assets

   The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

   Inventories are valued at the lower of cost (principally the first-in, first-out method) or market. The LIFO (last-in, first-out) method of determining cost is used to value directly marketed career apparel and public safety clothing and equipment. The stated value of inventories determined using the LIFO method is not significantly different from replacement or current cost. Personalized work apparel and linens in service are recorded at cost and are amortized over their estimated useful lives, approximately two years.

   The components of inventories are as follows:

                                                                      Fiscal
                                                                   -------------
                                                                    1999   2000
                                                                   ------ ------
   Food...........................................................  25.8%  26.2%
   Career apparel, safety equipment and linens....................  69.0%  68.7%
   Parts, supplies and novelties..................................   5.2%   5.1%
                                                                   ------ ------
                                                                   100.0% 100.0%
                                                                   ====== ======

Property and Equipment

   Property and equipment are stated at cost and are depreciated over their estimated useful lives on a straight-line basis. Gains and losses on dispositions are included in operating results. Maintenance and repairs are charged to operations currently, and replacements and significant improvements are capitalized. The estimated useful lives for the major categories of property and equipment are 10 to 40 years for buildings and improvements and 3 to 10 years for service equipment and fixtures. Depreciation expense in fiscal 1998, 1999 and 2000 was $144.3 million, $146.7 million and $162.8 million, respectively.

Goodwill

   Goodwill, which represents the excess of cost over fair value of the net assets of acquired businesses, is being amortized on a straight-line basis principally over 40 years. The Company develops operating income projections for each of its lines of business and evaluates the recoverability and amortization period of goodwill using these projections. Based upon management's current assessment, the estimated remaining amortization period of goodwill is appropriate and the remaining balance is fully recoverable. Accumulated amortization at October 1, 1999 and September 29, 2000 was $199.3 million and $220.8 million, respectively.

                      ARAMARK CORPORATION AND SUBSIDIARIES

Other Assets

   Other assets consist primarily of investments in 50% or less owned entities, contract rights, customer lists, computer software costs, and long-term receivables. Investments in which the Company owns more than 20% but less than a majority are accounted for using the equity method. Investments in which the Company owns less than 20% are accounted for under the provisions of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities" or the cost method, as applicable. Contract rights and customer lists are being amortized on a straight-line basis over the expected period of benefit, 3 to 20 years.

Other Liabilities

   Other noncurrent liabilities consist primarily of deferred compensation, insurance accruals, deferred gains arising from sale and leaseback transactions and subordinated installment notes arising from repurchases of common stock.

   The Company is self-insured for a limited portion of the risk retained under its general liability and workers' compensation arrangements. Self-insurance reserves are determined based on actuarial analyses. The self-insurance reserves for workers' compensation insurance are accrued on a present value basis using a discount rate which approximates a risk-free rate.

Earnings Per Share

 Historical

   Earnings per share is reported on a Common Stock, Class B equivalent basis (which reflects Common Stock, Class A shares converted to a Class B basis, ten for one--see Note 7). Basic earnings per share is based on the weighted average number of common shares outstanding during the respective periods. Diluted earnings per share is based on the weighted average number of common shares outstanding during the respective periods, plus the common equivalent shares, if dilutive, that would result from the exercise of stock options. Earnings applicable to common stock and common shares utilized in the calculation of basic and diluted earnings per share are as follows:

                                                               Fiscal
                                                     --------------------------
                                                       1998     1999     2000
                                                     -------- -------- --------
                                                     (in thousands, except per
                                                            share data)
   Earnings:
     Earnings available to common stock before
      extraordinary item............................ $133,710 $150,191 $167,960
                                                     -------- -------- --------
   Shares:
     Weighted average number of common shares
      outstanding used in basic earnings per share
      calculation...................................  113,859   94,197   89,344
     Impact of potential exercise opportunities
      under the ARAMARK Ownership Plan..............    8,096    7,275    5,763
                                                     -------- -------- --------
     Total common shares used in diluted earnings
      per share calculation.........................  121,955  101,472   95,107
                                                     ======== ======== ========
     Basic earnings per common share................    $1.17    $1.59    $1.88
                                                     ======== ======== ========
     Diluted earnings per common share..............    $1.10    $1.48    $1.77
                                                     ======== ======== ========

                      ARAMARK CORPORATION AND SUBSIDIARIES

 Pro Forma (unaudited)

   On July 17, 2001, ARAMARK Worldwide Corporation filed Form S-1 and S-4 registration statements with the Securities and Exchange Commission to begin the process of becoming a publicly traded company. The Company expects to merge with a wholly owned subsidiary just prior to the completion of the public offering under the terms of a Merger Agreement. In the merger, ARAMARK will merge with and into its newly formed subsidiary, ARAMARK Worldwide Corporation, and each outstanding ARAMARK old Class B and old Class A common share will become two shares and twenty shares, respectively, of the surviving corporation's Class A common stock. ARAMARK Worldwide Corporation's name will become ARAMARK Corporation, and the surviving corporation will succeed to all of the assets, liabilities, rights and obligations of ARAMARK and its subsidiaries. Upon completion of the merger, the Amended and Restated Stockholders' Agreement, described in Note 7 to the Consolidated Financial Statements, will be terminated. Pro Forma earnings per share is calculated by dividing net income by the pro forma weighted average number of common shares outstanding after giving effect to the merger exchange ratios.

Supplemental Cash Flow Information

                                                                   Fiscal
                                                            --------------------
                                                             1998   1999   2000
                                                            ------ ------ ------
                                                               (in millions)
   Interest Paid........................................... $109.5 $131.4 $136.3
   Income Taxes Paid....................................... $ 54.9 $ 70.5 $ 60.4

   Significant noncash investing and financing activities are as follows:

  . During fiscal 1998, 1999 and 2000, the Company contributed $0.4 million,
    $14.5 million and $7.1 million, respectively, of Class A Common Stock to its employee benefit plans to fund previously accrued obligations. In addition, during fiscal 1998, 1999 and 2000, the Company contributed $1.9 million, $2.0 million and $2.1 million, respectively, of stock units to its stock unit retirement plan in satisfaction of its accrued obligations. See Note 5.

  . During fiscal 1998, the Company contributed assets and liabilities with a net book value of $14 million into a newly formed joint venture. See Note 2.

  . During fiscal 1998, 1999 and 2000, the Company received $14.9 million,
    $16.7 million and $31.8 million, respectively, of employee notes under its Deferred Payment program as partial consideration for the issuance of Common Stock, Class B. Also, during fiscal 1998, 1999 and 2000, the Company issued installment notes of $18.4 million, $6.7 million and $75.5 million, respectively, as partial consideration for repurchases of Common Stock. See Note 7.

NOTE 2. ACQUISITIONS AND DIVESTITURES, ETC.:

   During the third quarter of fiscal 2000, the Company acquired substantially all of the food and beverage concessions and venue management businesses of Ogden Corporation for approximately $235 million in cash and assumed debt. The acquisition was accounted for as a purchase and was financed through the Company's revolving credit facility. The results of the food and beverage concessions businesses of Ogden Corporation have been included in the accompanying consolidated financial statements since the date of acquisition. The costs of the acquisition were allocated to the assets acquired and liabilities assumed based on a preliminary estimate of their respective fair values. The purchase price allocation may be revised in the future based on final estimates. Amounts allocated to goodwill are being amortized on a straight-line basis over 40 years.

                      ARAMARK CORPORATION AND SUBSIDIARIES

   In connection with this acquisition, the Company has an agreement to sell the venue management portion of the business to an affiliate for approximately $35 million. The sale of the venue management contracts is contingent upon the approval of other parties to the contracts. As of September 29, 2000, venue management contracts representing $21 million of the total selling price have been transferred and the proceeds received by the Company.

   Had the acquisition taken place at the beginning of the fiscal periods, pro forma sales for fiscal 1999 and fiscal 2000 would have been approximately $7.1 billion and $7.5 billion, respectively. Pro forma net income and earnings per share would not have been materially different from reported results. These pro forma disclosures are unaudited and are based on historical results, adjusted for the impact of certain acquisition related adjustments, such as: increased amortization of intangibles, increased interest expense on acquisition debt, and the related income tax effects. Pro forma results do not reflect any synergies that might be achieved from combined operations and therefore, in management's opinion, are not indicative of what actual results would have been if the acquisition had occurred at the beginning of the respective periods. Pro forma results are not intended to be a projection of future results.

   During the second quarter of fiscal 1999, the Company acquired Restaura, Inc., a provider of food and support services, and Dyna Corporation, a leading distributor of emergency medical supplies for approximately $46 million and $13 million in cash, respectively. The acquisitions were accounted for using the purchase method of accounting. The Company's pro forma results from operations for fiscal 1998 and 1999 would not have been materially different assuming the acquisitions had occurred at the beginning of the respective periods.

   In the fourth quarter of fiscal 1998, the Company formed a joint venture between its magazine and book distribution business and another leading magazine and book wholesaler, Anderson News Corporation. The Company contributed substantially all of its magazine and book distribution business assets and liabilities in exchange for a minority interest in the venture. In connection with the transaction, the Company recorded a $5 million pre-tax charge, which is reflected as "Other expense" in the accompanying consolidated statements of income. The Company accounts for its interest in the venture on the cost basis.

   During the fourth quarter of fiscal 1998, the Company acquired Facilities Resource Management Co., a provider of energy and facilities management consulting services, for approximately $20 million in cash and common stock. The acquisition was accounted for using the purchase method of accounting. The Company's pro forma results of operations for fiscal 1998 would not have been materially different assuming the acquisition had occurred at the beginning of the fiscal period.

NOTE 3. EXTRAORDINARY ITEM:

   During fiscal 1998, the Company exercised its option to redeem its $100 million 8.5% subordinated notes at a price of 104.25% of the principal amount and also redeemed a $50 million 8% note due April 2002 for a premium. The resultant extraordinary charge on these transactions was $4.5 million, or $0.04 per share.

                     ARAMARK CORPORATION AND SUBSIDIARIES

NOTE 4. BORROWINGS:

   Long-term borrowings at October 1, 1999 and September 29, 2000 are summarized in the following table:

                                                                 Fiscal
                                                          ---------------------
                                                             1999       2000
                                                          ---------- ----------
                                                             (in thousands)
Senior:
Credit facility borrowings............................... $  425,000 $  611,100
Canadian credit facility.................................     35,579     33,608
Bank term loan due July 2003.............................        --      45,000
Bank term loan due May 2005..............................        --      50,000
Bank term loan due May 2005..............................        --      75,000
6.75% notes, due August 2004.............................    298,776    299,032
6.79% note, payable in installments through 2003.........    100,000     75,000
7.00% notes, due July 2006...............................    299,933    299,945
7.10% notes, due December 2006...........................    124,862    124,877
7.25% notes and debentures, due August 2007..............     32,160     30,730
8% notes, due April 2002.................................     50,000        --
8.15% notes, due May 2005................................    150,000    150,000
10.625% notes, due August 2000...........................     50,000        --
Other....................................................     41,421     43,104
                                                          ---------- ----------
                                                           1,607,731  1,837,396
                                                          ---------- ----------
Subordinated:
10% exchangeable debentures and notes, due August 2000...     26,689        --
                                                          ---------- ----------
                                                           1,634,420  1,837,396
Less-current portion.....................................     24,761     59,736
                                                          ---------- ----------
                                                          $1,609,659 $1,777,660
                                                          ========== ==========

   The non-amortizing $1.0 billion revolving credit facility ("Credit Agreement") is provided by a group of banks and matures in March 2005. Interest under the Credit Agreement is based on the Prime Rate, LIBOR plus a spread of 0.18% to 0.70% (as of September 29, 2000--0.30%) or the Certificate of Deposit Rate plus a spread of 0.28% to 0.80% (as of September 29, 2000-- 0.40%), at the option of the Company. There is a fee of 0.10% to 0.30% (as of September 29, 2000--0.15%) on the entire credit facility. The spread and fee margins are based on certain financial ratios as defined.

   The non-amortizing C$80 million Canadian revolving credit facility provides for either U.S. dollar or Canadian dollar borrowings and matures in June 2001. Interest on this facility is based on the Canadian Bankers Acceptance Rate, U.S. Prime Rate, Canadian Prime Rate or LIBOR plus a spread of up to 0.625% as defined. As of September 29, 2000, all borrowings under this facility are payable in Canadian dollars, with a weighted average interest rate of 6.4%. There is a fee of 0.17% on the entire credit facility.

   The $170 million Bank Term Loans ("Term Loans") are comprised of three separate Term Loans used to repay borrowings under the Credit Agreement. Interest under the Term Loans is based on the higher of (a) the Prime Rate and
(b) the sum of 0.5% plus the Federal Funds Rate; or LIBOR plus a spread, as defined in the Term Loans (approximately 0.90% for all three loans as of September 29, 2000). The spread is based on certain financial ratios, as defined in the respective Term Loans. $45 million of the Term Loans mature in July 2003 and the remaining $125 million matures in May 2005.

   The Company's ARAMARK Educational Resources, Inc. (AER) subsidiary also has a $125 million revolving credit facility with a group of banks. The credit facility matures in August 2003, with quarterly commitment reductions of $5 million starting in September 2001, which increase to $6.25 million starting

                      ARAMARK CORPORATION AND SUBSIDIARIES

September 2002. Interest under the credit facility is based on the Prime Rate plus a spread of 0% to 0.25% or LIBOR plus a spread of 0.5% to 1.0%, at the option of AER. There is a fee of 0.20% to 0.375% (as of September 29, 2000-- 0.20%) on the unborrowed portion of the credit facility. The spread and fee margins are based on certain financial ratios as defined. As of September 29, 2000 there were no borrowings outstanding under this credit facility.

   The 6.75% and 7.0% notes may be redeemed, in whole or in part, at any time at the Company's option. The redemption price equals the greater of (i) 100% of the principal amount or (ii) an amount based on the discounted present value of scheduled principal and interest payments, as defined.

   The 6.79% note is payable in $25 million annual installments, with a final maturity of January 2003.

   The 7.25% notes and debentures may be exchanged, in whole or in part, at the option of the holder, for 7.10% senior notes due December 2006. The Company has the right to redeem these notes and debentures, at par, upon being presented with a notice of conversion or at any time after June 2004.

   Debt repayments of $25.0 million, contractually due in fiscal 2001, have been classified as non-current in the accompanying consolidated balance sheet as the Company has the ability and intent to finance the repayments through additional borrowings under the Credit Agreement. Accrued interest on borrowings totaling $29.7 million at October 1, 1999 and $36.6 million at September 29, 2000 is included in current liabilities as "Other accrued expenses."

   The Company utilizes derivative financial instruments, such as interest rate swap and forward exchange agreements to manage changes in market conditions related to debt obligations and foreign currency exposures. At October 1, 1999 and September 29, 2000, the Company has $125 million and $350 million, respectively, of interest rate swap agreements fixing the rate on a like amount of variable rate borrowings under the Credit Agreement at an average effective rate of 6.5% and 7.9%, respectively. As of September 29, 2000, interest rate swap agreements remain in effect for periods ranging from 4 to 32 months. All interest rate swaps are accounted for as hedges under the accrual method with the net payments under the terms of the swap agreements recognized currently in income as a component of interest expense. Gains or losses on the termination of interest rate swaps are deferred and amortized over the remaining life of the terminated swap agreement. Interest rate swaps, for which the designated debt instrument being hedged is extinguished, are accounted for on the fair value method from the extinguishment date, if not concurrently terminated, with gains and losses recognized currently in the consolidated statement of income. The counterparties to the above derivative agreements are major international banks. The Company continually monitors its positions and credit ratings of its counterparties, and does not anticipate nonperformance by the counterparties.

   The following summarizes the fair value of the Company's financial instruments as of October 1, 1999 and September 29, 2000. The fair values were computed using market quotes, if available, or based on discounted cash flows using market interest rates as of the end of the respective periods.

                                                    Fiscal
                                    ------------------------------------------
                                           1999                  2000
                                    --------------------  --------------------
                                    Carrying     Fair     Carrying     Fair
                                     Amount      Value     Amount      Value
                                    ---------  ---------  ---------  ---------
Asset/(Liability) in millions
Long-term debt..................... $(1,634.4) $(1,590.7) $(1,837.4) $(1,796.3)
Interest rate swap agreements......       --         --         --        (4.0)
Foreign currency swap agreement....       4.5        4.1        --         --

   The Company is required to adopt the provisions of Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 137 and SFAS No. 138, beginning in the first quarter of fiscal 2001. This standard, as amended, requires that all

                      ARAMARK CORPORATION AND SUBSIDIARIES
derivative instruments be recorded on the balance sheet at their fair value and that changes in fair value be recorded each period in current earnings or comprehensive income. The Company anticipates that the adoption of SFAS No. 133 will result in the recording of a cumulative adjustment as of the beginning of fiscal 2001 to increase current liabilities to record the fair value of interest rate swap agreements of approximately $4.0 million, and a decrease to other comprehensive income of approximately $2.5 million (net of tax). The Company currently does not expect the adoption of SFAS No. 133 to have a material impact on future net income as current hedging instruments are considered to be highly effective.

   The Credit Agreement contains restrictive covenants which provide, among other things, limitations on liens, dispositions of material assets and repurchases of capital stock. The terms of the Credit Agreement also require that the Company maintain certain specified minimum ratios of cash flow to fixed charges and to total borrowings and certain minimum levels of net worth (as defined). At September 29, 2000, the Company was in compliance with all of these covenants. Assets with a net book value of $2.1 million at September 29, 2000, are subject to liens under several of the Company's borrowing arrangements.

   Long-term borrowings maturing in the next five fiscal years are as follows:

                                                                      Amount
                                                                  --------------
                                                                  (in thousands)
   2001..........................................................    $ 59,736
   2002..........................................................      25,518
   2003..........................................................      70,389
   2004..........................................................     304,311
   2005..........................................................     911,127

   The components of interest expense, net are summarized as follows:



                                                             Fiscal
(Income) Expense                                   ----------------------------
                                                     1998      1999      2000
                                                   --------  --------  --------
Interest expense.................................. $122,681  $139,829  $149,430
Interest income...................................   (5,324)   (4,076)   (1,627)
                                                   --------  --------  --------
  Total........................................... $117,357  $135,753  $147,803
                                                   ========  ========  ========


NOTE 5. EMPLOYEE PENSION AND PROFIT SHARING PLANS:

   In the United States, the Company maintains qualified contributory and non-contributory retirement plans for eligible employees, with Company contributions to the plans based on earnings performance or salary level. The Company has a non-qualified stock unit retirement plan for certain employees. The total expense of the above plans for fiscal 1998, 1999 and 2000 was $15.7 million, $16.2 million and $18.0 million, respectively. During fiscal 1998, 1999 and 2000, the Company contributed 4,161 shares, 106,703 shares and 42,800 shares, respectively, of Common Stock, Class A to these plans to partially fund previously accrued obligations. In addition, during fiscal 1998, 1999, and 2000, the Company contributed to the stock unit retirement plan 163,873 stock units, 135,508 stock units and 119,984 stock units, respectively, which are convertible into Common Stock, Class B, in satisfaction of its accrued obligations. The value of the stock units was credited to capital surplus. The Company participates in various multi-employer union administered pension plans. Contributions to these plans, which are primarily defined benefit plans, result from contractual provisions of labor contracts and were $14.8 million, $15.5 million and $15.8 million for fiscal 1998, 1999 and 2000, respectively.

   Additionally, the Company maintains several contributory and non-contributory defined benefit pension plans, primarily in Canada and the United Kingdom. The projected benefit obligation of these plans as of

                      ARAMARK CORPORATION AND SUBSIDIARIES

September 29, 2000, which is fully funded, was $61.0 million. Pension expense related to these plans is not material to the consolidated financial statements.

NOTE 6. INCOME TAXES:

   The Company accounts for income taxes following the provisions of SFAS No. 109, "Accounting for Income Taxes." SFAS No. 109 requires deferred tax assets or liabilities to be recognized for the estimated future tax effects of temporary differences between the financial reporting and tax bases of assets and liabilities based on the enacted tax law and statutory tax rates applicable to the periods in which the temporary differences are expected to affect taxable income. In September 1998 the Company settled certain prior year tax returns.

   The components of income before income taxes by source of income are as follows:

                                                                Fiscal
                                                      --------------------------
                                                        1998     1999     2000
                                                      -------- -------- --------
                                                            (in thousands)
United States........................................ $188,132 $222,259 $249,093
Non-U.S..............................................   27,640   17,154   22,687
                                                      -------- -------- --------
                                                      $215,772 $239,413 $271,780
                                                      ======== ======== ========

   The provision for income taxes consists of:

                                                                Fiscal
                                                       ------------------------
                                                        1998    1999     2000
                                                       ------- ------- --------
                                                            (in thousands)
Current:
  Federal............................................. $51,001 $60,402 $ 74,879
  State and local.....................................   7,643  13,016   14,627
  Non-U.S.............................................  11,876   4,959    9,463
                                                       ------- ------- --------
                                                        70,520  78,377   98,969
                                                       ------- ------- --------
Deferred:
  Federal.............................................   9,369   8,453    5,713
  State and local.....................................   2,171   1,624    1,042
  Non-U.S.............................................       2     768   (1,904)
                                                       ------- ------- --------
                                                        11,542  10,845    4,851
                                                       ------- ------- --------
                                                       $82,062 $89,222 $103,820
                                                       ======= ======= ========

   The provision for income taxes varies from the amount determined by applying the United States Federal statutory rate to pre-tax income as a result of the following:

                                                                  Fiscal
                                                              ----------------
                                                              1998  1999  2000
                                                              ----  ----  ----
                                                              (% of pre-tax
                                                                 income)
United States statutory income tax rate...................... 35.0% 35.0% 35.0%
Increase (decrease) in taxes, resulting from:
  State income taxes, net of Federal tax benefit.............  3.9   4.0   3.7
  Foreign tax benefits....................................... (0.5) (4.5) (2.2)
  Permanent book/tax differences, primarily resulting from
   purchase accounting.......................................  3.6   3.6   3.2
  Favorable impact of tax settlements........................ (3.2)  --    --
  Tax credits and other...................................... (0.8) (0.8) (1.5)
                                                              ----  ----  ----
Effective income tax rate.................................... 38.0% 37.3% 38.2%
                                                              ====  ====  ====

                      ARAMARK CORPORATION AND SUBSIDIARIES

   As of October 1, 1999 and September 29, 2000, the components of deferred taxes are as follows:

                                                                   Fiscal
                                                              -----------------
                                                                1999     2000
                                                              -------- --------
                                                               (in thousands)
Deferred tax liabilities:
  Property and equipment..................................... $ 77,929 $ 77,902
  Inventory..................................................    6,431    1,840
  Investments................................................   10,161   21,386
  Other......................................................   15,731   14,096
                                                              -------- --------
    Gross deferred tax liability.............................  110,252  115,224
                                                              -------- --------
Deferred tax assets:
  Insurance..................................................    7,416    9,995
  Employee compensation and benefits.........................   43,682   48,018
  Accruals and allowances....................................   30,744   22,935
  Other......................................................    4,856    2,708
                                                              -------- --------
    Gross deferred tax asset.................................   86,698   83,656
                                                              -------- --------
    Net deferred tax liability............................... $ 23,554 $ 31,568
                                                              ======== ========

NOTE 7. CAPITAL STOCK:

   There are two classes of common stock authorized and outstanding, Common Stock, Class A and Common Stock, Class B. Each Class A and Class B Share is entitled to one vote on all matters submitted to shareholders, voting together as a single class except where otherwise required by law. Each Class A Share is entitled to ten times the dividends and other distributions payable on each Class B Share.

   On June 15, 1998, the Company completed a cash tender offer (the "Tender Offer") for outstanding shares of its Class A common stock at a price of $500 per share (pre-split). Pursuant to the Tender Offer, the Company repurchased 1,062,485 shares (pre-split) for an aggregate purchase price of $531.2 million plus transaction costs.

   On August 11, 1998, the Company's Board of Directors declared, effective September 1, 1998, a three-for-one split of the Class B and Class A Common Stock effected in the form of a stock dividend to shareholders of record on September 1, 1998. The stated par value of $.01 per share of Class B and Class A common stock was not changed.

   As of September 29, 2000, the Company's stock option plans provided for the issuance of up to 134,584,926 options to purchase shares of Common Stock, Class
B. The exercise price of each option is equal to the current fair market value at the date of grant. The Company granted installment stock purchase opportunities under its stock ownership program in fiscal 1998, 1999 and 2000, which provide for the purchase of shares of Common Stock, Class B. Installment stock purchase opportunities are exercisable in six annual installments with the exercise price of each purchase opportunity equal to the current fair market value at the time the purchase opportunity is granted. The Company has a program to grant non-qualified stock options to additional qualified employees on an annual basis. Under the program, options begin to vest after three years and may be exercised for a period of three years after vesting. The Company also grants cumulative installment stock purchase opportunities under its existing stock ownership program which are similar to the installment stock purchase opportunities discussed above; however, the number of installments and vesting schedule may vary and any purchase opportunities not exercised during an installment period may be carried forward to

                      ARAMARK CORPORATION AND SUBSIDIARIES
subsequent installment periods. The Company has a Deferred Payment Program which enables holders of installment purchase opportunities to defer a portion of the total amount required to exercise the options. Interest currently accrues on deferred payments at rates ranging from 7.75% to 8.75% and is payable when the deferred payments are due. At October 1, 1999 and September 29, 2000, the receivables from individuals under the Deferred Payment Program were $5.8 million and $2.4 million, respectively, which are reflected as a reduction of Shareholders' Equity. The deferred payments are full recourse obligations and the Company holds as collateral all shares purchased in which any portion of the purchase price is financed under the Deferred Payment Program until the deferred payment is received from the individual by the Company. During fiscal 1999 and 2000, the Company sold for cash, without recourse, approximately $44 million and $27 million, respectively, of Deferred Payment Program notes receivable. The sales price approximated book value and the proceeds were used to repay borrowings under the credit facility. Status of the options under the various ownership programs, adjusted to reflect the three-for-one stock split in fiscal 1998, follows:

                                                                Average Option
                                     Number of Shares                Price
                             -------------------------------- -------------------
                                1998       1999       2000    1998   1999   2000
                             ---------- ---------- ---------- ----- ------ ------
   Outstanding at beginning
    of year................  26,832,636 24,701,205 20,529,608 $4.74 $ 5.78 $ 7.19
   Options granted.........   9,634,800  4,912,500  7,380,700 $7.47 $11.57 $14.70
   Options exercised.......   7,228,446  6,125,906  6,475,146 $4.43 $ 5.28 $ 6.20
   Canceled/Forfeited......   4,537,785  2,958,191  3,413,476 $5.27 $ 6.50 $ 8.56
   Outstanding at end of
    year...................  24,701,205 20,529,608 18,021,686 $5.78 $ 7.19 $10.31
   Exercisable at end of
    year...................   1,833,177  2,001,697    808,247 $4.87 $ 4.84 $ 5.39

--------
  (1) Number of shares and option prices do not reflect the proposed merger and the merger exchange ratios that have the effect of a 2 for 1 split described in Note 1 on page F-10.

   The exercise prices on outstanding options at September 29, 2000 range from $4.50 to $16.50 with a weighted average remaining life of approximately three years. The Company has reserved 19,991,742 shares of Common Stock, Class B at September 29, 2000 for issuance of stock pursuant to its employee ownership and benefit programs.

   The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its stock option plans. Accordingly, no compensation expense has been recognized related to the plans described above. If compensation cost for these plans had been determined using the fair-value method prescribed by SFAS No. 123, "Accounting for Stock Based Compensation," the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below.

                                                                Fiscal
                                                      --------------------------
                                                        1998     1999     2000
                                                      -------- -------- --------
                                                      (in thousands, except per
                                                             share data)
Net Income
  As reported........................................ $129,236 $150,191 $167,960
  Pro forma.......................................... $125,658 $146,501 $163,760
Earnings per share
  As reported:
    Basic............................................    $1.14    $1.59    $1.88
    Diluted..........................................    $1.06    $1.48    $1.77
  Pro forma:
    Basic............................................    $1.10    $1.56    $1.83
    Diluted..........................................    $1.03    $1.44    $1.72

                      ARAMARK CORPORATION AND SUBSIDIARIES

   Because the SFAS No. 123 method of accounting has not been applied to options granted prior to fiscal 1996, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

   The weighted average fair value of options granted in fiscal 1998, 1999 and 2000 was $1.12, $1.61 and $2.64 per option, respectively. As the Company's stock is not publicly traded, the fair value of each option was estimated on the grant date using the minimum value method (which excludes a volatility assumption), with the following assumptions:

                                                                Fiscal
                                                      --------------------------
                                                        1998     1999     2000
                                                      -------- -------- --------
Risk-free interest rate.............................. 5.3-5.9% 4.5-4.8% 5.2-6.1%
Expected life in years...............................    3.2      3.3      3.4
Dividend yield.......................................     --       --       --

   The Company and its shareholders are parties to an Amended and Restated Stockholders' Agreement. Pursuant to this agreement, holders of common stock who are individuals, upon their death, complete disability or normal retirement, may cause the Company to repurchase up to 30% of their shares for cash at the then appraised value, but only to the extent such repurchase by the Company is permitted under the Credit Agreement. Under this Credit Agreement restriction, repurchases of capital stock cannot exceed an aggregate limit, which amount was $20 million at October 1, 1999 and September 29, 2000. This potential repurchase obligation has been classified outside of Shareholders' Equity in the accompanying balance sheet. Also, the stockholders' agreement provides that the Company may, at its option, repurchase shares from individuals who are no longer employees. Such repurchased shares may be resold to others including replacement personnel at prices equal to or greater than the repurchase price. Generally, payment for shares repurchased can be, at the Company's option, in cash or subordinated installment notes, which are subordinated to all other indebtedness of the Company. Interest on these notes is payable semi-annually and principal payments are made annually over varying periods not to exceed ten years. The noncurrent portion of these notes ($25.1 million as of October 1, 1999 and $48.3 million as of September 29, 2000) is included in the consolidated balance sheets as "Other Noncurrent Liabilities" and the current portion of these notes ($18.9 million as of October 1, 1999 and $47.8 million as of September 29, 2000) is included in the consolidated balance sheets as "Accounts Payable."


NOTE 8. COMMITMENTS AND CONTINGENCIES:

   Rental expense for all operating leases was $143.2 million, $146.5 million and $167.4 million for fiscal 1998, 1999 and 2000, respectively.

   Following is a schedule of the future minimum rental and similar commitments under all noncancelable operating leases as of September 29, 2000:

Fiscal Year                                                       (in thousands)
  2001...........................................................    $221,354
  2002...........................................................     121,758
  2003...........................................................     108,872
  2004...........................................................      95,465
  2005...........................................................      74,492
  Subsequent years...............................................     299,888
                                                                     --------
Total minimum rental obligations.................................    $921,829
                                                                     ========

                      ARAMARK CORPORATION AND SUBSIDIARIES

   The Company has capital commitments of approximately $70 million at September 29, 2000 in connection with several long-term concession contracts. The Company is party to certain claims and litigation. Such items include, among others, employment matters, compliance with various government regulations (including certain issues related to divested businesses), contractual disputes and other matters arising in the normal course of business. The Company is vigorously defending these matters and believes that the ultimate resolution is not likely to have a material effect on the consolidated financial condition or results of operations.

NOTE 9. QUARTERLY RESULTS (Unaudited):

   The following table summarizes quarterly financial data for fiscal 1999 and 2000:

                                          Fiscal Quarter
                            -------------------------------------------
   1999                       First      Second     Third      Fourth      Year
   ----                     ---------- ---------- ---------- ---------- ----------
                                    (in thousands, except per share data)
   Sales................... $1,656,243 $1,664,594 $1,712,650 $1,708,777 $6,742,264
   Cost of services
    provided...............  1,506,125  1,526,851  1,544,773  1,509,683  6,087,432
   Net Income..............     30,083     19,427     41,859     58,822    150,191
   Diluted earnings per
    share..................      $0.30      $0.19      $0.41      $0.58      $1.48

                                          Fiscal Quarter
                            -------------------------------------------
   2000                       First      Second     Third      Fourth      Year
   ----                     ---------- ---------- ---------- ---------- ----------
                                    (in thousands, except per share data)
   Sales................... $1,767,615 $1,746,380 $1,835,543 $1,913,329 $7,262,867
   Cost of services
    provided...............  1,598,558  1,597,660  1,651,739  1,683,068  6,531,025
   Net Income..............     37,270     22,816     43,363     64,511    167,960
   Diluted earnings per
    share..................      $0.38      $0.24      $0.46      $0.70      $1.77

   In the first and second fiscal quarters, within the Food and Support Services--United States segment, there is a lower level of activity at the higher margin sports, entertainment and recreational food service operations which is partly offset by increased activity in the educational market. However, in the third and fourth fiscal quarters, there is a significant increase at sports, entertainment and recreational accounts which is partially offset by the effect of summer recess in the educational market. In addition, there is a seasonal increase in volume of directly marketed work clothing during the first quarter.

NOTE 10. BUSINESS SEGMENTS:

   The Company provides or manages services in three strategic areas; Food and Support Services, Uniform and Career Apparel and Educational Resources which are organized and managed by the following reportable business segments:

   Food and Support Services--United States--Food, refreshment, specialized dietary and support services, including facility maintenance and housekeeping, provided to business, educational, governmental and healthcare institutions and in sports, entertainment, recreational and other facilities serving the general public.

   Food and Support Services--International--Food, refreshment, specialized dietary and support services, including facility maintenance and housekeeping, provided to business, educational, governmental and healthcare institutions and in sports, entertainment, recreational and other facilities serving the general public. Operations are conducted in Belgium, Canada, the Czech Republic, Germany, Hungary, Japan, Korea, Mexico, Spain and the United Kingdom.

                      ARAMARK CORPORATION AND SUBSIDIARIES

   Uniform and Career Apparel--Rental--Rental, sale, cleaning, maintenance and delivery of personalized uniform and career apparel and other textile items on a contract basis. Also provided are walk-off mats, cleaning cloths, disposable towels and other environmental control items.

   Uniform and Career Apparel--Direct Marketing--Direct marketing of personalized uniforms and career apparel, public safety equipment and accessories to businesses, public institutions and individuals.

   Educational Resources--Provider of infant, toddler, pre-school and school-age learning programs through community-based child care centers, before and after school programs, employer on-site child care centers and private elementary schools.

   Corporate and Other--The corporate and other segment includes general corporate expenses not specifically allocated to an individual segment and the sales and operating results of the company's magazine and book distribution business which was divested in fiscal 1998 (See Note 2). Included in the Corporate and Other segment in fiscal 1998 are operating losses of approximately $14 million related to the magazine and book distribution business.

   Sales by segment are substantially comprised of services to unaffiliated customers and clients. Operating income reflects expenses directly related to individual segments plus an allocation of corporate expenses applicable to more than one segment.

   Net property and equipment by geographic area is as follows:

                                                                     Fiscal
                                                                 ---------------
                                                                  1999    2000
                                                                 ------ --------
                                                                  (in millions)
United States................................................... $887.6 $1,006.1
International...................................................   46.1     47.1
                                                                 ------ --------
  Total......................................................... $933.7 $1,053.2
                                                                 ====== ========

                                                            Depreciation and
                                         Sales                Amortization
                               -------------------------- --------------------
                                 1998     1999     2000    1998   1999   2000
                               -------- -------- -------- ------ ------ ------
                                                (in millions)
Food and Support Services--
 United States................ $3,653.0 $3,993.5 $4,396.3 $ 86.8 $ 93.6 $113.7
Food and Support Services--
 International................    938.0    975.2  1,001.9   16.0   16.0   16.7
Uniform and Career Apparel--
 Rental.......................    863.5    911.9    969.6   42.4   43.4   45.7
Uniform and Career Apparel--
 Direct Marketing.............    457.8    462.0    455.7   17.7   18.7   19.8
Educational Resources.........    360.8    399.7    439.4   18.8   20.0   23.0
Corporate and Other...........    365.8      --       --    14.1    2.0    1.9
                               -------- -------- -------- ------ ------ ------
  Total....................... $6,638.9 $6,742.3 $7,262.9 $195.8 $193.7 $220.8
                               ======== ======== ======== ====== ====== ======

                      ARAMARK CORPORATION AND SUBSIDIARIES

                                                        Operating Income
                                                     -------------------------
                                                      1998     1999     2000
                                                     -------  -------  -------
                                                          (in millions)
Food and Support Services--United States............ $ 195.1  $ 222.3  $ 244.5
Food and Support Services--International............    32.4     32.0     40.2
Uniform and Career Apparel--Rental..................   100.9    106.9    118.5
Uniform and Career Apparel--Direct Marketing........    10.1      3.9     10.8
Educational Resources...............................    31.2     34.7     32.3
                                                     -------  -------  -------
                                                       369.7    399.8    446.3
Corporate and Other.................................   (31.6)   (24.6)   (26.7)
Other Income/(Expense)..............................    (5.0)     --       --
                                                     -------  -------  -------
Operating Income....................................   333.1    375.2    419.6
Interest Expense, Net...............................  (117.3)  (135.8)  (147.8)
                                                     -------  -------  -------
Income Before Income Taxes and Extraordinary Item... $ 215.8  $ 239.4  $ 271.8
                                                     =======  =======  =======

                               Capital Expenditures    Identifiable Assets
                               -------------------- --------------------------
                                1998   1999   2000    1998     1999     2000
                               ------ ------ ------ -------- -------- --------
                                                (in millions)
Food and Support Services--
 United States................ $ 78.8 $ 94.6 $160.6 $1,069.7 $1,186.9 $1,442.3
Food and Support Services--
 International................   19.0   20.1   22.0    243.5    246.5    253.0
Uniform and Career Apparel--
 Rental.......................   41.2   64.4   65.2    739.3    762.2    818.3
Uniform and Career Apparel--
 Direct Marketing.............    5.8    8.8    7.0    313.1    311.4    301.7
Educational Resources.........   24.0   39.6   56.4    218.3    234.7    257.4
Corporate and Other...........   12.8    --     0.1    157.4    128.8    126.7
                               ------ ------ ------ -------- -------- --------
                               $181.6 $227.5 $311.3 $2,741.3 $2,870.5 $3,199.4
                               ====== ====== ====== ======== ======== ========

                      ARAMARK CORPORATION AND SUBSIDIARIES

                UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
                             (dollars in thousands)


                                                     September 29,  June 29,
                                                         2000         2001
                                                     ------------- ----------
                       ASSETS
Current Assets:
  Cash and cash equivalents.........................  $   24,592   $   29,320
  Receivables.......................................     585,630      435,438
  Inventories, at lower of cost or market...........     416,413      412,852
  Prepayments and other current assets..............      72,230      106,244
                                                      ----------   ----------
    Total current assets............................   1,098,865      983,854
                                                      ----------   ----------
Property and Equipment, net.........................   1,053,243    1,070,003
Goodwill............................................     684,940      711,286
Other Assets........................................     362,335      367,945
                                                      ----------   ----------
                                                      $3,199,383   $3,133,088
                                                      ==========   ==========
        LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Current maturities of long-term borrowings........  $   59,736   $   39,003
  Accounts payable..................................     431,123      367,149
  Accrued expenses and other liabilities............     576,001      585,513
                                                      ----------   ----------
    Total current liabilities.......................   1,066,860      991,665
                                                      ----------   ----------
Long-Term Borrowings................................   1,777,660    1,713,222
Deferred Income Taxes and Other Noncurrent
 Liabilities........................................     223,367      225,433
Common Stock Subject to Potential Repurchase Under
 Provisions of Shareholders' Agreement..............      20,000       20,000
Shareholders' Equity Excluding Common Stock Subject
 to Repurchase:
  Class A common stock, par value $.01..............          24           24
  Class B common stock, par value $.01..............         598          597
  Earnings retained for use in the business.........     149,771      222,928
  Accumulated other comprehensive income (loss).....     (18,897)     (20,781)
  Impact of potential repurchase feature of common
   stock............................................     (20,000)     (20,000)
                                                      ----------   ----------
    Total...........................................     111,496      182,768
                                                      ----------   ----------
                                                      $3,199,383   $3,133,088
                                                      ==========   ==========


  The accompanying notes are an integral part of these condensed consolidated financial statements.

                      ARAMARK CORPORATION AND SUBSIDIARIES

             UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                (dollars in thousands, except per share amounts)


                                                            Nine Months Ended
                                                          ---------------------
                                                           June 30,   June 29,
                                                             2000       2001
                                                          ---------- ----------
Sales.................................................... $5,349,538 $5,809,165
                                                          ---------- ----------
Costs and Expenses:
  Cost of services provided..............................  4,847,957  5,246,036
  Depreciation and amortization..........................    159,335    179,519
  Selling and general corporate expenses.................     65,269     76,998
                                                          ---------- ----------
                                                           5,072,561  5,502,553
                                                          ---------- ----------
  Operating income.......................................    276,977    306,612
Interest and other financing costs, net..................    108,226    119,733
                                                          ---------- ----------
  Income before income taxes.............................    168,751    186,879
Provision for Income Taxes...............................     65,302     71,638
                                                          ---------- ----------
  Net income............................................. $  103,449 $  115,241
                                                          ========== ==========
Earnings Per Share:
  Basic..................................................      $1.15      $1.34
  Diluted................................................      $1.08      $1.27
Pro Forma Earnings Per Share (See note 4):
  Basic..................................................      $0.58      $0.67
  Diluted................................................      $0.54      $0.64



  The accompanying notes are an integral part of these condensed consolidated financial statements.

                      ARAMARK CORPORATION AND SUBSIDIARIES

           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (dollars in thousands)


                                                           Nine Months Ended
                                                          --------------------
                                                          June 30,   June 29,
                                                            2000       2001
                                                          ---------  ---------
Cash flows from operating activities:
  Net income............................................. $ 103,449  $ 115,241
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Depreciation and amortization........................   159,335    179,519
    Income taxes deferred................................     2,807      3,790
  Changes in noncash working capital.....................   (11,388)  (127,214)
  Proceeds from sale of receivables......................       --     159,767
  Other operating activities.............................   (16,356)   (11,313)
                                                          ---------  ---------
Net cash provided by operating activities................   237,847    319,790
                                                          ---------  ---------
Cash flows from investing activities:
  Purchases of property and equipment....................  (158,912)  (169,987)
  Disposals of property and equipment....................    11,427     20,452
  Sale of investments....................................       --       8,240
  Acquisition of certain businesses......................  (245,782)   (46,654)
  Other investing activities.............................   (49,450)     6,795
                                                          ---------  ---------
Net cash used in investing activities....................  (442,717)  (181,154)
                                                          ---------  ---------
Cash flows from financing activities:
  Proceeds from additional long-term borrowings..........   399,465     39,404
  Payment of long-term borrowings........................   (80,435)  (150,668)
  Proceeds from issuance of common stock.................    32,243     32,412
  Repurchase of stock....................................  (134,784)   (54,622)
  Other financing activities.............................      (262)      (434)
                                                          ---------  ---------
Net cash provided by (used in) financing activities......   216,227   (133,908)
                                                          ---------  ---------
Increase in cash and cash equivalents....................    11,357      4,728
Cash and cash equivalents, beginning of period...........    27,690     24,592
                                                          ---------  ---------
Cash and cash equivalents, end of period................. $  39,047  $  29,320
                                                          =========  =========


  The accompanying notes are an integral part of these condensed consolidated financial statements.

                      ARAMARK CORPORATION AND SUBSIDIARIES

       UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

                  FOR THE NINE MONTHS ENDED JUNE 29, 2001



                                                            Impact of
                                                            Potential
                          Class  Class                      Repurchase  Accumulated
                            A      B                        Feature of     Other
                          Common Common Capital   Retained    Common   Comprehensive
                          Stock  Stock  Surplus   Earnings    Stock    Income (Loss)  Total
                          ------ ------ --------  --------  ---------- ------------- --------
                                                   (in thousands)
Balance, September 29,
 2000...................   $24    $598  $    --   $149,771   $(20,000)   $(18,897)   $111,496
 Net income.............                           115,241                            115,241
 Change in fair value of
  interest rate swaps...                                                   (4,926)     (4,926)
 Foreign currency
  translation
  adjustments...........                                                    3,042       3,042
                                                                                     --------
 Total comprehensive
  income................                                                              113,357
                                                                                     --------
 Issuance of Class B
  common stock..........            46    52,755                                       52,801
 Retirement of common
  stock.................           (47)  (52,755)  (42,084)                           (94,886)
                           ---    ----  --------  --------   --------    --------    --------
Balance, June 29, 2001..   $24    $597  $    --   $222,928   $(20,000)   $(20,781)   $182,768
                           ===    ====  ========  ========   ========    ========    ========




  The accompanying notes are an integral part of these condensed consolidated financial statements.

                      ARAMARK CORPORATION AND SUBSIDIARIES

         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(1) CONDENSED CONSOLIDATED FINANCIAL STATEMENTS:

   The condensed consolidated financial statements included herein have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in consolidated financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. In the opinion of the Company, the statements include all adjustments (which include only normal recurring adjustments) required for a fair statement of financial position, results of operations and cash flows for such periods. The results of operations for the interim periods are not necessarily indicative of the results for a full year.

(2) CAPITAL STOCK:

   During the first nine months of fiscal 2001, pursuant to the ARAMARK Ownership Program, employees purchased 4,527,256 shares of Class B Common Stock for total consideration of $36.2 million consisting of $32.4 million in cash plus $3.8 million of deferred payment obligations.


(3) SUPPLEMENTAL CASH FLOW INFORMATION:

   The Company made interest payments of $95.6 million and $114.6 million and income tax payments of $44.2 million and $69.6 million during the first nine months of fiscal 2000 and 2001, respectively. During the first nine months of fiscal 2001, the Company purchased $6.2 million of its Class A Common Stock and $84.0 million of its Class B Common Stock, issuing $35.6 million in installment notes as partial consideration.


(4) EARNINGS PER SHARE:

Historical

   The Company follows the provisions of Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Share." Earnings per share is reported on a Common Stock, Class B equivalent basis (which reflects Common Stock, Class A shares converted to a Class B basis, ten for one). Earnings applicable to common stock and common shares utilized in the calculation of basic and diluted earnings per share are as follows:


                                                           Nine Months Ended
                                                         ---------------------
                                                          June 30,   June 29,
                                                            2000       2001
                                                         ---------- ----------
                                                         (in thousands, except
                                                            per share data)
   Earnings:
     Net income......................................... $  103,449 $  115,241
                                                         ========== ==========
   Shares:
     Weighted average number of common shares
      outstanding used in basic earnings per share
      calculation.......................................     90,292     85,898
     Impact of potential exercise opportunities under
      the ARAMARK Ownership Plan........................      5,938      4,831
                                                         ---------- ----------
     Total common shares used in diluted earnings per
      share calculation.................................     96,230     90,729
                                                         ========== ==========
     Basic earnings per common share....................      $1.15      $1.34
                                                         ========== ==========
     Diluted earnings per common share..................      $1.08      $1.27
                                                         ========== ==========

                      ARAMARK CORPORATION AND SUBSIDIARIES

Pro Forma

   On July 17, 2001, ARAMARK Worldwide Corporation filed Form S-1 and S-4 registration statements with the Securities and Exchange Commission to begin the process of becoming a publicly traded company. The Company expects to merge with a wholly owned subsidiary just prior to the completion of the public offering under the terms of a Merger Agreement. In the merger, ARAMARK will merge with and into its newly formed subsidiary, ARAMARK Worldwide Corporation, and each outstanding ARAMARK old Class B and old Class A common share will become two shares and twenty shares, respectively, of the surviving corporation's, Class A common stock. ARAMARK Worldwide Corporation's name will become ARAMARK Corporation, and the surviving corporation will succeed to all of the assets, liabilities, rights and obligations of ARAMARK and its subsidiaries. Upon completion of the merger, the Amended and Restated Stockholders' Agreement, described in Note 7 to the Consolidated Financial Statements, will be terminated. Pro Forma earnings per share is calculated by dividing net income by the pro forma weighted average number of common shares outstanding after giving effect to the merger exchange ratios.

(5) COMPREHENSIVE INCOME:

   Pursuant to the provisions of SFAS No. 130, "Reporting Comprehensive Income", comprehensive income includes all changes in shareholders' equity during a period, except those resulting from investment by and distributions to shareholders. Components of comprehensive income include net income, changes in foreign currency translation adjustments and changes in the fair value of cash flow hedges (net of tax). Total comprehensive income was $99.8 million and $113.4 million for the nine months ended June 30, 2000 and June 29, 2001, respectively.


(6) ACCOUNTING FOR DERIVATIVE INSTRUMENTS:

   The Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", and SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities--an amendment of FASB Statement No. 133", on September 30, 2000. SFAS No. 133 requires the transition adjustment resulting from adopting these Statements to be reported in net income or other comprehensive income, as appropriate, as the cumulative effect of a change in accounting principle. In accordance with the transition provisions of SFAS No. 133, the Company recorded a cumulative transition adjustment to decrease Other Comprehensive Income by approximately $2.5 million (net of tax), to recognize the fair value of its derivative instruments as of the date of adoption.

   The Company utilizes derivative financial instruments, such as interest rate swaps and forward exchange contract agreements to manage changes in market conditions related to debt obligations and foreign currency exposures. As of June 29, 2001, the Company has $250 million of interest rate swap agreements fixing the rate on a like amount of variable rate borrowings.


   The Company recognizes all derivatives on the balance sheet at fair value at the end of each quarter. Changes in the fair value of a derivative that is designated as and meets all the required criteria for a cash flow hedge are recorded in accumulated other comprehensive income and reclassified into earnings as the underlying hedged item affects earnings. Amounts reclassified into earnings related to interest rate swap agreements are included in interest expense. During the first nine months of fiscal 2001, unrealized net losses of approximately $4.9 million (net of tax) related to interest rate swaps were recorded in Other Comprehensive Income, including the approximately $2.5 million cumulative transition adjustment as of September 30, 2000. As of June 29, 2001, approximately $4.9 million of net unrealized losses related to interest rate swaps was included in Accumulated Other Comprehensive Income, approximately $3.9 million of which is expected to be reclassified into earnings during the next twelve months. The hedge ineffectiveness for existing derivative instruments for the first nine months of fiscal 2001 was not material.

                      ARAMARK CORPORATION AND SUBSIDIARIES

(7) SEGMENT INFORMATION:

   Sales and operating income by segment are as follows:


                                                           Nine Months Ended
                                                         ----------------------
                                                          June 30,    June 29,
                                                            2000        2001
                                                         ----------  ----------
                                                            (in thousands)
Sales
Food and Support Services--United States................ $3,187,588  $3,533,848
Food and Support Services--International................    756,476     831,249
Uniform and Career Apparel--Rental......................    725,050     748,003
Uniform and Career Apparel--Direct Marketing............    350,353     341,268
Educational Resources...................................    330,071     354,797
                                                         ----------  ----------
                                                         $5,349,538  $5,809,165
                                                         ==========  ==========
                                                           Nine Months Ended
                                                         ----------------------
                                                          June 30,    June 29,
                                                            2000        2001
                                                         ----------  ----------
                                                            (in thousands)
Operating Income
Food and Support Services--United States................ $  138,362  $  165,503
Food and Support Services--International................     32,203      29,038
Uniform and Career Apparel--Rental......................     85,160      88,015
Uniform and Career Apparel--Direct Marketing............      9,063      13,731
Educational Resources...................................     29,146      26,326
                                                         ----------  ----------
                                                            293,934     322,613
Corporate and Other.....................................    (16,957)    (16,001)
                                                         ----------  ----------
Operating Income........................................    276,977     306,612
Interest ...............................................   (108,226)   (119,733)
                                                         ----------  ----------
Income Before Income Taxes.............................. $  168,751  $  186,879
                                                         ==========  ==========


   Included in "Corporate and Other" during the first nine months of fiscal 2001 is a gain of $6.6 million resulting from the redemption of preferred stock by an entity which the Company divested in fiscal 1997. Also included in "Corporate and Other" in fiscal 2001 are charges related to certain litigation pertaining to a previously divested entity ($1.5 million), merger and acquisition related costs ($0.5 million), and the immaterial cumulative effect ($2.6 million) of a change by the Educational Resources business in accounting for non-refundable registration fees pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 101.


(8) ACQUISITIONS:

   During the first quarter of fiscal 2001, the Company acquired the UK food and support services business of the Campbell Bewley Group Limited, issuing stock (8% interest) of a subsidiary as consideration. Additionally, the Company acquired a 45% interest in the Campbell Bewley Group Limited's food and support services business in Ireland for approximately $19 million in cash.

   During the second quarter of fiscal 2001, the Company acquired certain assets of Correctional Foodservice Management (CFM), from The Wackenhut Corporation for approximately $16 million in cash.

                      ARAMARK CORPORATION AND SUBSIDIARIES

(9) NEW ACCOUNTING PRONOUNCEMENTS:



   On June 30, 2001, the FASB finalized SFAS No. 142, "Goodwill and Other Intangible Assets". SFAS No. 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets. With the adoption of SFAS No. 142, goodwill is no longer subject to amortization, rather it will be subject to at least an annual assessment for impairment by applying a fair value based test. The Company is required to adopt the provisions of this pronouncement no later than the beginning of fiscal 2003. However, goodwill and other intangible assets acquired after June 30, 2001, are subject immediately to the nonamortization and amortization provisions of this statement.


   The Company is currently evaluating the impact of SFAS No. 142. Goodwill amortization (pre-tax) was $18.8 million and $16.3 million for the first nine months of fiscal 2001 and 2000, respectively.


(10) FINANCING ACTIVITIES:

   During the second quarter, the Company entered into an agreement (the "Receivables Facility") with several financial institutions whereby it sells on a continuous basis an undivided interest in all eligible trade accounts receivable, as defined. Pursuant to the Receivables Facility, the Company formed ARAMARK Receivables, LLC a wholly-owned, special purpose, bankruptcy-remote subsidiary. ARAMARK Receivables, LLC was formed for the sole purpose of buying and selling receivables generated by certain subsidiaries of the Company. Under the Receivables Facility, certain subsidiaries of the Company transfer without recourse all of their accounts receivable to ARAMARK Receivables, LLC. ARAMARK Receivables, LLC, in turn, has sold and, subject to certain conditions, may from time to time sell an undivided interest in these receivables up to $200 million. The Company has retained collection and administrative responsibility for the participating interests sold. The agreement expires in March 2004. This two-step transaction is accounted for as a sale of receivables following the provisions of SFAS No. 140. At June 29, 2001, $160 million of accounts receivable were sold and removed from the condensed consolidated balance sheet. The loss on the sale of receivables in fiscal 2001 was $3.5 million and is included in "Interest and other financing costs, net."


   On March 30, 2001, the Company sold for cash, without recourse, approximately $24 million of notes receivable which resulted from sales of stock pursuant to the Company's stock ownership program. The sales price of $25.9 million resulted in a gain of approximately $1.5 million (net of transaction costs), which is included in "Interest and other financing costs, net."

   The proceeds from both the accounts receivable sale and the sale of notes receivable were used to repay borrowings under the credit facility.

   During the second quarter, ARAMARK Educational Resources, Inc. reduced its credit facility from $125 million to $25 million. The credit facility matures in August 2003. As of June 29, 2001, there were no borrowings under this facility. Additionally, the Company entered into a C$70 million Canadian revolving credit facility, which replaced its existing C$80 million Canadian credit facility. The new Canadian credit facility currently matures in March 2002 and contains options to extend the maturity date.


   The components of interest and other financing costs, net are summarized as follows:



                                                             Nine Months Ended
                                                             ------------------
                                                             June 30,  June 29,
                                                               2000      2001
                                                             --------  --------
(Income) Expense:
Interest expense............................................ $109,466  $119,225
Interest income.............................................   (1,240)   (1,448)
Other financing costs.......................................       --     1,956
                                                             --------  --------
Total....................................................... $108,226  $119,733
                                                             ========  ========

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To ARAMARK Worldwide Corporation:

   We have audited the accompanying balance sheet of ARAMARK Worldwide Corporation as of July 12, 2001. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

   We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of ARAMARK Worldwide Corporation at July 12, 2001 in conformity with accounting principles generally accepted in the United States.

                                          /s/ Arthur Andersen LLP

Philadelphia, Pennsylvania
July 17, 2001

                         ARAMARK WORLDWIDE CORPORATION

                                 BALANCE SHEET
                                 July 12, 2001

ASSETS--Cash.............................................................. $100
                                                                           ====
SHAREHOLDER'S EQUITY--Common stock........................................ $100
                                                                           ====

                             NOTES TO BALANCE SHEET

   1. ORGANIZATION AND PURPOSE--ARAMARK Worldwide Corporation (the "Company") was incorporated in Delaware on June 28, 2001, to become a wholly-owned subsidiary of ARAMARK Corporation (ARAMARK). Subject to the approval of the shareholders of ARAMARK, the Company will merge with ARAMARK, and all of the outstanding common stock of ARAMARK will be exchanged for new Class A common stock of the Company.

   2. SHAREHOLDER'S EQUITY--The Company is authorized to issue 1,000 shares of $1.00 par value common stock. ARAMARK has acquired 100 shares in exchange for $100.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

   The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the offer and sale of the securities being registered. All amounts are estimates except the registration fee.



Registration fee.................................................... $  185,150
NASD filing fee.....................................................     30,500
NYSE listing fee....................................................    200,000
Transfer agent's fees...............................................     25,000
Printing and engraving expenses.....................................  1,000,000
Legal fees and expenses.............................................  3,000,000
Accounting fees and expenses........................................    300,000
Miscellaneous.......................................................  1,259,350
                                                                     ----------
  Total............................................................. $6,000,000
                                                                     ==========

--------
* To be completed by amendment.

Item 14. Indemnification of Directors and Officers

   The Delaware General Corporation Law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors' fiduciary duties. Our certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director, except for liability: for breach of duty of loyalty; for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law; under Section 174 of the Delaware General Corporation Law (unlawful dividends); or for transactions from which the director derived improper personal benefit.

   Our certificate of incorporation provides that we must indemnify our directors and officers to the fullest extent authorized by the Delaware General Corporation Law. We will also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery to us of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise.

   The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our certificate of incorporation, our by laws, agreement, vote of stockholders or disinterested directors or otherwise.

   We maintain insurance to protect ourselves and our directors, officers and representatives against any such expense, liability or loss, whether or not we would have the power to indemnify him against such expense, liability or loss under the Delaware General Corporation Law.

Item 15. Recent Sales of Unregistered Securities

   Within the last three years, we have sold the following securities, which were not registered under the Securities Act of 1933, on the date and for the consideration indicated:

  . From time to time, we have issued shares of our old Class B common stock to our outside directors pursuant to the exercise of stock options. From May 1, 1998 to December 31, 1998 we issued 18,000 shares of our old Class B common stock for prices ranging from $4.91 to $4.92. In 1999 we issued 39,000 shares of our old Class B common stock for prices ranging from $4.91 to $12.40. In 2000 we issued 100,000 shares of our old Class B common stock for prices ranging from $4.91 to $15.20. From January 1, 2001 to April 30, 2001 we issued 185,000 shares of our old Class B common stock for prices ranging from $4.91 to $15.20. Such issuances were made in reliance on an exemption provided by Section 4(2) of the Securities Act.

  . From time to time, we have issued shares of old Class A common stock to our employee benefit plans that are qualified under Section 401 of the Internal Revenue Code in reliance on Section 3(a)(2) of the Securities Act.

  . On a regular basis, our employees defer a portion of their earnings as part of our deferred compensation programs.

Item 16. Exhibits and Financial Statement Schedules

   (a) Exhibits. The following is a complete list of exhibits filed as part of this Registration Statement, which are incorporated herein:


  1*     Form of Underwriting Agreement.

  2**    Form of Merger Agreement.

  3.1** Form of Amended and Restated Certificate of Incorporation (post-merger).

  3.2*   Form of Amended and Restated By laws (post-merger).

  4.1*** Amended and Restated Stockholders' Agreement dated as of December 14,
         1994, by and among ARAMARK Corporation and the parties identified on its books as "Management Investors" or their "Permitted Transferees" or as "Individual Investors" or "Institutional Investors".

  4.2*** Amended and Restated Registration Rights Agreement dated April 7, 1988 between ARAMARK Corporation and certain stockholders.

  4.3**  Amendment and Waiver to the Amended and Restated Registration Rights
         Agreement dated
         July 16, 2001 among ARAMARK Corporation and Metropolitan Life
         Insurance Company.

  4.4*   Form of Rights Agreement.

  4.5    7.0% Guaranteed Notes due July 15, 2006; Indenture dated as of July
         15, 1991, among ARAMARK Services, Inc., ARAMARK Corporation, as guarantor, and The Bank of New York, as trustee, is incorporated by reference to Exhibit (4)(b) to ARAMARK Corporation's Registration
         Statement on Form S-3 filed with the SEC on June 21, 1991, pursuant to the Securities Act (Registration No. 33-41357).

  4.6    6 3/4% Guaranteed Notes due August 1, 2004; Indenture dated as of July
         15, 1991, among ARAMARK Services, Inc., ARAMARK Corporation, as guarantor, and The Bank of New York, as trustee, is incorporated by reference to Exhibit (4)(b) to ARAMARK Corporation's Registration
         Statement on Form S-3 filed with the SEC on June 21, 1991, pursuant to the Securities Act (Registration No. 33-41357).

  4.7    Indenture dated as of July 15, 1991, among ARAMARK Services, Inc.,
         ARAMARK Corporation, as guarantor, and The Bank of New York, as trustee, is incorporated by reference to Exhibit (4)(b) to ARAMARK
         Corporation's Registration Statement on Form S-3 filed with the SEC on
         June 21, 1991, pursuant to the Securities Act (Registration No. 33-
         41357).

         Long-term debt instruments authorizing debt that does not exceed 10% of the total consolidated assets of ARAMARK are not filed herewith but will be furnished on request of the Commission.

 4.8*    Form of stock certificate for Class B common stock.

 4.9*    Form of stock certificate for Class A-1, Class A-2, Class A-3, Class
         B-1, Class B-2 and
         Class B-3 common stock.

 4.10** Amendment and Waiver dated as of July 24, 2001 among ARAMARK
        Corporation and Ameritrust Co., TTEE, George Gund 1959 Trust C-2;
        Ameritrust Co., TTEE, George Gund 1959 Trust C-1; Gordon Gund/Grant
        Gund Trust and Gordon Gund/Zachary Gund Trust 10/1/1978.

 4.11** Amendment and Waiver dated as of July 30, 2001 among ARAMARK
        Corporation and Lee F. Driscoll, III; Phoebe P. Driscoll; Patrick MCG.
        Driscoll; Helen Louise Driscoll, M.D.; and Lee F. Driscoll, III, Trust u/a/d 12/17/98 Phoebe Fisher, TTEE f/b/o C. Driscoll.

 4.12** Agreement dated as of July 16, 2001 between ARAMARK Corporation and
        Metropolitan Life Insurance Company.

 4.13** Form of Registration Rights Agreement among ARAMARK Worldwide
        Corporation and Joseph Neubauer and each of the other holders listed on
        Schedule 1 thereto.

 5**    Form of Opinion of Simpson Thacher & Bartlett.

 10.1 1999 Employment Agreement with Joseph Neubauer is incorporated by reference to Exhibit 10.1 to ARAMARK Corporation's Annual Report on
        Form 10-K filed with the SEC on
        November 24, 1999, pursuant to the Exchange Act (File No. 001-08827).

 10.2** Form of Agreement relating to employment and post-employment competition with William Leonard.

 10.3** Form of Agreement relating to employment and post-employment competition with L. Frederick Sutherland.

 10.4** Form of Agreement relating to employment and post-employment competition with Brian G. Mulvaney.

 10.5** Form of Agreement relating to employment and post-employment competition with John J. Zillmer.

 10.6 Credit and Guaranty Agreement dated January 7, 1998 and amendments thereto dated
        May 7, 1998 and September 10, 1998 are incorporated by reference to
        Exhibit 10.8 to
        ARAMARK Corporation's Annual Report on Form 10-K filed with the SEC on
        November 25, 1998, pursuant to the Exchange Act (File No. 001-08827).

 10.7** Form of Amendment No. 1 to Employment Agreement among ARAMARK
        Corporation, ARAMARK Worldwide Corporation and Joseph Neubauer.

 10.8** Amendment No. 2 to the Credit and Guaranty Agreement dated August 13,
        2001.

 10.9** Letter Agreement dated February 12, 2001 between ARAMARK Corporation and James E. Ksansnak.

 21***  List of subsidiaries of ARAMARK Corporation.

 23**   Consent of Arthur Andersen LLP.

 24***  Powers of Attorney.

--------
*To be supplied by amendment.
**Filed herewith.
***Previously filed.


   (b) Financial Statement Schedules

   Schedule I--Condensed Financial Information of Registrant.

   Schedule II--Valuation and Qualifying Accounts and Reserves.

   All other schedules are omitted because they are not applicable, not required, or the information required to be set forth therein is included in the consolidated financial statements or in the notes thereto.

Item 17. Undertakings.

   (a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

   (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event that a claim for indemnification by the registrant against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   (c) The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on September 6, 2001.


                                          ARAMARK Worldwide Corporation

                                              /s/ L. Frederick Sutherland

                                          By __________________________________

                                             Name:  L. Frederick Sutherland


                                             Title:    Executive Vice
                                                  President and Chief
                                                  Financial  Officer



   Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.


                 Name                            Title                   Date
                 ----                            -----                   ----

                  *                    Chairman and Director       September 6, 2001
______________________________________  (Principal Executive
           Joseph Neubauer              Officer)

                  *                    Executive Vice President    September 6, 2001
______________________________________  (Principal Financial
       L. Frederick Sutherland          Officer)

                  *                    Senior Vice President,      September 6, 2001
______________________________________  Controller and Chief
           John M. Lafferty             Accounting Officer
                                        (Principal Accounting
                                        Officer)

                  *                    Director                    September 6, 2001
______________________________________
       Lawrence T. Babbio, Jr.

                  *                    Director                    September 6, 2001
______________________________________
          Patricia C. Barron

                  *                    Director                    September 6, 2001
______________________________________
         Robert J. Callander

                  *                    Director                    September 6, 2001
______________________________________
       Leonard S. Coleman, Jr.

                  *                    Director                    September 6, 2001
______________________________________
         Ronald R. Davenport

                  *                    Director                    September 6, 2001
______________________________________
           Edward G. Jordan

                 Name                            Title                   Date
                 ----                            -----                   ----

______________________________________ Director
            Thomas H. Kean

                  *                    Director                    September 6, 2001
______________________________________
          James E. Ksansnak

                  *                    Director                    September 6, 2001
______________________________________
           James E. Preston

* By Power of Attorney

     /s/ L. Frederick Sutherland       Attorney-in-fact            September 6, 2001
______________________________________
       L. Frederick Sutherland

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To ARAMARK Corporation:

   We have audited in accordance with auditing standards generally accepted in the United States, the financial statements of ARAMARK Corporation included in this registration statement and have issued our report thereon dated November 6, 2000. Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedules listed in the index on page II-3, Schedule I-- Condensed Financial Information of Registrant and
Schedule II--Valuation and Qualifying Accounts and Reserves, are the responsibility of the company's management and are presented for purposes of complying with the Securities and Exchange Commission's rules and are not part of the basic financial statements. These schedules have been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly state in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          /s/  Arthur Andersen LLP

Philadelphia, Pennsylvania
November 6, 2000

                      ARAMARK CORPORATION AND SUBSIDIARIES
           SCHEDULE I--CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                              ARAMARK CORPORATION

                                 BALANCE SHEETS

                     OCTOBER 1, 1999 AND SEPTEMBER 29, 2000
                                 (in thousands)

                                                          1999        2000
                                                       ----------  ----------
                        ASSETS
Current Assets:
  Cash and cash equivalents........................... $      200  $      321
  Receivables.........................................        695         631
  Inventories.........................................         23          13
  Prepayments.........................................      1,840       1,703
                                                       ----------  ----------
    Total current assets..............................      2,758       2,668
                                                       ----------  ----------
Property & Equipment, net.............................      2,140       2,095
Investment in Subsidiaries............................  1,379,139   1,533,046
Other Assets..........................................      2,048       2,741
                                                       ----------  ----------
                                                       $1,386,085  $1,540,550
                                                       ==========  ==========
         LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Accounts payable.................................... $   33,174  $   55,955
  Accrued expenses....................................     13,027      11,555
                                                       ----------  ----------
    Total current liabilities.........................     46,201      67,510
                                                       ----------  ----------
Long-Term Borrowings..................................     26,689         --
Other Noncurrent Liabilities..........................     40,955      64,544
Payable to Subsidiaries...............................  1,125,669   1,277,000
Common Stock Subject to Potential Repurchase Under
 Provisions of Shareholders' Agreement................     20,000      20,000
Shareholders' Equity Excluding Common Stock
Subject to Repurchase:
  Class A common stock, par value $.01................         27          24
  Class B common stock, par value $.01................        656         598
  Capital Surplus.....................................     57,356         --
  Earnings retained for use in the business...........     93,376     149,771
  Accumulated other comprehensive income (loss).......     (4,844)    (18,897)
  Impact of potential repurchase feature of common
   stock..............................................    (20,000)    (20,000)
                                                       ----------  ----------
    Total.............................................    126,571     111,496
                                                       ----------  ----------
                                                       $1,386,085  $1,540,550
                                                       ==========  ==========

   The accompanying notes are an integral part of these financial statements.

                      ARAMARK CORPORATION AND SUBSIDIARIES
     SCHEDULE I--CONDENSED FINANCIAL INFORMATION OF REGISTRANT (Continued)

                              ARAMARK CORPORATION

                              STATEMENTS OF INCOME

 FOR THE FISCAL YEARS ENDED OCTOBER 2, 1998, OCTOBER 1, 1999 AND SEPTEMBER 29,
                                      2000
                                 (in thousands)

                                                      1998      1999     2000
                                                    --------  -------- --------
Equity in Net Income of Subsidiaries..............  $129,236  $150,191 $167,960
                                                    --------  -------- --------
Management Fee Income.............................    34,853    25,371   29,461
                                                    --------  -------- --------
General and Administrative Expenses...............    24,885    20,593   21,055
                                                    --------  -------- --------
Interest (Income) Expense--
  Intercompany interest income....................    (5,568)      --       --
  Interest expense................................    10,678     4,778    8,406
                                                    --------  -------- --------
Interest Expense, net.............................     5,110     4,778    8,406
                                                    --------  -------- --------
  Income before income taxes......................   134,094   150,191  167,960
Provision for Income Taxes........................     1,943       --       --
                                                    --------  -------- --------
Income Before Extraordinary Item..................   132,151   150,191  167,960
Extraordinary Item Due to Early Extinguishments of
 Debt (net of income taxes of $1,943).............     2,915       --       --
                                                    --------  -------- --------
Net income........................................  $129,236  $150,191 $167,960
                                                    ========  ======== ========


   The accompanying notes are an integral part of these financial statements.

                      ARAMARK CORPORATION AND SUBSIDIARIES
     SCHEDULE I--CONDENSED FINANCIAL INFORMATION OF REGISTRANT (Continued)

                              ARAMARK CORPORATION

                            STATEMENTS OF CASH FLOWS

 FOR THE FISCAL YEARS ENDED OCTOBER 2, 1998, OCTOBER 1, 1999 AND SEPTEMBER 29,
                                      2000
                                 (in thousands)

                                                    1998      1999      2000
                                                  --------  --------  --------
Cash flows from operating activities:
  Net income..................................... $129,236  $150,191  $167,960
  Equity in net income of subsidiaries........... (129,236) (150,191) (167,960)
  Extraordinary item.............................    2,915       --        --
  Other, primarily noncash working capital.......      256   (26,819)  (25,666)
                                                  --------  --------  --------
Net cash provided by (used in) operating
 activities......................................    3,171   (26,819)  (25,666)
                                                  --------  --------  --------
Cash flows from investing activities:
  Purchases of property and equipment............     (732)      (31)      (28)
  Other..........................................     (117)     (314)     (323)
                                                  --------  --------  --------
Net cash used in investing activities............     (849)     (345)     (351)
                                                  --------  --------  --------
Cash flows from financing activities:
  Payment of long-term borrowings including
   premiums...................................... (106,563)      --    (26,689)
  Change in notes receivable from ARAMARK
   Services, Inc.................................  100,000       --        --
  Change in intercompany payable to
   subsidiaries..................................  573,473    (4,804)  177,059
  Proceeds from issuance of common stock.........   22,303    60,731    31,185
  Repurchase of common stock..................... (591,535)  (28,563) (155,417)
                                                  --------  --------  --------
Net cash provided by (used in) financing
 activities......................................   (2,322)   27,364    26,138
                                                  --------  --------  --------
Increase in cash and cash equivalents............ $    --   $    200  $    121
Cash and cash equivalents, beginning of period...      --        --        200
                                                  --------  --------  --------
Cash and cash equivalents, end of period......... $    --   $    200  $    321
                                                  ========  ========  ========


   The accompanying notes are an integral part of these financial statements.

                      ARAMARK CORPORATION AND SUBSIDIARIES
     SCHEDULE I--CONDENSED FINANCIAL INFORMATION OF REGISTRANT (Continued)

                              ARAMARK CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

Note 1.

   These statements should be read in conjunction with the Company's consolidated financial statements and notes thereto beginning on page F-1.

   Property and equipment are stated at cost and are depreciated over their estimated useful lives on a straight-line basis.

   Other noncurrent liabilities consist primarily of deferred compensation and subordinated installment notes arising from repurchases of common stock.

Note 2.

   The Company has guaranteed certain debt obligations of ARAMARK Services, Inc., its wholly-owned subsidiary, which totaled $2.1 billion on September 29, 2000. See Note 4 to the Company's consolidated financial statements.

                      ARAMARK CORPORATION AND SUBSIDIARIES
          SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

 FOR THE FISCAL YEARS ENDED SEPTEMBER 29, 2000, OCTOBER 1, 1999 AND OCTOBER 2,
                                      1998

                                          Additions            Reductions
                                     ------------------- -----------------------
                          Balance,   Acquisition Charged Divestiture Deductions   Balance,
                        Beginning of     of        to        of         from       End of
Description             Fiscal Year  Businesses  Income  Businesses  Reserves(1) Fiscal Year
-----------             ------------ ----------- ------- ----------- ----------- -----------
                                                   (in thousands)
Fiscal Year 2000
Reserve for doubtful
 accounts, advances &
 current notes
 receivable............   $22,496       $647     $15,048   $  --       $13,388     $24,803
                          =======       ====     =======   ======      =======     =======
Fiscal Year 1999
Reserve for doubtful
 accounts, advances &
 current notes
 receivable............   $24,457       $165     $13,413   $   41      $15,498     $22,496
                          =======       ====     =======   ======      =======     =======
Fiscal Year 1998
Reserve for doubtful
 accounts, advances &
 current notes
 receivable............   $23,158       $779     $12,209   $3,739      $ 7,950     $24,457
                          =======       ====     =======   ======      =======     =======

--------
(1) Allowances granted and amounts determined not to be collectible.

                                 EXHIBIT INDEX


  1*     Form of Underwriting Agreement.

  2**    Form of Merger Agreement.

  3.1** Form of Amended and Restated Certificate of Incorporation (post-merger).

  3.2*   Form of Amended and Restated By laws (post-merger).

  4.1*** Amended and Restated Stockholders' Agreement dated as of December 14,
         1994, by and among ARAMARK Corporation and the parties identified on its books as "Management Investors" or their "Permitted Transferees" or as "Individual Investors" or "Institutional Investors".

  4.2*** Amended and Restated Registration Rights Agreement dated April 7,
         1988, between ARAMARK Corporation and certain stockholders.

  4.3**  Amendment and Waiver to the Amended and Restated Registration Rights
         Agreement dated July 16, 2001 among ARAMARK Corporation and
         Metropolitan Life Insurance Company.

  4.4*   Form of Rights Agreement.

  4.5    7.0% Guaranteed Notes due July 15, 2006; Indenture dated as of July
         15, 1991, among ARAMARK Services, Inc., ARAMARK Corporation, as guarantor, and The Bank of New York, as trustee, is incorporated by reference to Exhibit (4)(b) to ARAMARK Corporation's Registration
         Statement on Form S-3 filed with the SEC on June 21, 1991, pursuant to the Securities Act (Registration No. 33-41357).

  4.6    6 3/4% Guaranteed Notes due August 1, 2004; Indenture dated as of July
         15, 1991, among ARAMARK Services, Inc., ARAMARK Corporation, as guarantor, and The Bank of New York, as trustee, is incorporated by reference to Exhibit (4)(b) to ARAMARK Corporation's Registration
         Statement on Form S-3 filed with the SEC on June 21, 1991, pursuant to the Securities Act (Registration No. 33-41357).

  4.7    Indenture dated as of July 15, 1991, among ARAMARK Services, Inc.,
         ARAMARK Corporation, as guarantor, and The Bank of New York, as trustee, is incorporated by reference to Exhibit (4)(b) to ARAMARK
         Corporation's Registration Statement on Form S-3 filed with the SEC on
         June 21, 1991, pursuant to the Securities Act (Registration No. 33-
         41357).

         Long-term debt instruments authorizing debt that does not exceed 10% of the total consolidated assets of ARAMARK are not filed herewith but will be furnished on request of the Commission.

  4.8*   Form of stock certificate for Class B common stock.

  4.9*   Form of stock certificate for Class A-1, Class A-2, Class A-3, Class
         B-1, Class B-2 and Class B-3 common stock.

  4.10** Amendment and Waiver dated as of July 24, 2001 among ARAMARK
         Corporation and Ameritrust Co., TTEE, George Gund 1959 Trust C-2;
         Ameritrust Co., TTEE, George Gund 1959 Trust C-1; Gordon Gund/Grant
         Gund Trust and Gordon Gund/Zachary Gund Trust 10/1/1978.

  4.11** Amendment and Waiver dated as of July 30, 2001 among ARAMARK
         Corporation and Lee F. Driscoll, III; Phoebe P. Driscoll; Patrick MCG.
         Driscoll; Helen Louise Driscoll, M.D.; and Lee F. Driscoll, III, Trust u/a/d 12/17/98 Phoebe Fisher, TTEE f/b/o C. Driscoll.

  4.12** Agreement dated as of July 16, 2001 between ARAMARK Corporation and
         Metropolitan Life Insurance Company.

  4.13** Form of Registration Rights Agreement among ARAMARK Worldwide
         Corporation and Joseph Neubauer and each of the other holders listed on Schedule 1 thereto.

  5**    Form of Opinion of Simpson Thacher & Bartlett.

 10.1 1999 Employment Agreement with Joseph Neubauer is incorporated by reference to Exhibit 10.1 to ARAMARK Corporation's Annual Report on
         Form 10-K filed with the SEC on November 24, 1999, pursuant to the Exchange Act (File No. 001-08827).

 10.2** Form of Agreement relating to employment and post-employment competition with William Leonard.

 10.3** Form of Agreement relating to employment and post-employment competition with L. Frederick Sutherland.

 10.4** Form of Agreement relating to employment and post-employment competition with Brian G. Mulvaney.

 10.5** Form of Agreement relating to employment and post-employment competition with John J. Zillmer.

 10.6 Credit and Guaranty Agreement dated January 7, 1998 and amendments thereto dated May 7, 1998 and September 10, 1998 are incorporated by reference to Exhibit 10.8 to ARAMARK Corporation's Annual Report on
        Form 10-K filed with the SEC on November 25, 1998, pursuant to the Exchange Act (File No. 001-08827).

 10.7** Form of Amendment No. 1 to Employment Agreement among ARAMARK
        Corporation, ARAMARK Worldwide Corporation and Joseph Neubauer.

 10.8** Amendment No. 2 to the Credit and Guaranty Agreement dated August 13,
        2001.

 10.9** Letter Agreement dated February 12, 2001 between ARAMARK Corporation and James E. Ksansnak.

 21***  List of subsidiaries of ARAMARK Corporation.

 23**   Consent of Arthur Andersen LLP.

 24***  Powers of Attorney.

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*  To be supplied by amendment.
** Filed herewith.
*** Previously filed.


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